Filed Pursuant to Rule 424 (b)(5)
Registration Nos. 333-142252 and 333-142252-01
PROSPECTUS SUPPLEMENT
(To Prospectus dated June 22, 2007)
$329,500,000
Entergy Gulf States Reconstruction Funding I, LLC
Issuing Entity
Senior Secured Transition Bonds, Series A

	Expected		Scheduled	Final
	Average Life	Principal	Final	Maturity	Interest
Tranche	(Years)	Amount Issued	Payment Date	Date	Rate
A-1	2.99	$93,500,000	October 1, 2012	October 1, 2013	5.51%
A-2	7.99	$121,600,000	October 1, 2017	October 1, 2018	5.79%
A-3	12.24	$114,400,000	April 1, 2021	June 29, 2022	5.93%

The total amount of proceeds to the issuing entity before deduction of expenses (estimated to be $4,268,559) is $328,098,371.

Investing in the Senior Secured Transition Bonds, Series A involves risks. Please read “Risk Factors” on page 13 of the accompanying prospectus.

Entergy Gulf States Reconstruction Funding I, LLC is issuing $329,500,000 of Senior Secured Transition Bonds, Series A, referred to herein as the Series A Bonds, in three tranches. Entergy Gulf States, Inc. is the seller, initial servicer and sponsor with regard to the Series A Bonds. The Series A Bonds are senior secured obligations of the issuing entity supported by transition property which includes the right to a special, irrevocable nonbypassable charge, known as a transition charge, paid by all retail electric customers in the Texas service territory of the sponsor based on their consumption of electricity as discussed herein. The Public Utility Commission of Texas requires and guarantees that transition charges be adjusted annually, and semi-annually as necessary, to ensure the expected recovery of amounts sufficient to timely provide all scheduled payments of principal and interest on the Series A Bonds, as described further in this prospectus supplement and the accompanying prospectus. Through this adjustment mechanism, all retail customers cross share in the liabilities of all other retail electric customers for the payment of transition charges.

A special statute, which we refer to as the Financing Act, was enacted in May 2006 by the Texas legislature authorizing the Public Utility Commission of Texas to issue irrevocable financing orders supporting the issuance of transition bonds for the recovery of hurricane reconstruction costs. One of the purposes of this act was to lower the cost to consumers for reconstruction after Hurricane Rita. The Public Utility Commission of Texas issued an irrevocable financing order to the sponsor on April 2, 2007, as corrected by an order issued April 23, 2007. Pursuant to the financing order, the sponsor established the issuing entity as a bankruptcy remote special purpose subsidiary company to issue the Series A Bonds. In the financing order, the Public Utility Commission of Texas authorized a transition charge to be imposed on all retail customers, which includes all individuals, corporations, other business entities, the State of Texas and other federal, state and local governmental entities who purchase electricity in the sponsor’s Texas service territory to pay principal and interest on the Series A Bonds and other expenses relating to the Series A Bonds. Entergy Gulf States, Inc., as servicer, will collect transition charges on behalf of the issuing entity and remit the estimated transition charges daily to a trustee. Please read “The Bonds—The Transition Property” in this prospectus supplement.

The Public Utility Commission of Texas guarantees that it will take specific actions pursuant to its irrevocable financing order as expressly authorized by the Financing Act to ensure that transition charge revenues are sufficient to pay on a timely basis scheduled principal and interest on the Series A Bonds. The Public Utility Commission of Texas’ obligations relating to the Series A Bonds, including the specific actions that it has guaranteed to take, are direct, explicit, irrevocable and unconditional upon issuance of the Series A Bonds, and are legally enforceable against the Public Utility Commission of Texas, which is a United States public sector entity.

The Series A Bonds represent obligations only of the issuing entity, Entergy Gulf States Reconstruction Funding I, LLC, and do not represent obligations of the sponsor or any of its affiliates other than the issuing entity. Please read “The Bonds—The Transition Property,” “—The Collateral” and “Credit Enhancement” in this prospectus supplement. The Series A Bonds are not a debt or general obligation of the State of Texas, the Public Utility Commission of Texas or any other governmental agency or instrumentality and are not a charge on the full faith and credit or the taxing power of the State of Texas or any governmental agency or instrumentality. However, the State of Texas and other federal, state and local governmental entities, as retail electric customers, will be obligated to pay transition charges securing the Series A Bonds. Only in their capacity as retail electric customers will the State of Texas or any political subdivision, agency, authority or instrumentality of the State of Texas, or any other entity, be obligated to provide funds for the payment of the Series A Bonds.

All matters relating to the structuring and pricing of the Series A Bonds have been considered jointly by Entergy Gulf States, Inc. and the Public Utility Commission of Texas.

Additional information is contained in the accompanying prospectus. You should read this prospectus supplement and the accompanying prospectus carefully before you decide to invest in the Series A Bonds. This prospectus supplement may not be used to offer or sell the Series A Bonds unless accompanied by the prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS.

The underwriters expect to deliver the Series A Bonds through the book-entry facilities of The Depository Trust Company against payment in immediately available funds on or about June 29, 2007. Each bond will be entitled to interest on April 1st and October 1st of each year. The first scheduled payment date is April 1, 2008. There currently is no secondary market for the Series A Bonds, and we cannot assure you that one will develop.

MORGAN STANLEY

FIRST ALBANY CAPITAL INC.	LOOP CAPITAL MARKETS, LLC	M.R. BEAL & COMPANY

The date of this Prospectus Supplement is June 22, 2007.

PROSPECTUS SUPPLEMENT

i

READING THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS
     This prospectus supplement and the accompanying prospectus provide information about us, the Series A Bonds and Entergy Gulf States, Inc., or EGSI, as seller, sponsor and initial servicer. This prospectus supplement describes the specific terms of the Series A Bonds. The accompanying prospectus describes terms that apply to all series of transition bonds we may issue, including the Series A Bonds offered hereby.
     References in this prospectus supplement and the accompanying prospectus to the terms we, us, EGSI Funding I or the issuing entity mean Entergy Gulf States Reconstruction Funding I, LLC, the entity which will issue the Series A Bonds. References to EGSI, the seller or the sponsor mean Entergy Gulf States, Inc. References to the servicer mean EGSI and any successor servicer under the servicing agreement referred to in this prospectus supplement and the accompanying prospectus. References to Entergy mean Entergy Corporation, the parent company of EGSI. Unless the context otherwise requires, the term customer or retail customer means a retail end user of electricity and related services provided by EGSI or, possibly in the future, by a retail electric provider via the transmission and distribution system of an electric utility such as EGSI. References to the Financing Act include the provisions of the Texas Electric Utility Restructuring Act (the Restructuring Act), enacted in June 1999, incorporated by reference into the Financing Act. We also refer to the Public Utility Commission of Texas as the Texas commission or the PUCT. You can find a glossary of some of the other defined terms we use in this prospectus supplement and the accompanying prospectus on page 95 of the accompanying prospectus.
     We have included cross-references to sections in this prospectus supplement and the accompanying prospectus where you can find further related discussions. You can also find references to key topics in the table of contents on the preceding page of this prospectus supplement and in the table of contents beginning on page i of the accompanying prospectus.
     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor any underwriter, agent, dealer, salesperson, the Texas commission or EGSI has authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering to sell the Series A Bonds in any jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement is current only as of the date of this prospectus supplement.

SUMMARY OF TERMS
     The following section is only a summary of selected information and does not provide you with all the information you will need to make your investment decision. There is more detailed information in this prospectus supplement and in the accompanying prospectus. To understand all of the terms of the offering of the Series A Bonds, carefully read this entire document and the accompanying prospectus.

Securities offered:	$329,500,000 Senior Secured Transition Bonds, Series A, or the Series A Bonds, scheduled to pay principal semi-annually and sequentially in accordance with the expected sinking fund schedule. Only the Series A Bonds are being offered through this prospectus supplement and we may issue additional series in the future. Please read “Master Trust Structure; Issuance of Additional Series” in this Summary of Terms.

Issuing entity and capital structure:	Entergy Gulf States Reconstruction Funding I, LLC is a direct, wholly owned subsidiary of EGSI and a limited liability company formed under Delaware law. We were formed solely to purchase and own transition property, to issue one or more series of transition bonds secured by transition property and to perform any activity incidental thereto. Please read “Entergy Gulf States Reconstruction Funding I, LLC, the Issuing Entity” in the accompanying prospectus.

In addition to the transition property, the assets of the issuing entity include a capital investment by EGSI in the amount of 0.5% of the Series A Bonds’ principal amount issued. This capital contribution will be held in the capital subaccount. We have also created an excess funds subaccount to retain, until the next payment date, any amounts collected and remaining after all payments on the Series A Bonds have been made.

We are responsible to the State of Texas and the Texas commission. Specifically, pursuant to the financing order of the Texas commission relating to the initial series of transition bonds,

•    our organizational documents and transaction documents for the initial series of transition bonds prohibit us from engaging in any activities other than acquiring transition property, issuing transition bonds and performing other activities as specifically authorized by the financing order,

•    the Texas commission or its designated representative has a decision-making role co-equal with EGSI with respect to the structuring and pricing of the transition bonds and all matters related to the structuring and pricing of the transition bonds will be determined through a joint decision of EGSI and the Texas commission or its designated representative,

•    EGSI is directed to take all necessary steps to ensure that the Texas commission or its designated representative is provided sufficient and timely information to allow the Texas commission or its designated representative to fully participate in, and exercise its decision making power over, the proposed securitization, and

• all required true up adjustments must be filed by the servicer on our behalf.

We have also agreed that certain reports concerning transition charge collections will be provided to the Texas commission.

Subsequent financing orders relating to additional series of transition bonds may impose additional or different requirements. Please read “EGSI’s Financing Order—EGSI’s Securitization Proceeding and Financing Order” in the accompanying prospectus.

Our address:	Capital Center, 919 Congress Avenue, Suite 840, Austin, Texas 78701

Our telephone number:	(409) 981 — 3000

Our managers:	The following is a list of our managers as of the date of this prospectus supplement:

Name	Age	Background
Eddie Peebles	47	Vice President, Corporate Development for Entergy Services, Inc., a subsidiary of Entergy Corporation. From July 2003 to July 2005, Director, Structured Transactions for Entergy Services, Inc. From October 2000 through July 2003, Director, Mergers, Acquisitions and Structured Finance of Entergy Enterprises, Inc., a subsidiary of Entergy Corporation.

Barrett Green	40	Vice President, Commercial Analytics for Entergy Services, Inc., a subsidiary of Entergy Corporation. From July 2003 to October 2004, Director, Portfolio Management for Entergy Services, Inc. From April 2002 to July 2003, Director, Finance and Development — ENI for Entergy Services, Inc., a subsidiary of Entergy Corporation.

Reggie Rice	48	Assistant General Counsel, Mergers and Acquisitions for Entergy Services, Inc., a subsidiary of Entergy Corporation. From November 2002 to December 2003, independent contract attorney. From June 1998 through October 2002, Director, and later, Regional Vice President, Americas Division, Edison Mission Energy, a subsidiary of Edison International.

Tom Wagner	52	Assistant General Counsel for Entergy Services, Inc., a subsidiary of Entergy Corporation. From April 2000 through December 2001, Senior Counsel for Entergy Enterprises, Inc., a subsidiary of Entergy Corporation. From January 2002 through December 2004, Assistant General Counsel for Entergy Enterprises, Inc., a subsidiary of Entergy Corporation.

Thomas Strauss	42	Director, Client Services of Wilmington Trust SP Services and Vice President of Wilmington Trust Company since 2001.

Required ratings:	“Aaa”/“AAA”/“AAA” by Moody’s, S&P and Fitch, respectively. Please read “Ratings for the Bonds” in the prospectus.

The Seller, Sponsor and Servicer of the transition property:	EGSI is a fully integrated electric utility providing generation, transmission and distribution service in southeastern Texas and south Louisiana. As of December 31, 2006, EGSI provided electric service to approximately 384,523 retail customers in its Texas service territory.

EGSI is an operating subsidiary of Entergy Corporation, a Delaware corporation based in New Orleans, Louisiana. Entergy is an integrated energy company engaged primarily in electric power production and retail distribution operations. Neither EGSI nor Entergy nor any other affiliate (other than us) is an obligor of the Series A bonds.

As described in the accompanying prospectus under “The Texas Electricity Market Restructuring Plan,” the electric industry in Texas is undergoing fundamental restructuring. Although retail competition and the unbundling of services has not yet been introduced into EGSI’s Texas service territory, it may occur during the term of the Series A Bonds. Moreover, as described in the accompanying prospectus under “Status of Jurisdictional Separation,” EGSI is in the process of separating EGSI into two vertically integrated utilities, one operating exclusively in Texas, and one operating exclusively in Louisiana.

EGSI’s address:	350 Pine Street, Beaumont, Texas 77701

EGSI’s telephone number:	(409) 838 — 6631

Use of proceeds:	Paid to EGSI to reduce debt or equity. We may not use the net proceeds from the sale of the Series A Bonds for general corporate purposes or commercial purposes. Please read “Use of Proceeds” in the accompanying prospectus.

Bond structure:	Sinking fund bond, three tranches; tranches A-l, expected average life 2.99 years, A-2, expected average life 7.99 years, and A-3, expected average life 12.24 years, are scheduled to pay principal semi-annually and sequentially. Please read the Expected Amortization Schedule.

Trustee:	The Bank of New York, a New York banking corporation

Trustee’s experience:	The Bank of New York currently serves as indenture trustee and trustee for numerous securitization transactions involving pools of utility company receivables that are structurally similar to the transition charges.

Average life profile:	Stable. Prepayment is not permitted; there is no prepayment risk. Extension risk is possible but is expected to be statistically insignificant. Please read “Weighted Average Life Sensitivity” in this prospectus supplement and “Weighted Average Life and Yield Considerations for the Transition Bonds” in the accompanying prospectus.

Optional redemption:	None. Non-call for the life of the Series A Bonds.

Minimum denomination:	$100,000, or integral multiples of $1,000 in excess thereof, except for one bond of each tranche which may be of a smaller denomination.

Credit/security:	Pursuant to the financing order issued by the Texas commission, the irrevocable right to impose, collect and receive a nonbypassable consumption-based transition charge from all retail electric customers (approximately 384,523 customers as of December 31, 2006), including all individuals, corporations, other business entities, the State of Texas and other federal, state and local governmental entities who purchase electricity in EGSI’s Texas service territory. Please read “The Financing Act—EGSI and Other Utilities May Securitize Qualified Costs—Transition Charges Are Nonbypassable” in the accompanying prospectus. The law and the PUCT require that transition charges be set and adjusted to collect amounts sufficient to pay principal and interest on a timely basis. Please read “Credit Enhancement—PUCT Guaranteed True-Up Mechanism for Payment of Scheduled Principal and Interest” in this prospectus supplement, as well as the chart entitled “Parties to the Transaction and Responsibilities,” “The Financing Act” and “Description of the Transition Property—Creation of Transition Property; Financing Order” in the accompanying prospectus.

The transition property securing the Series A Bonds is not a pool of receivables. It consists of all of EGSI’s rights and interests under the financing order transferred to us in connection with the issuance of the Series A Bonds, including the irrevocable right to impose, collect and receive nonbypassable transition charges and the right to implement the true-up mechanism. Transition property is a present property right created by the Financing Act and the financing order and is protected by the State Pledge in the Financing Act described below.

The Series A Bonds are secured only by our assets, consisting principally of the transition property relating to the Series A Bonds and funds on deposit in the collection account for the Series A Bonds and related subaccounts. The subaccounts consist of a capital subaccount, which will be funded at closing in the amount of 0.5% of the initial aggregate principal amount of the Series A Bonds, a general subaccount, into which the servicer will deposit all transition charge collections, and an excess funds subaccount, into which we will transfer any amounts collected and remaining on a payment date after all payments to bondholders and other parties have been made. Amounts on deposit in each of these subaccounts will be available to make payments on the Series A Bonds on each payment date. For a description of the transition property, please read “The Bonds—The Transition Property” in this prospectus supplement.

State Pledge:	The State of Texas has pledged in the Financing Act that it will not take or permit any action that would impair the value of the transition property, or reduce, alter or impair the transition charges until the Series A Bonds are fully repaid or discharged, other than specified true-up adjustments to correct any overcollections or undercollections. No voter initiative or referendum process exists in Texas, unlike in some other states. Please read “The Financing Act—EGSI and Other Utilities May Securitize Qualified Costs” in the accompanying prospectus.

PUCT guaranteed true-up mechanism for payment of scheduled principal and interest:	The Financing Act and the irrevocable financing order together guarantee that transition charges on all retail electric customers will be adjusted annually, and, if necessary, semi-annually, to ensure the expected recovery of amounts sufficient to provide timely payment of scheduled principal and interest on the Series A Bonds. Pursuant to the financing order, adjustments other than the annual adjustments may be made generally not more than once in any six-month period (or quarterly in the fourteenth and fifteenth years). In the financing order, the Texas commission guarantees that it will act pursuant to the financing order as expressly authorized by the Financing Act to ensure that expected transition charge revenues are sufficient to timely pay scheduled principal and interest on the Series A Bonds.

There is no “cap” on the level of transition charges that may be imposed on retail electric customers, including the State of Texas and other governmental entities, to pay on a timely basis scheduled principal and interest on the Series A Bonds. Through the true-up mechanism, all retail electric customers cross share in the liabilities of all other retail electric customers for the payment of transition charges.

The financing order provides that the true-up mechanism and all other obligations of the State of Texas and the Texas commission set forth in the financing order are direct, explicit, irrevocable and unconditional upon issuance of the Series A Bonds, and are legally enforceable against the State of Texas and the Texas commission, a United States public entity. Please read “The Financing Act—EGSI’s and Other Utilities May Securitize Qualified Costs” and “The Servicing Agreement—The PUCT Guaranteed Transition Charge Adjustment Process” in the accompanying prospectus.

Nonbypassable transition charges:	The PUCT has a guaranteed right from the government of the State of Texas to require the imposition on, and collection of transition charges from, all existing and future retail electric customers located within EGSI’s Texas service territory, even if those customers elect to purchase electricity from another supplier or if the utility goes out of business and its service area is acquired by another utility or is municipalized or, with exceptions, if customers choose to operate new on-site generation. Please read “Risk Factors—Other Risks Associated with an Investment in the Transition Bonds—Technological Change Might Make Alternative Energy Sources More Attractive in the Future” and “The Financing Act—EGSI and Other Utilities May Securitize Qualified Costs—Transition Charges Are Nonbypassable” in the accompanying prospectus. The transition charges are applied to retail electric customers individually and are adjusted and reallocated among all customers as necessary under the PUCT guaranteed true-up mechanism. Please read “The Transition Charges” in this prospectus supplement and “EGSI’s Financing Order” and “The Servicing Agreement—The PUCT Guaranteed Transition Charge Adjustment Process” in the accompanying prospectus.

Initial transition charge as a percentage of customer’s total electricity bill:	The initial transition charge would represent approximately 3.5% of the total bill received by a 1000 kWh residential customer of EGSI in its Texas service territory as of June 1, 2007.

Priority of distributions:	On each payment date for the Series A Bonds, the trustee will allocate or pay all amounts on deposit in the general subaccount of the collection account in the following order of priority:

1. payment of a pro rata portion of the trustee’s fees, expenses and any outstanding indemnity amounts not to exceed $1,000,000 in any 12-month period,

2. payment of the servicing fee relating to the Series A Bonds, plus any unpaid servicing fees from prior payment dates,

3. payment of a pro rata portion of the administration fee, and a pro rata portion of the fees of our independent manager(s),

4.   payment of a pro rata portion of all of our other ordinary periodic operating expenses relating to the Series A Bonds, such as accounting and audit fees, rating agency fees, legal fees and certain reimbursable costs of the servicer under the servicing agreement,

5. payment of the interest then due on the Series A Bonds, including any past-due interest,

6. payment of the principal then required to be paid on the Series A Bonds as a result of acceleration upon an event of default or at final maturity,

7. payment of the principal then scheduled to be paid on the Series A Bonds in accordance with the expected sinking fund schedule, including any previously unpaid scheduled principal,

8.   payment of a pro rata portion of any of our remaining unpaid operating expenses and any remaining amounts owed pursuant to the basic documents, including all remaining indemnity amounts owed to the trustee,

9. replenishment of any amounts drawn from the capital subaccount,

10.  if there is a positive balance after making the foregoing allocations, so long as no event of default has occurred and is continuing, release to us of an amount not to exceed the lesser of any remaining balance and the investment earnings on amounts in the capital subaccount,

11. allocation of the remainder, if any, to the excess funds subaccount, and

12.  after the Series A Bonds have been paid in full and discharged, the balance, together with all amounts in the capital subaccount and the excess funds subaccount, to us free and clear of the lien of the indenture.

Amounts in items 1, 3, 4 and 8 will be allocated among different series of transition bonds, including the Series A Bonds, based on their respective outstanding amounts. Please read “Credit Enhancement—How Funds in the Collection Account Will Be Allocated” in this prospectus supplement. The annual servicing fee for the Series A Bonds payable to EGSI or any affiliate thereof while it is acting as servicer shall not at any time exceed $400,000. If a servicer not affiliated with EGSI is appointed, the servicing fee will be negotiated by the successor servicer and us; however, the Texas commission must approve the appointment of, and the annual servicing fee for, any replacement servicer. In addition, the servicing fee for any replacement servicer may not exceed 1.25% of the aggregate initial principal amount of all outstanding series of transition bonds unless the rating agency condition is satisfied.

Currently outstanding series:	The Series A Bonds are the first series of transition bonds we have issued.

Master trust structure; issuance of additional series:	The indenture has been structured as the functional equivalent of a master trust in that we may, subject to the terms of the financing order or any subsequent financing order but without your prior review or approval, acquire additional transition property and issue one or more additional series of transition bonds which are backed by such transition property, all of which transition bonds will be paid through collections of additional transition charges from the same group of retail customers and any associated retail electric providers. Please read “Allocations as Between Series” in this Summary of Terms. In addition, EGSI may also sell transition property to one or more entities other than us in connection with the issuance of a new series of transition bonds without your prior review or approval. The aggregate outstanding amount of transition bonds that may be authenticated and delivered under the indenture may not exceed the aggregate amount of transition bonds that are authorized under all applicable financing orders. Any new series may include terms and provisions that would be unique to that particular series. We may not issue additional transition bonds nor may EGSI sell transition property to other entities issuing transition bonds if the issuance would result in the credit ratings on any outstanding series of transition bonds being reduced or withdrawn. It will be a condition of issuance for each series of transition bonds that the new series be rated “Aaa” by Moody’s, “AAA” by S&P and “AAA” by Fitch, Inc. Please read “Description of the Transition Bonds—Conditions of Issuance of Additional Series and Acquisition of Additional Transition Property” in the accompanying prospectus.

Allocations as between series:	The Series A Bonds will not be subordinated in right of payment to any other series of transition bonds. Each series of transition bonds will be secured by its own transition property, which will include the right to impose, collect and receive transition charges calculated in respect of that series, and the right to impose interim and annual true-up adjustments to correct overcollections or undercollections in respect of that series. Each series will also have its own collection account, including any related subaccounts, into which collections of the transition charges relating to that series will be deposited and from which amounts will be withdrawn to pay the related series of transition bonds. Holders of one series of transition bonds will have no recourse to collateral for a different series. In the event that more than one series of transition bonds is issued, the administration fees, independent manager fees and other operating expenses payable by us on any payment date will be assessed to each series on a pro rata basis, based upon the respective outstanding amounts of each series. Please read “Security for the Transition Bonds—Description of Indenture Accounts” and “—How Funds in the Collection Account Will Be Allocated” in the accompanying prospectus.

Although each series will have its own transition property, transition charges relating to the Series A Bonds and transition charges relating to any other series will be collected through single bills to individual retail customers and any future associated retail electric providers that include all charges related to the purchase of electricity, without separately itemizing the transition charge component of the bill or the transition charge components applicable to separate series. In the event a customer does not pay in full all amounts owed under any bill including transition charges, EGSI is required to allocate any resulting shortfalls in transition charges ratably based on the amounts of transition charges owing in respect of the Series A Bonds, any amounts owing to any other series of transition bonds, and amounts owing to any other subsequently created special-purpose subsidiaries of EGSI which issue transition bonds. Please read “Description of the Transition Bonds—Allocations as Between Series” and “The Servicing Agreement—Remittances to Collection Account” in the accompanying prospectus.

20% international risk weighting:	If held by financial institutions subject to regulation in countries (other than the United States) that have adopted the 1988 International Convergence of Capital Measurement and Capital Standards of the Basel Committee on Banking Supervision (as amended, the 1988 Basel Accord), the Series A Bonds may attract the same risk weighting as “claims on” or “claims guaranteed by” non-central government bodies within the United States, which are accorded a 20% risk weighting.

We understand the United Kingdom’s Financial Services Authority has issued “individual guidance” letters in respect of the 1988 Basel Accord to one or more investors that an investment in similar transition bonds issued under the Restructuring Act can be accorded a 20% risk weighting, which is similar to the risk weighting assigned to U.S. Agency corporate securities (FNMA, FHLMC, etc.). The transition bonds authorized under the Financing Act are substantially identical to the transition bonds issued under the Restructuring Act (because the Financing Act incorporates by reference the applicable provisions of the Restructuring Act).

In addition, under the new framework established by “International Convergence of Capital Management and Capital Standards: A Revised Framework” (as amended, “Basel II”), the Series A Bonds may also attract a risk weighting of 20% on the basis that the bonds are rated in the highest category by a major rating agency.

However, we cannot assure you that the Series A Bonds will attract a 20% risk weighting treatment under any national law, regulation or policy implementing the 1988 Basel Accord, Basel II or any transitional regime. Investors should consult their regulators before making any investment. Please read “Risk Weighting of the Bonds Under Certain International Capital Guidelines” in this prospectus supplement and “Risk Weighting Under Certain International Capital Guidelines” in the accompanying prospectus.

Enhanced continuing disclosure:	The indenture under which the Series A Bonds will be issued requires all of the periodic reports that the issuing entity or the sponsor files with the SEC, the principal transaction documents and other information concerning the transition charges and security relating to the Series A Bonds to be posted on the website associated with the issuing entity’s parent, currently located at www.entergy.com.

Furthermore, even if it would otherwise be permitted to suspend such filings, so long as any Series A Bonds are outstanding, the issuing entity or the sponsor on its behalf will continue filing periodic reports under the Securities Exchange Act of 1934 and the rules, regulations or orders of the SEC. Consequently, information will continue to be publicly available and accessible to bondholders through the SEC.

Tax treatment:	Series A Bonds will be treated as debt for U.S. federal income tax purposes. Please read “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus.

ERISA eligible:	Yes; please read “ERISA Considerations” in the accompanying prospectus.

Payment dates and interest accrual:	Semi-annually, April 1st and October 1st. Interest will be calculated on a 30/360 basis. The first scheduled payment date is April 1, 2008.

Expected settlement:	June 29, 2007, settling flat. DTC, Clearstream and Euroclear.

Risk factors:	You should consider carefully the risk factors beginning on page 13 of the accompanying prospectus before you invest in the Series A Bonds.

THE BONDS
     We will issue the Series A Bonds and secure their payment under an indenture that we will enter into with The Bank of New York, as trustee, referred to in this prospectus supplement and the accompanying prospectus as the trustee. We will issue the Series A Bonds in minimum denominations of $100,000 and in integral multiples of $1,000, except that we may issue one bond in each tranche in a smaller denomination. The expected average life in years, initial principal balance, scheduled final payment date, final maturity date and interest rate for each tranche of the Series A Bonds are stated in the table below.

	Expected
	Average Life	Principal Amount	Scheduled Final	Final
Tranche	(Years)	Issued	Payment Date	Maturity Date	Interest Rate
A-1	2.99	$93,500,000	October 1, 2012	October 1, 2013	5.51%
A-2	7.99	$121,600,000	October 1, 2017	October 1, 2018	5.79%
A-3	12.24	$114,400,000	April 1, 2021	June 29, 2022	5.93%

     The scheduled final payment date for each tranche of the Series A Bonds is the date when the outstanding principal balance of that tranche will be reduced to zero if we make payments according to the expected amortization schedule for that tranche. The final maturity date for each tranche of Series A Bonds is the date when we are required to pay the entire remaining unpaid principal balance, if any, of all outstanding Series A Bonds of that tranche. The failure to pay principal of any tranche of Series A Bonds by the final maturity date for that tranche is an event of default under the indenture, but the failure to pay principal of any tranche of Series A Bonds by the respective scheduled final payment date will not be an event of default under the indenture. Please read “Description of the Transition Bonds—Interest and Principal on the Transition Bonds” and "—Events of Default; Rights Upon Event of Default” in the accompanying prospectus.
The Collateral
     The Series A Bonds will be secured under the indenture by all of our assets relating to the Series A Bonds. The principal asset pledged will be the transition property relating to the Series A Bonds, which is a present property right created under the Financing Act enacted by the Texas legislature in May 2006 and by the financing order issued by the Texas commission on April 2, 2007, as corrected by an order issued on April 23, 2007, referred to in this prospectus supplement as the financing order. The collateral also consists of:
•	our rights under the sale agreement pursuant to which we will acquire the transition property, under the administration agreement and under all bills of sale delivered by EGSI pursuant to the sale agreement,

•	our rights under the PUCT guaranteed true-up mechanism,

•	our rights under the servicing agreement and any subservicing, agency, intercreditor or collection agreements executed in connection with the servicing agreement,

•	the collection account for the Series A Bonds and all subaccounts of the collection account,

•	our rights in all deposits, guarantees, surety bonds, letters of credit and other forms of credit support provided by or on behalf of retail electric providers pursuant to any financing order or tariff,

•	all of our other property related to the Series A Bonds, other than any cash released to us by the trustee on any payment date from earnings on the capital subaccount,

•	all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing, and

•	all payments on or under and all proceeds in respect of any or all of the foregoing.
The Transition Property
     In general terms, all of the rights and interests of EGSI that relate to the Series A Bonds under the financing order, upon transfer to us pursuant to the sale agreement, are referred to in this prospectus supplement as the transition property. The transition property includes the right to impose, collect and receive, through the applicable transition charges payable by retail electric customers within EGSI’s Texas service territory which, subject to certain limitations specified in the financing order, continue to consume electricity that is delivered through the distribution system or produced in new on-site generation, including the State of Texas and other governmental entities, an amount sufficient to pay principal and interest and to make other deposits in connection with the Series A Bonds. During the twelve months ended December 31, 2006, approximately 38% of EGSI’s total retail electric deliveries in its Texas service territory were to industrial customers, 26% were to commercial customers, 34% were to residential customers and 2% were to government and municipal customers. Except in their capacity as retail electric customers, neither the State of Texas nor any political subdivision, agency, authority or instrumentality of the State of Texas, nor any other entity, will be obligated to provide funds for the payment of the Series A Bonds.
     We will purchase the transition property from EGSI. The transition property is not a receivable, and the principal collateral securing the Series A Bonds is not a pool of receivables. Transition charges authorized in the financing order that relate to the Series A Bonds are irrevocable and not subject to reduction, impairment, or adjustment by further action of the Texas commission, except for annual and interim true-up adjustments to correct overcollections or undercollections and to provide the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the Series A Bonds. Please read “Credit Enhancement—PUCT Guaranteed True-Up Mechanism for Payment of Scheduled Principal and Interest” in this prospectus supplement. All revenues and collections resulting from transition charges provided for in the financing order that relate to the Series A Bonds are part of the transition property.
     The transition property relating to the Series A Bonds and other transition property that may be transferred to us in connection with one or more separate financing orders providing for separate series of transition bonds are described in more detail under “The Sale Agreement—Sale and Assignment of the Transition Property” in the accompanying prospectus.
     The servicer will bill and collect transition charges allocable to the Series A Bonds from retail electric customers and will remit the collections to the trustee. If retail competition is introduced into EGSI’s Texas service territory, then “retail electric providers,” which are entities certified under state law that provide electricity and related services to retail electric customers, will collect the transition charges from retail electric customers. In such event, the servicer would then bill and collect transition charges from the retail electric providers and then remit the collections to the trustee. Please read “Future Retail Electric Providers” in the accompanying prospectus.
     EGSI and any future retail electric provider will include the transition charges in their bills to their retail electric customers but are not required to show the transition charges as a separate line item or footnote. However, EGSI and any future retail electric provider will be required to provide annual written notice to their customers that transition charges have been included in their customers’ bills. Prior to the date on which EGSI or any future retail electric provider remits the transition charges to the servicer, the transition charges may be commingled with EGSI’s or any retail electric provider’s other funds, although EGSI must remit estimated collections daily and within two business days of the expected date of receipt. Please read “Risk Factors—Risks Associated With Potential Bankruptcy Proceedings of Future Retail Electric Providers if and when Retail Competition is Introduced” and “Future Retail Electric Providers” in the accompanying prospectus.
     For information on how electric service to retail electric customers may be terminated, please read “Risk Factors—Servicing Risks—Limits on rights to terminate service might make it more difficult to collect the transition charges” in the accompanying prospectus. Because the amount of transition charge collections will depend largely on the amount of electricity consumed by customers within EGSI’s Texas service territory, the amount of collections may vary substantially from year to year. Please read “The Seller, Initial Servicer and Sponsor” in the accompanying prospectus.
     Under the Financing Act and the indenture, the trustee or the holders of the Series A Bonds have the right to foreclose or otherwise enforce the lien on the transition property. However, in the event of foreclosure, there is likely to be a limited market, if any, for the transition property. Therefore, foreclosure might not be a realistic or practical remedy. Please read “Risk Factors—Risks Associated with the Unusual Nature of the Transition Property—Foreclosure of the trustee’s lien on the transition property for a series of transition bonds might not be practical, and acceleration of the transition bonds of such series before maturity might have little practical effect” in the accompanying prospectus.

Financing Order
     On April 2, 2007, as corrected by an order issued April 23, 2007, the Texas commission issued the financing order relating to the Series A Bonds to EGSI. The financing order authorizes EGSI to securitize and cause to be issued transition bonds in one or more tranches, with the aggregate principal amount consisting of: (i) $321,359,480 in hurricane reconstruction costs incurred through March 31, 2006 (including carrying charges through June 1, 2007, which is the expected issuance date of the Series A Bonds), plus (ii) up-front qualified costs, which are capped pursuant to the financing order and are not to exceed $6,000,000, plus or minus (iii) carrying costs for the number of days, as applicable, either greater or less than assumed in the calculation based on the projected issuance date for the Series A Bonds of June 1, 2007. The financing order became final and non-appealable on April 17, 2007. The amount actually securitized is subject to adjustment in the issuance advice letter to be provided by EGSI to the Texas commission prior to issuance of the Series A Bonds to reflect updated upfront qualified costs and carrying costs. The financing order also authorizes transition charges in amounts sufficient to recover the principal and interest on the Series A Bonds plus an additional amount of ongoing qualified costs. The Texas commission guarantees that it will take specific actions pursuant to the irrevocable financing order as expressly authorized by the Financing Act to ensure that expected transition charge revenues are sufficient to timely pay scheduled principal and interest on the Series A Bonds. The financing order provides that the true-up mechanism and all other obligations of the State of Texas and the Texas commission set forth in the financing order are direct, explicit, irrevocable and unconditional upon issuance of the Series A Bonds, and are legally enforceable against the State of Texas and the Texas commission. Please read “EGSI’s Financing Order” in the accompanying prospectus.
Payment and Record Dates and Payment Sources
     Beginning April 1, 2008, we will make payments on the Series A Bonds semi-annually on April 1st and October 1st of each year, or, if that day is not a business day, the following business day (each, a payment date). So long as the Series A Bonds are in book-entry form, on each payment date, we will make interest and principal payments to the persons who are the holders of record as of the business day immediately prior to that payment date, which is referred to as the “record date.” If we issue certificated Series A Bonds to beneficial owners of the Series A Bonds, the record date will be the last business day of the calendar month immediately preceding the payment date. On each payment date, we will pay amounts on outstanding Series A Bonds from amounts available in the collection account and the related subaccounts held by the trustee in the priority set forth under “Credit Enhancement—How Funds in the Collection Account Will Be Allocated” in this prospectus supplement. These available amounts, which will include amounts collected by the servicer for us with respect to the transition charges, are described in greater detail under “Security for the Transition Bonds—How Funds in the Collection Account Will Be Allocated” and “The Servicing Agreement—Remittances to Collection Account” in the accompanying prospectus.
Principal Payments
     On each payment date, we will pay principal of the Series A Bonds to the bondholders equal to the sum, without duplication, of:
•	the unpaid principal amount of any Series A Bond whose final maturity date is on that payment date, plus

•	the unpaid principal amount of any Series A Bond upon acceleration following an event of default relating to the Series A Bonds, plus

•	any overdue payments of principal, plus

•	any unpaid and previously scheduled payments of principal, plus

•	the principal scheduled to be paid on any bond on that payment date, but only to the extent funds are available in the collection account (including all applicable subaccounts) after payment of certain of our fees and expenses and after payment of interest as described below under “—Interest Payments.” To the extent funds are so available, we will make scheduled payments of principal of the Series A Bonds in the following order:
1.	to the holders of the tranche A-1 Series A Bonds, until the principal balance of that tranche has been reduced to zero,

2.	to the holders of the tranche A-2 Series A Bonds, until the principal balance of that tranche has been reduced to zero, and

3.	to the holders of the tranche A-3 Series A Bonds, until the principal balance of that tranche has been reduced to zero.
     However, we will not pay principal of any tranche of Series A Bonds on any payment date if making the payment would reduce the principal balance of that tranche to an amount lower than the amount specified in the expected amortization schedule below for that tranche on that payment date. Any excess funds remaining in the collection account after payment of principal, interest, applicable fees and expenses and payments to the applicable subaccounts of the collection account will be retained in the excess funds subaccount until applied on a subsequent payment date. The entire unpaid principal balance of each tranche of the Series A Bonds will be due and payable on the final maturity date for the tranche.
     If an event of default under the indenture has occurred and is continuing, the trustee or the holders of a majority in principal amount of the transition bonds of each affected series then outstanding may declare the unpaid principal balance of the transition bonds of each such affected series, together with accrued interest thereon, to be due and payable. However, the nature of our business will result in payment of principal upon an acceleration of the Series A Bonds being made as funds become available. Please read “Risk Factors—Risks Associated With the Unusual Nature of the Transition Property—Foreclosure of the trustee’s lien on the transition property for a series of transition bonds might not be practical, and acceleration of the transition bonds of such series before maturity might have little practical effect” and “—You may experience material payment delays or incur a loss on your investment in the transition bonds because the source of funds for payment is limited” in the accompanying prospectus. If there is a shortfall in the amounts available to make principal payments on transition bonds of a series that are due and payable, including upon an acceleration following an event of default under the related indenture, the trustee will distribute principal from the collection account for that series pro rata to each tranche of transition bonds of that series based on the principal amount then due and payable on the payment date; and if there is a shortfall in the remaining amounts available to make principal payments on transition bonds of a series that are scheduled to be paid, the trustee will distribute principal from the collection account for that series pro rata to each tranche of transition bonds of that series based on the principal amount then scheduled to be paid on the payment date.
     The expected sinking fund schedule below sets forth the corresponding principal payment that is scheduled to be made on each payment date for each tranche of the Series A Bonds from the issuance date to the scheduled final payment date. Similarly, the expected amortization schedule below sets forth the principal balance that is scheduled to remain outstanding on each payment date for each tranche of the Series A Bonds from the issuance date to the scheduled final payment date.
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EXPECTED SINKING FUND SCHEDULE*

Semi-Annual	Tranche A-1	Tranche A-2	Tranche A-3
Payment Date	Balance	Balance	Balance
Tranche Size	$93,500,000	$121,600,000	$114,400,000
4/1/2008	11,059,104	—	—
10/1/2008	7,996,827	—	—
4/1/2009	9,152,766	—	—
10/1/2009	8,563,517	—	—
4/1/2010	9,546,631	—	—
10/1/2010	9,029,409	—	—
4/1/2011	10,091,443	—	—
10/1/2011	9,566,182	—	—
4/1/2012	10,623,017	—	—
10/1/2012	7,871,104	2,259,400	—
4/1/2013	—	11,189,830	—
10/1/2013	—	10,736,864	—
4/1/2014	—	11,824,453	—
10/1/2014	—	11,395,779	—
4/1/2015	—	12,490,913	—
10/1/2015	—	12,088,957	—
4/1/2016	—	13,200,842	—
10/1/2016	—	12,829,230	—
4/1/2017	—	13,946,280	—
10/1/2017	—	9,637,453	3,968,803
4/1/2018	—	—	14,744,828
10/1/2018	—	—	14,449,703
4/1/2019	—	—	15,600,863
10/1/2019	—	—	15,346,942
4/1/2020	—	—	16,512,225
10/1/2020	—	—	16,298,703
4/1/2021	—	—	17,477,933

*	Dollar amounts in the schedule are rounded to the nearest dollar.
     We cannot assure you that the principal balance of any tranche of the Series A Bonds will be reduced at the rate indicated in the table above. The actual reduction in tranche principal balances may occur more slowly. The actual reduction in tranche principal balances will not occur more quickly than indicated in the above table, except in the case of acceleration due to an event of default under the indenture. The Series A Bonds will not be in default if principal is not paid as specified in the schedule above unless the principal of any tranche is not paid in full on or before the final maturity date of that tranche.
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EXPECTED AMORTIZATION SCHEDULE*
Outstanding Principal Balance Per Tranche

Semi-Annual	Tranche A-1	Tranche A-2	Tranche A-3
Payment Date	Balance	Balance	Balance
Issuance Date	$93,500,000	$121,600,000	$114,400,000
4/1/2008	82,440,896	121,600,000	114,400,000
10/1/2008	74,444,069	121,600,000	114,400,000
4/1/2009	65,291,303	121,600,000	114,400,000
10/1/2009	56,727,786	121,600,000	114,400,000
4/1/2010	47,181,156	121,600,000	114,400,000
10/1/2010	38,151,747	121,600,000	114,400,000
4/1/2011	28,060,303	121,600,000	114,400,000
10/1/2011	18,494,121	121,600,000	114,400,000
4/1/2012	7,871,104	121,600,000	114,400,000
10/1/2012	—	119,340,600	114,400,000
4/1/2013	—	108,150,770	114,400,000
10/1/2013	—	97,413,906	114,400,000
4/1/2014	—	85,589,454	114,400,000
10/1/2014	—	74,193,674	114,400,000
4/1/2015	—	61,702,761	114,400,000
10/1/2015	—	49,613,805	114,400,000
4/1/2016	—	36,412,962	114,400,000
10/1/2016	—	23,583,733	114,400,000
4/1/2017	—	9,637,453	114,400,000
10/1/2017	—	—	110,431,197
4/1/2018	—	—	95,686,369
10/1/2018	—	—	81,236,666
4/1/2019	—	—	65,635,803
10/1/2019	—	—	50,288,861
4/1/2020	—	—	33,776,636
10/1/2020	—	—	17,477,933
4/1/2021	—	—	—

*	Dollar amounts in the schedule are rounded to the nearest dollar.
     On each payment date, the trustee will make principal payments to the extent the principal balance of each tranche of the Series A Bonds exceeds the amount indicated for that payment date in the table above and to the extent of funds available in the collection account after payment of certain of our fees and expenses and after payment of interest.
Weighted Average Life Sensitivity
     Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of the security has been repaid to the investor. The rate of principal payments on each tranche of Series A Bonds, the aggregate amount of each interest payment on each tranche of Series A Bonds and the actual final payment date of each tranche of Series A Bonds will depend on the timing of the servicer’s receipt of transition charges from retail electric consumers and, possibly in the future, retail electric providers. Please read “Weighted Average Life and Yield Considerations for the Transition Bonds” in the accompanying prospectus for further information. Changes in the expected weighted average lives of the tranches of the Series A Bonds in relation to variances in actual energy consumption levels (retail electric sales) from forecast levels are shown below. Severe stress cases on electricity consumption result in no measurable changes in the weighted average lives of each tranche.

Weighted Average Life Sensitivity

	Expected	WAL
	Weighted	-5%		-15%
	Avg. Life	(1.3 Standard Deviations from Mean)		(5.3 Standard Deviations from Mean)
	(“WAL”)	WAL	Change	WAL	Change
Tranche	(yrs)	(yrs)	(days)*	(yrs)	(days)*
A-1	2.99	2.99	0	2.99	0
A-2	7.99	7.99	0	7.99	0
A-3	12.24	12.24	0	12.24	0

*	Number is rounded to whole days.
Assumptions
     For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) the forecast error stays constant over the life of the Series A Bonds and is equal to an overestimate of electricity consumption of 5.0% (1.3 standard deviations from mean) or 15% (5.3 standard deviations from mean) and (ii) the Servicer makes timely and accurate filings to true-up the transition charges semi-annually. There can be no assurance that the weighted average lives of the Series A Bonds will be as shown.
Fees and Expenses
     As set forth in the table below, we are obligated to pay fees to the servicer, the trustee, our independent manager and EGSI as administrator. The following table illustrates this arrangement.

Recipient	Source of Payment	Fees and Expenses Payable
Servicer	Transition charge collections and investment earnings.	$400,000 per annum (so long as servicer is EGSI or an affiliate), plus expenses

Trustee	Transition charge collections and investment earnings.	Approximately $5,150 per annum, plus expenses

Independent Manager	Transition charge collections and investment earnings.	$5,000 per annum, plus expenses

Administration Fee	Transition charge collections and investment earnings.	$100,000 per annum, plus expenses
If a servicer not affiliated with EGSI is appointed, the servicing fee will be negotiated by the successor servicer and us; however, the Texas commission must approve the appointment of, and the annual servicing fee for, any replacement servicer. In addition, the servicing fee for any replacement servicer may not exceed 1.25% of the aggregate initial principal amount of all outstanding series of transition bonds unless the rating agency condition is satisfied.
The transition charges will also be used by the trustee for the payment of our other ordinary periodic operating expenses relating to the Series A Bonds, such as accounting and audit fees, rating agency fees, legal fees and certain reimbursable costs of the servicer under the servicing agreement.
Distribution Following Acceleration
     Upon an acceleration of the maturity of the Series A Bonds, the total outstanding principal balance of and interest accrued on the Series A Bonds will be payable, without priority of interest over principal or principal over interest and without regard to tranche. Although principal will be due and payable upon acceleration, the nature of our business will result in principal being paid as funds become available. Please read “Risk Factors—Risks Associated with the Unusual Nature of the Transition Property—Foreclosure of the trustee’s lien on the transition property for a series of transition bonds might not be practical, and acceleration of the transition bonds of such series before maturity might have little practical effect” and “Risk Factors—You may experience material payment delays or incur a loss on your investment in the transition bonds because the source of funds for payment is limited” in the accompanying prospectus.
Interest Payments
     Holders of transition bonds in each tranche of Series A Bonds will receive interest at the rate for that tranche as set forth in the table on page S-9.
     Interest on each tranche of Series A Bonds will accrue from and including the date of issuance to but excluding the first payment date, and thereafter from and including the previous payment date to but excluding the applicable payment date until the Series A Bonds have been paid in full, at the interest rate indicated in the table on page S-9. Each of those periods is referred to as an “interest accrual period.” On each payment date, we will pay interest on each tranche of the Series A Bonds equal to the following amounts:
•	if there has been a payment default, any interest payable but unpaid on any prior payment date, together with interest on such unpaid interest, if any, and

•	accrued interest on the principal balance of each tranche of the Series A Bonds as of the close of business on the preceding payment date, or the date of the original issuance of the Series A Bonds, after giving effect to all payments of principal made on the preceding payment date, if any.
     We will pay interest on the Series A Bonds before we pay principal on the Series A Bonds. Please read “Description of the Transition Bonds—Interest and Principal on the Transition Bonds” in the accompanying prospectus. If there is a shortfall in the amounts available in the collection account to make interest payments on the Series A Bonds, the trustee will distribute interest pro rata to each tranche of Series A Bonds based on the amount of interest payable on each such outstanding tranche. Please read “Credit Enhancement—Collection Account and Subaccounts” in this prospectus supplement. We will calculate interest on tranches of the Series A Bonds on the basis of a 360-day year of twelve 30-day months.
Optional Redemption
     We may not voluntarily redeem any tranche of the Series A Bonds prior to the scheduled final payment date for such tranche.
CREDIT ENHANCEMENT
     Credit enhancement for the Series A Bonds is intended to protect you against losses or delays in scheduled payments on your Series A Bonds. Please read “Risk Factors—You may experience material payment delays or incur a loss on your investment in the transition bonds because the source of funds for payment is limited” in the accompanying prospectus.
PUCT Guaranteed True-Up Mechanism for Payment of Scheduled Principal and Interest
     The Financing Act mandates and the irrevocable financing order guarantees that transition charges on all retail electric customers, including the State of Texas and other governmental entities, will be adjusted at least annually to ensure the expected recovery of amounts sufficient to provide timely payment of scheduled principal and interest on the Series A Bonds. Additionally, transition charges are required to be adjusted semi-annually under the servicing agreement if necessary to ensure the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the Series A Bonds. In the irrevocable financing order, the Texas commission guarantees that it will take specific action pursuant to the financing order as expressly authorized by the Financing Act.
     There is no “cap” on the level of transition charges that may be imposed on consumers of electricity, including the State of Texas and other governmental entities, to pay on a timely basis scheduled principal and interest on the Series A Bonds. Through the true-up mechanism, all retail electric customers cross share in the liabilities of all other retail electric customers for the payment of transition charges.
     The financing order provides that the true-up mechanism and all other obligations of the State of Texas and the Texas commission set forth in the financing order are direct, explicit, irrevocable and unconditional upon issuance of the Series A Bonds, and are legally enforceable against the State of Texas and the Texas commission. Please read “The Transition Charges” below and “EGSI’s Financing Order” and “The Servicing Agreement—The PUCT Guaranteed Transition Charge Adjustment Process” in the accompanying prospectus.

Collection Account and Subaccounts
     We will establish a collection account for the Series A Bonds, to be held by the trustee, to hold the capital contribution from EGSI and estimated transition charges daily remitted to the trustee by the servicer. The collection account will consist of various subaccounts, including the following:
•	the general subaccount,

•	the excess funds subaccount, and

•	the capital subaccount.
     For administrative purposes, the subaccounts may, but need not, be established as separate accounts which will be recognized individually as subaccounts and collectively as the collection account. Withdrawals from and deposits to these subaccounts will be made as described below in this prospectus supplement and under “Security for the Transition Bonds—Description of Indenture Accounts” and “—How Funds in the Collection Account Will Be Allocated” in the accompanying prospectus.
     The General Subaccount. The trustee will deposit collected transition charges remitted to it by the servicer with respect to the Series A Bonds into the general subaccount. On each payment date, the trustee will allocate amounts in the general subaccount as described under “—How Funds in the Collection Account Will Be Allocated” below.
     The Excess Funds Subaccount. The excess funds subaccount will be funded with collected transition charges and earnings on amounts in the collection account, other than earnings on amounts allocated to the capital subaccount, in excess of the amount necessary to pay on any payment date:
•	fees and expenses, including any indemnity payments, of the trustee, our independent manager(s), the servicer and the administrator and other fees, expenses, costs and charges,

•	principal and interest payments on the Series A Bonds required to be paid or scheduled to be paid on that payment date, and

•	any amount required to replenish any amounts drawn from the capital subaccount.
     The periodic adjustments of the transition charges will be calculated to eliminate any amounts held in the excess funds subaccount. These adjustments generally will occur annually but will occur semi-annually if the servicer forecasts that transition charge collections during the next semi-annual payment period will be insufficient to make all scheduled payments of principal, interest and other amounts in respect of the Series A Bonds and to replenish the capital subaccount to its required level. Under additional limited circumstances, these adjustments may occur more frequently, but not more frequently than every six months during the first thirteen years the transition charges are collected in respect of the Series A Bonds and every three months during the fourteenth and fifteenth years.
     If amounts available in the general subaccount are not sufficient to pay the fees and expenses due on any payment date, to make required or scheduled payments to the bondholders and to replenish any amounts drawn from the capital subaccount, the trustee will first draw on any amounts in the excess funds subaccount to make those payments.
     The Capital Subaccount. On the date we issue the Series A Bonds, EGSI will deposit $1,647,500 into the capital subaccount as a capital contribution to us, which is equal to 0.5% of the initial outstanding principal balance of the Series A Bonds. The capital contribution has been set at a level sufficient to obtain the ratings on the Series A Bonds described below under “Ratings for the Bonds.” If amounts available in the general subaccount and the excess funds subaccount are not sufficient to make required or scheduled payments to the bondholders and to pay the fees and expenses specified in the indenture due on any payment date, the trustee will draw on amounts in the capital subaccount to make those payments.
How Funds in the Collection Account Will Be Allocated
     Amounts remitted by the servicer to the trustee with respect to the Series A Bonds, including any indemnity amounts, and all investment earnings on amounts in the subaccounts in the collection account will be deposited into the general subaccount of the collection account.

     On each payment date, the trustee will allocate or pay all amounts on deposit in the general subaccount of the collection account for the Series A Bonds in the following priority:
1.	payment of a pro rata portion, based upon the respective outstanding amount of the Series A Bonds and all other series of transition bonds, of the trustee’s fees, expenses and any outstanding indemnity amounts, not to exceed $1,000,000 in any 12-month period;

2.	payment of the servicing fee relating to the Series A Bonds, plus any unpaid servicing fees from prior payment dates,

3.	payment of a pro rata portion, based upon the respective outstanding amount of the Series A Bonds and all other series of transition bonds, of the administration fee and of the fees of our independent manager(s), each as described in the table on page S-15 in each case with any unpaid administration or management fees from prior payment dates,

4.	payment of a pro rata portion, based upon the respective outstanding amount of the Series A Bonds and all other series of transition bonds, of all of our other ordinary periodic operating expenses, such as accounting and audit fees, rating agency fees, legal fees and certain reimbursable costs of the servicer under the servicing agreement,

5.	payment of the interest then due on the Series A Bonds, including any past-due interest,

6.	payment of principal then required to be paid on the Series A Bonds as a result of acceleration upon an event of default or at final maturity,

7.	payment of principal then scheduled to be paid on the Series A Bonds, including any previously unpaid scheduled principal,

8.	payment of a pro rata portion, based upon the respective outstanding amount of the Series A Bonds and all other series of transition bonds, of any of our remaining unpaid operating expenses and any remaining amounts owed pursuant to the basic documents, including all remaining indemnity amounts owed to the trustee,

9.	replenishment of any amounts drawn from the capital subaccount for the Series A Bonds,

10.	if there is a positive balance after making the foregoing allocations, so long as no event of default has occurred and is continuing, release to us of an amount not to exceed the lesser of any remaining balance and the investment earnings on amounts in the capital subaccount for the Series A Bonds,

11.	allocation of the remainder, if any, to the excess funds subaccount, and

12.	after the Series A Bonds have been paid in full and discharged, the balance, together with all amounts in the capital subaccount and the excess funds subaccount, to us free and clear of the lien of the indenture.
     If, on any payment date, funds in the general subaccount are insufficient to make the allocations or payments contemplated by clauses 1 through 9 of the first paragraph of this subsection, the trustee will draw from amounts on deposit in the following subaccounts in the following order up to the amount of the shortfall:
1.	from the excess funds subaccount for allocations and payments contemplated in clauses 1 through 9, and

2.	from the capital subaccount for allocations and payments contemplated in clauses 1 through 8.
     If, on any payment date, available collections of transition charges allocable to the Series A Bonds, together with available amounts in the related subaccounts, are not sufficient to pay interest due on all outstanding Series A Bonds on that payment date, amounts available will be allocated pro rata based on the amount of interest payable on each tranche of the Series A Bonds. If, on any payment date, remaining collections of transition charges allocable to the Series A Bonds, together with available amounts in the subaccounts, are not sufficient to pay principal due and payable on all outstanding Series A Bonds on that payment date, amounts available will be allocated pro rata based on the principal amount of each tranche then due and payable. If, on any payment date, remaining collections of transition charges allocable to the Series A Bonds, together with available amounts in the subaccounts, are not sufficient to pay principal scheduled to be paid on all outstanding Series A Bonds, amounts available will be allocated sequentially to each tranche then scheduled to be paid on the payment date. If the trustee uses amounts on deposit in the capital subaccount to pay those amounts or make those transfers, as the case may be, subsequent adjustments to the related transition charges will take into account, among other things, the need to replenish those amounts.
Retail Electric Provider Deposits and Other Credit Support
     There are no retail electric providers currently operating in EGSI’s Texas service territory. However, if retail competition is introduced into its Texas service territory, retail electric providers may begin to operate in the service territory during the term in which the Series A Bonds are outstanding. Pursuant to the financing order, any future retail electric provider in EGSI’s Texas service territory is obligated to collect and remit transition charges to the servicer as described under “Future Retail Electric Providers” in the accompanying prospectus. Please read “Future Retail Electric Providers—Credit Practices, Policies and Procedures of the Retail Electric Providers—Rating, Deposit and Related Requirements,” “—Remedies Upon Default” and “Risk Factors—Risks Associated With Potential Bankruptcy Proceedings of Future Retail Electric Providers if and when Retail Competition is introduced” in the accompanying prospectus.
THE TRANSITION CHARGES
     EGSI will be the initial servicer of the Series A Bonds. EGSI is in the process of separating EGSI into two vertically integrated utilities, one operating exclusively in Texas, and one operating exclusively in Louisiana. Should the separation be completed, a new Texas utility will become the successor servicer of the transition property under the servicing agreement subject to such facts and conditions set forth in the basic documents. Please read “The Servicing Agreement—Successor Servicer” in the accompanying prospectus. This new utility will also become the successor seller under the sale agreement and the successor administrator under the administration agreement. Please read “The Sale Agreement—Successors to the Seller” and “The Seller, Initial Servicer and Sponsor — Status of Jurisdictional Separation” in the accompanying prospectus.
     Beginning on the date we issue the Series A Bonds, the initial transition charges listed in the table below will be imposed on retail electric customers in each transition charge customer class at the applicable rate for the class determined pursuant to the financing order. These transition charges may be adjusted annually, or more frequently under certain circumstances, by the servicer in accordance with its filings with the Texas commission. Please read “Description of the Transition Property—Creation of Transition Property; Financing Order” in the accompanying prospectus.
Initial Transition Charges

Initial
Transition Charge Customer Class	Transition Charge Rate
Residential	$0.00396 per kWh
Small General Service	$0.00610 per kWh
General Service	$0.00305 per kWh
Large General Service	$0.00181 per kWh
Large Industrial Power Service	$0.15806 per kW
Interruptible Service	$0.04281 per kW
Standby and Maintenance Service	$0.02477 per kW
Experimental Economic As-Available Power Service	$0.00019 per kWh
Street and Outdoor Lighting	$0.01711 per kWh

UNDERWRITING THE BONDS
     Subject to the terms and conditions in the underwriting agreement among us, EGSI and the underwriters, for whom Morgan Stanley & Co. Incorporated is acting as representative, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the Series A Bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1	Tranche A-2	Tranche A-3
Morgan Stanley & Co. Incorporated	$72,722,222.22	$94,577,777.78	$88,977,777.78
First Albany Capital Inc.	7,791,666.67	10,133,333.33	9,533,333.33
Loop Capital Markets, LLC	7,791,666.67	10,133,333.33	9,533,333.33
M.R. Beal & Company	5,194,444.44	6,755,555.56	6,355,555.56

Total	$93,500,000.00	$121,600,000.00	$114,400,000.00

     Under the underwriting agreement, the underwriters will take and pay for all of the Series A Bonds we offer, if any are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
Variable Pricing
     The underwriters will offer the Series A Bonds at variable prices. Sales of the Series A Bonds will be made from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of each such sale.
No Assurance as to Resale Price or Resale Liquidity for the Bonds
     The Series A Bonds are a new issue of securities with no established trading market. They will not be listed on any securities exchange. The underwriters have advised us that they intend to make a market in the Series A Bonds, but they are not obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market will develop for the Series A Bonds.
Related Matters
     Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to EGSI and its affiliates for which they have in the past received, and in the future may receive, customary fees. Morgan Stanley & Co. Incorporated, as financial advisor, has rendered certain financial advisory/structuring services to us and will receive an aggregate fee of $1,013,900 for such services, which is included in the expenses estimated below. In addition, each underwriter may from time to time take positions in the Series A Bonds.
     The total amount of proceeds to us before deduction of expenses (estimated to be $4,268,559) is $328,098,371.
     We and EGSI have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
     The underwriters are offering the Series A Bonds, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters, including the validity of the Series A Bonds and other conditions contained in the underwriting agreement, such as receipt of ratings confirmations, officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject offers in whole or in part.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
     In the opinion of Sidley Austin LLP, counsel to us and to EGSI, interest paid on the Series A Bonds generally will be taxable to a U.S. bondholder as ordinary interest income at the time it accrues or is received in accordance with the U.S. bondholder’s method of accounting for U.S. federal income tax purposes. Sidley Austin LLP has also issued an opinion, based on Revenue Procedure 2005-62, 2005-37 IRB 507, that, for federal income tax purposes (1) we will not be treated as a taxable entity separate and apart from EGSI, our sole member, and (2) the Series A Bonds will constitute indebtedness of EGSI. Each beneficial owner of a bond, by acquiring a beneficial interest, agrees to treat such bond as indebtedness of our sole member secured by the collateral for federal (and, to the extent applicable, state) income tax purposes unless otherwise required by appropriate taxing authorities. Please read “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus.
RISK WEIGHTING OF THE BONDS UNDER CERTAIN INTERNATIONAL CAPITAL GUIDELINES
     If held by financial institutions subject to regulation in countries other than the United States that have adopted the 1988 Basel Accord, the Series A Bonds may attract the same risk weighting as “claims on” or “claims guaranteed by” non-central government bodies within those countries, which are accorded a 20% risk weighting. We understand the United Kingdom’s Financial Services Authority has issued “individual guidance” letters in respect of the 1988 Basel Accord to one or more investors that an investment in Texas transition bonds issued under the Restructuring Act (the relevant provisions of which are incorporated by reference under the Financing Act) can be accorded a 20% risk weighting, which is similar to the risk weighting assigned to U. S. Agency corporate securities (FNMA, FHLMC, etc.) and that this determination is based in part on the following factors, which are also present in our transaction involving transition bonds:
•	under the Financing Act and the financing order, EGSI is authorized to establish us as a special purpose entity, responsible to the State of Texas and the Texas commission, to issue transition bonds;

•	we are not owned by the Texas commission or the State of Texas;

•	transition bonds are payable through transition charges, which are a financial charge on ratepayers (i.e., retail electric customers who, with certain exceptions, continue to use electricity in EGSI’s service territory even if these customers elect to purchase electricity from another supplier or choose to operate new on-site generation);

•	the amount of transition charges in respect of each series of transition bonds will be set by the Texas commission at a level designed to ensure repayment of that series of transition bonds;

•	should ratepayers not pay transition charges, then there is a true-up mechanism which allows us to recalculate the transition charges such that those ratepayers who do pay will make up the difference; this increase has to be approved by the Texas commission and the State of Texas, as long as it consumes electricity, is one of these ratepayers and therefore would be a payer of last resort;

•	the Texas commission guarantees that it will take action to ensure that the true-up mechanism is used;

•	pursuant to the Financing Act, the State of Texas pledges not to take any action that would impair the value of the transition property, which includes our right to impose, collect and receive transition charges and the operation of the true-up mechanism;

•	the trustee has a first priority lien on transition property and associated transition charge payments;

•	transition charges are directly and expressly linked to payments of principal and interest on transition bonds;

•	the obligation of ratepayers (including the State of Texas and local governments) to pay transition charges is unaffected by:
•	the entity from which they purchase electricity,

•	the quality of electricity service provided, so that ratepayers cannot refuse to pay transition charges because of poor service, or

•	other ratepayers finding some entitlement not to pay or initiating court actions, including actions against the State of Texas, over the transition charges.
     We note that the United Kingdom has, since January 1, 2007 and the issuance of the guidance discussed above, implemented the “International Convergence of Capital Measurement and Capital Standards: A Revised

Framework” (as amended, “Basel II”). There is a transitional period for full implementation of the Basel II framework in the UK but in any case the individual guidance discussed above will lapse on December 31, 2007 at the latest and may no longer be relied upon by its original addressee beyond that point.
     Under the new framework established by Basel II, the Series A Bonds may also attract a risk weighting of 20% on the basis that the bonds are rated in the highest category by a major rating agency. It is a condition of issuance of the Series A Bonds that the bonds be rated “Aaa” by Moody’s, “AAA” by S&P, and “AAA” by Fitch. In the alternative, under the new framework established by Basel II, the Series A Bonds may attract the same risk weighting if the bonds are considered to be “guaranteed” by a non governmental public sector entity. We note, however, that the analysis may be different than that under the 1988 Basel Accord.
     We note that the timetable for the implementation of Basel II differs from country to country and it may not always be clear which regime — 1988 Basel Accord or Basel II, or any transitional regime — may be applicable at any particular time.
     We cannot assure you that any or all or any of the foregoing factors will result in the Series A Bonds attracting a 20% risk weighting under any national law, regulation or policy implementing the 1988 Basel Accord, Basel II or any transitional regime.
     Before acquiring any Series A Bonds, prospective investors that are banks or bank holding companies, particularly those that are organized under the laws of any country other than the United States or of any state, territory or other political subdivision of the United States, and prospective investors that are U.S. branches and agencies of foreign banks, should consult all applicable laws, regulations and policies, as well as appropriate regulatory bodies and legal counsel, to confirm that an investment in the Series A Bonds is permissible and in compliance with any applicable investment or other limits.
     Please read “The Financing Act—EGSI and Other Utilities May Securitize Qualified Costs,” “EGSI’s Financing Order— PUCT Guaranteed True-Ups” and “ —PUCT Guaranteed True-Ups; Entire Private Sector Default,” along with “EGSI’s Financing Order” and “Description of the Transition Property — Tariff; Transition Charges” in the accompanying prospectus for more information on certain of the points noted above.
WHERE YOU CAN FIND MORE INFORMATION
     We are incorporating into this prospectus any future filing, which we or EGSI, but solely in its capacity as our sponsor, make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any annual reports on Form 10-K). These reports will be filed under our own name as issuing entity. Please read “Where You Can Find More Information” in the accompanying prospectus.
LEGAL PROCEEDINGS
     There are no legal or governmental proceedings pending against us, the sponsor, seller, trustee or servicer, or of which any property of the foregoing is subject, that is material to the holders of the Series A Bonds.
LEGAL MATTERS
     Certain legal matters relating to the Series A Bonds, including certain U.S. federal income tax matters, will be passed on by Sidley Austin LLP, counsel to EGSI and the issuing entity, by Richards, Layton & Finger, P.A., special Delaware counsel to the issuing entity, by Clark, Thomas & Winters, a Professional Corporation, Austin, Texas, regulatory Texas counsel to EGSI and the issuing entity, and by Thelen Reid Brown Raysman & Steiner LLP, New York, New York, counsel to the underwriters. Thelen Reid Brown Raysman & Steiner LLP regularly represents EGSI and its affiliates in connection with various legal matters not relating to the offering of the Series A Bonds.
OFFERING RESTRICTIONS IN CERTAIN JURISDICTIONS
NOTICE TO RESIDENTS OF SINGAPORE
     EACH UNDERWRITER ACKNOWLEDGES THAT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS HAVE NOT BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE. ACCORDINGLY, EACH UNDERWRITER REPRESENTS, WARRANTS AND AGREES THAT IT HAS NOT OFFERED OR SOLD ANY BONDS OR CAUSED THE BONDS TO BE MADE THE SUBJECT OF AN

INVITATION FOR SUBSCRIPTION OR PURCHASE, AND WILL NOT OFFER OR SELL ANY BONDS OR CAUSE THE BONDS TO BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, AND HAS NOT CIRCULATED OR DISTRIBUTED, NOR WILL IT CIRCULATE OR DISTRIBUTE THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF BONDS, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SECURITIES AND FUTURES ACT, CHAPTER 289 OF SINGAPORE (THE “SFA”), OR ANY PERSON PURSUANT TO SECTION 275(1A), AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (II) TO A RELEVANT PERSON PURSUANT TO SECTION 275(1) OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.
     WHERE THE BONDS ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 BY A RELEVANT PERSON WHICH IS:
     (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR
     (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY OF THE TRUST IS AN INDIVIDUAL WHO IS AN ACCREDITED INVESTOR,
     SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERRED WITHIN 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE BONDS PURSUANT TO AN OFFER MADE UNDER SECTION 275 EXCEPT:
     (1) TO AN INSTITUTIONAL INVESTOR (FOR CORPORATIONS, UNDER SECTION 274 OF THE SFA) OR TO A RELEVANT PERSON DEFINED IN SECTION 275(2) OF THE SFA, OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH RIGHTS OR INTEREST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN S$200,000 (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA;
     (2) WHERE NO CONSIDERATION IS OR WILL BE GIVEN FOR THE TRANSFER; OR
     (3) WHERE THE TRANSFER IS BY OPERATION OF LAW. THE PROSPECTUS RELATING TO THE BONDS (“PROSPECTUS”) WILL, PRIOR TO ANY SALE OF SECURITIES PURSUANT TO THE PROVISIONS OF SECTION 106D OF THE COMPANIES ACT (CAP.50), BE LODGED, PURSUANT TO SAID SECTION 106D, WITH THE REGISTRAR OF COMPANIES IN SINGAPORE, WHICH WILL TAKE NO RESPONSIBILITY FOR ITS CONTENTS. HOWEVER, NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE PROSPECTUS HAS BEEN AND NOR WILL THEY BE REGISTERED AS A PROSPECTUS WITH THE REGISTRAR OF COMPANIES IN SINGAPORE. ACCORDINGLY, THE BONDS MAY NOT BE OFFERED, AND NEITHER THIS PROSPECTUS SUPPLEMENT NOR ANY OTHER OFFERING DOCUMENT OR MATERIAL RELATING TO THE BONDS MAY BE CIRCULATED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, TO THE PUBLIC OR ANY MEMBER OF THE PUBLIC IN SINGAPORE OTHER THAN TO INSTITUTIONAL INVESTORS OR OTHER PERSONS OF THE KIND SPECIFIED IN SECTION 106C AND SECTION 106D OF THE COMPANIES ACT OR ANY OTHER APPLICABLE EXEMPTION INVOKED UNDER DIVISION 5A OF PART IV OF THE COMPANIES ACT. THE FIRST SALE OF SECURITIES ACQUIRED UNDER A SECTION 106C OR SECTION 106D EXEMPTION IS SUBJECT TO THE PROVISIONS OF SECTION 106E OF THE COMPANIES ACT.
NOTICE TO RESIDENTS OF THE PEOPLE’S REPUBLIC OF CHINA
     THE BONDS HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES LAW OF THE PEOPLE’S REPUBLIC OF CHINA (AS THE SAME MAY BE AMENDED FROM TIME TO TIME) AND ARE NOT TO BE OFFERED OR SOLD TO PERSONS WITHIN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING THE HONG KONG AND MACAU SPECIAL ADMINISTRATIVE REGIONS).
NOTICE TO RESIDENTS OF JAPAN
     THE BONDS HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES AND EXCHANGE LAW OF JAPAN (THE “SEL”), AND MAY NOT BE OFFERED OR SOLD IN JAPAN OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY RESIDENT OF JAPAN OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, OTHERS FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE ACCOUNT OR

BENEFIT OF, ANY RESIDENT OF JAPAN, EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE SEL, AND IN COMPLIANCE WITH THE OTHER RELEVANT LAWS AND REGULATIONS OF JAPAN.
NOTICE TO RESIDENTS OF HONG KONG
     EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:
     IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY BONDS OTHER THAN (A) TO PROFESSIONAL INVESTORS WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) OF THE LAWS OF HONG KONG AND ANY RULES MADE THEREUNDER; OR (B) IN CIRCUMSTANCES THAT DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES ORDINANCE (CAP. 32) OF THE LAWS OF HONG KONG OR THAT DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THAT ORDINANCE;
     IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSE OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSE OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE BONDS, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO BONDS THAT ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED UNDER THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) OF THE LAWS OF HONG KONG AND ANY RULES MADE UNDER THAT ORDINANCE.
NOTICE TO RESIDENTS OF THE EUROPEAN ECONOMIC AREA
     IN RELATION TO EACH MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”), THE UNDERWRITER HAS REPRESENTED AND AGREED THAT WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE (THE “RELEVANT IMPLEMENTATION DATE”) IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF BONDS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE PRIOR TO THE PUBLICATION OF A PROSPECTUS IN RELATION TO THE BONDS WHICH HAS BEEN APPROVED BY THE COMPETENT AUTHORITY IN THAT RELEVANT MEMBER STATE OR, WHERE APPROPRIATE, APPROVED IN ANOTHER RELEVANT MEMBER STATE AND NOTIFIED TO THE COMPETENT AUTHORITY IN THAT RELEVANT MEMBER STATE, ALL IN ACCORDANCE WITH THE PROSPECTUS DIRECTIVE, EXCEPT THAT IT MAY, WITH EFFECT FROM AND INCLUDING THE RELEVANT IMPLEMENTATION DATE, MAKE AN OFFER OF BONDS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE AT ANY TIME:
     (A) TO LEGAL ENTITIES WHICH ARE AUTHORIZED OR REGULATED TO OPERATE IN THE FINANCIAL MARKETS OR, IF NOT SO AUTHORIZED OR REGULATED, WHOSE CORPORATE PURPOSE IS SOLELY TO INVEST IN SECURITIES;
     (B) TO ANY LEGAL ENTITY WHICH HAS TWO OR MORE OF (1) AN AVERAGE OF AT LEAST 250 EMPLOYEES DURING THE LAST FINANCIAL YEAR; (2) A TOTAL BALANCE SHEET OF MORE THAN €43,000,000 AND (3) AN ANNUAL NET TURNOVER OF MORE THAN €50,000,000, AS SHOWN IN ITS LAST ANNUAL OR CONSOLIDATED ACCOUNTS; OR
     (C) IN ANY OTHER CIRCUMSTANCES WHICH DO NOT REQUIRE THE PUBLICATION BY THE ISSUING ENTITY OF A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.
     FOR THE PURPOSES OF THIS PROVISION, THE EXPRESSION AN “OFFER OF BONDS TO THE PUBLIC” IN RELATION TO ANY BONDS IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE BONDS TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE THE BONDS, AS THE SAME MAY BE VARIED IN THAT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT MEMBER STATE AND THE EXPRESSION “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN EACH RELEVANT MEMBER STATE.
NOTICE TO RESIDENTS OF THE UNITED KINGDOM
     THE UNDERWRITER HAS REPRESENTED AND AGREED THAT:
     (A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT (THE “FSMA”)) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE BONDS IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY; AND

     (B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE BONDS IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.
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PROSPECTUS

Entergy Gulf States Reconstruction Funding I, LLC
Issuing Entity

SENIOR SECURED TRANSITION BONDS
Issuable in Series

Entergy Gulf States, Inc.
Seller, Initial Servicer and Sponsor

You should carefully consider the Risk Factors beginning on page 13 of this prospectus before you invest in the transition bonds.

We, the issuing entity, may issue from time to time one or more series of the transition bonds as described in this prospectus. Each series of bonds may have one or more tranches. The transition bonds represent only our obligations and are backed only by our assets. Entergy Gulf States, Inc. and its affiliates, other than us, are not liable for any payments on the transition bonds. The transition bonds are not a debt or general obligation of the State of Texas, the Public Utility Commission of Texas or any other governmental agency or instrumentality and are not a charge on the full faith and credit or the taxing power of the State of Texas or any governmental agency or instrumentality. However, the State of Texas and other governmental entities, as retail electric customers, will be obligated to pay transition charges securing the transition bonds. Except in their capacity as retail electric customers, neither the State of Texas nor any political subdivision, agency, authority or instrumentality of the State of Texas, nor any other public or private entity, will be obligated to provide funds for the payment of the transition bonds.

We are a special purpose entity and own no property other than the collateral described in this prospectus. The collateral is the sole source of payment for the transition bonds.

We may offer and sell the transition bonds by use of this prospectus. We will provide the specific terms of any offerings in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in the transition bonds. This prospectus may not be used to offer and sell the transition bonds unless accompanied by a prospectus supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT.

The date of this Prospectus is June 22, 2007.

READING THIS PROSPECTUS AND THE ACCOMPANYING SUPPLEMENT	1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION	1
PROSPECTUS SUMMARY	3
Summary of the Transition Bonds	3
Parties to Transaction and Responsibilities	6
Flow of Funds	6
The Collateral	7
The Transition Property	7
Interest Payments	8
Principal Payments and Record Dates and Payment Sources	8
Priority of Distributions	8
Credit Enhancement	9
Master Trust Structure; Issuance of Additional Series	10
Allocations as Between Series	10
State Pledge	10
Optional Redemption	11
Scheduled Final Payment Dates and Final Maturity Dates	11
Ratings for the Transition Bonds	11
Reports to Transition Bondholders	11
Servicing Compensation	11
Federal Income Tax Status	11
ERISA Considerations	11
RISK FACTORS	13
You may experience material payment delays or incur a loss on your investment in the transition bonds because the source of funds for payment is limited	13
RISKS ASSOCIATED WITH POTENTIAL JUDICIAL, LEGISLATIVE OR REGULATORY ACTIONS	13
We are not obligated to indemnify you for changes in law	13
Future judicial action could reduce the value of your investment in the transition bonds	13
Future state legislative action might attempt to reduce the value of your investment in the transition bonds	14
The Texas commission might attempt to take actions that could reduce the value of your investment in the transition bonds	14
SERVICING RISKS	14
Inaccurate consumption forecasting or unanticipated delinquencies or charge-offs might reduce scheduled payments on the transition bonds	14
Changes to billing and collection practices may reduce the amount of funds available for payments on the bonds	15
Your investment in the transition bonds depends on EGSI or its successor or assignee, acting as servicer of the transition property	15
The proposed jurisdictional separation of EGSI into two separate vertically integrated utilities could adversely affect the servicer’s performance	15
If we replace EGSI as the servicer, we may experience difficulties finding and using a replacement servicer	16
It might be difficult to collect transition charges from retail electric providers	16
Competitive metering services might result in unexpected problems in receiving accurate metering data	16
Limits on rights to terminate service might make it more difficult to collect the transition charges	17
Future adjustments to transition charges by customer class might result in insufficient collections	17
RISKS ASSOCIATED WITH THE UNUSUAL NATURE OF THE TRANSITION PROPERTY	17
We will not receive transition charges for any series of transition bonds in respect of electric service provided more than 15 years from the date of issuance of that series of transition bonds	17

i

Foreclosure of the trustee’s lien on the transition property for a series of transition bonds might not be practical, and acceleration of the transition bonds of such series before maturity might have little practical effect	17
STORM-RELATED RISKS	18
Storm damage to EGSI’s Texas service territory could impair payment of the Bonds	18
RISKS ASSOCIATED WITH POTENTIAL BANKRUPTCY PROCEEDINGS OF THE SELLER OR THE SERVICER	18
The servicer will commingle the transition charges with other revenues it collects, which might obstruct access to the transition charges in case of the servicer’s bankruptcy and reduce the value of your investment in the transition bonds	18
The bankruptcy of EGSI or any successor seller might result in losses or delays in payments on the transition bonds	18
The sale of the transition property might be construed as a financing and not a sale in a case of EGSI’s bankruptcy which might delay or limit payments on the transition bonds	20
If the servicer enters bankruptcy proceedings, the collections of the transition charges held by the servicer as of the date of bankruptcy might constitute preferences, which means these funds might be unavailable to pay amounts owing on the transition bonds	20
Claims against EGSI or any successor seller might be limited in the event of a bankruptcy of the seller	20
The bankruptcy of EGSI or any successor seller might limit the remedies available to the trustee	20
RISKS ASSOCIATED WITH POTENTIAL BANKRUPTCY PROCEEDINGS OF FUTURE RETAIL ELECTRIC PROVIDERS IF AND WHEN RETAIL COMPETITION IS INTRODUCED	21
If retail competition is introduced into EGSI’s Texas service territory, REPs, and not EGSI, will collect the transition charges from customers. In such event, the following risks may arise. Please read “Future Retail Electric Providers.”	21
If retail competition is introduced into EGSI’s Texas service territory, retail electric providers will collect the transition charges and may commingle such charges with other revenues they collect. This may cause losses on or reduce the value of your investment in the transition bonds in the event a retail electric provider enters bankruptcy proceedings	21
If a retail electric provider enters bankruptcy proceedings, any cash deposit of the retail electric provider held by the trustee might not be available to cover amounts owed by the retail electric provider	21
If a retail electric provider enters bankruptcy proceedings, transition charge payments made by that retail electric provider to the servicer might constitute preferences, and the servicer may be required to return such funds to the bankruptcy estate of the retail electric provider	21
OTHER RISKS ASSOCIATED WITH AN INVESTMENT IN THE TRANSITION BONDS	22
EGSI’s indemnification obligations under the sale and servicing agreements are limited and might not be sufficient to protect your investment in the transition bonds	22
We may issue additional series of transition bonds	22
EGSI’s ratings might affect the market value of the transition bonds	22
Technological change might make alternative energy sources more attractive in the future	22
The absence of a secondary market for a series of transition bonds might limit your ability to resell your transition bonds of such series	23
You might receive principal payments for a series of transition bonds later than you expect	23
THE FINANCING ACT	23
The Financing Act authorizes utilities to recover hurricane-related costs through the issuance of Bonds	23
EGSI and other utilities may securitize qualified costs	23
EGSI’S FINANCING ORDER	26
EGSI’s Securitization Proceeding and Financing Order	26
Collection of Transition Charges	27
Issuance Advice Letter	27
Tariff	28
PUCT Guaranteed True-Ups	28
PUCT Guaranteed True-Ups—Credit Risk	28
PUCT Guaranteed True-Ups: Entire Private Sector Default	29

READING THIS PROSPECTUS AND THE ACCOMPANYING SUPPLEMENT
     This prospectus is part of a registration statement we and EGSI have filed with the SEC using a “shelf” registration process. By using this process, we may offer the transition bonds in one or more offerings. This prospectus provides you with a general description of the transition bonds we may offer. Each time we offer transition bonds, we will provide a supplement to this prospectus. The prospectus supplement will describe the specific terms of the offering. The prospectus supplement may also contain information that supplements the information contained in this prospectus, and you should rely on the supplementary information in that prospectus supplement. Please read carefully this prospectus, the prospectus supplement and the information, if any, contained in the documents we refer to in this prospectus under the heading “Where You Can Find More Information.”
     References in this prospectus and the prospectus supplement to the terms we, us, EGSI Funding I or the issuing entity mean Entergy Gulf States Reconstruction Funding I, LLC. References to EGSI, the seller or the sponsor refer to Entergy Gulf States, Inc. or to any successor to the rights and obligations of EGSI under the sale agreement. References to the servicer refer to EGSI and any successor servicer under the servicing agreement referred to in this prospectus. Unless the context otherwise requires, the term customer or retail customer means a retail end user of electricity and related services provided by EGSI or a retail electric provider via the transmission and distribution system of an electric utility such as EGSI, and retail electric customer means a retail customer within EGSI’s Texas service territory. References to the Texas commission or PUCT refer to the Public Utility Commission of Texas. You can find a glossary of some of the other defined terms we use in this prospectus on page 95 of this prospectus.
     We have included cross-references to sections in this prospectus where you can find further related discussions. You can also find key topics in the table of contents on the preceding pages. Check the table of contents to locate these sections.
     You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the transition bonds in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is current only as of the date of this prospectus.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
     Some statements contained in this prospectus and the prospectus supplement concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are not historical facts, including statements in the documents that are incorporated by reference as discussed in this prospectus under the heading “Where You Can Find More Information,” are forward-looking statements within the meaning of the federal securities laws. Actual results may differ materially from those expressed or implied by these statements. In some cases, you can identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will,” or other similar words.
     We have based our forward-looking statements on our management’s belief, expectations and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.
     The following are some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements:
•	state and federal legislative and regulatory actions or developments, including deregulation, re-regulation and restructuring of the electric utility industry, and changes in, or changes in application of, laws or regulations applicable to other aspects of our business;

•	non-payment of transition charges due to financial distress of EGSI or any future retail electric providers;

•	the accuracy of the servicer’s estimates of market demand and prices for energy;

•	the accuracy of the servicer’s estimates of industrial, commercial and residential growth in EGSI’s Texas service territory;

•	changes in market demand and demographic patterns;

•	weather variations and other natural phenomena affecting retail electric customer energy usage in EGSI’s Texas service territory;

•	the operating performance of EGSI’s facilities and the facilities of potential future third-party suppliers of electric energy in EGSI’s Texas service territory;

•	the accuracy of the servicer’s forecast of electrical consumption or the payment of transition charges;

•	the reliability of the systems, procedures and other infrastructure necessary to operate the retail electric business in EGSI’s Texas service territory, including the systems owned and operated by any future retail energy providers;

•	national or regional economic conditions affecting retail electric customer energy usage in EGSI’s Texas service territory;

•	acts of war or terrorism or other catastrophic events affecting retail electric customer energy usage in EGSI’s Texas service territory; and

•	other factors we discuss in this prospectus, any prospectus supplement and any of our SEC filings.
     You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statement.

PROSPECTUS SUMMARY
     This summary contains a brief description of the transition bonds and applies to all series of transition bonds we may offer by use of this prospectus. You may find information relating to a specific series of transition bonds in the prospectus supplement relating to that series. You will find a more detailed description of the terms of the offering of the transition bonds following this summary.
     You should carefully consider the Risk Factors beginning on page 13 of this prospectus before you invest in the transition bonds.
Summary of the Transition Bonds

The issuing entity:	Entergy Gulf States Reconstruction Funding I, LLC is a direct, wholly owned subsidiary of EGSI and a limited liability company formed under Delaware law. We were formed solely to purchase and own transition property, to issue one or more series of transition bonds secured by transition property and to perform any activity incidental thereto.

We are responsible to the State of Texas and the Texas commission. Specifically, pursuant to the financing order of the Texas commission relating to the initial series of transition bonds,

•     our organizational documents and transaction documents for the initial series of transition bonds prohibit us from engaging in any activities other than acquiring transition property, issuing transition bonds and performing other activities as specifically authorized by that financing order,

•     the Texas commission or its designated representative has a decision-making role co-equal with EGSI with respect to the structuring and pricing of the transition bonds and all matters related to the structuring and pricing of the transition bonds will be determined through a joint decision of EGSI and the Texas commission or its designated representative,

•     EGSI is directed to take all necessary steps to ensure that the Texas commission or its designated representative is provided sufficient and timely information to allow the Texas commission or its designated representative to fully participate in, and exercise its decision making power over, the proposed securitization, and

• the servicer will file periodic adjustments to transition charges with the Texas commission on our behalf.

We have also agreed that certain reports concerning transition charge collections will be provided to the Texas commission.

Subsequent financing orders relating to additional series of transition bonds may impose additional or different requirements. Please read “EGSI’s Financing Order—EGSI’s Securitization Proceeding and Financing Order.”

Our address:	Capital Center, 919 Congress Avenue, Suite 840, Austin, Texas 78701

Our telephone number:	(409) 981-3000

Seller, Initial Servicer and Sponsor:	EGSI is a fully integrated electric utility providing generation, transmission and distribution service in southeastern Texas and south Louisiana. As of December 31, 2006, EGSI provided electric service to approximately 384,523 retail customers in its Texas service territory. During the 12 months ended December 31, 2006, in its Texas service territory, EGSI’s total retail electric deliveries were approximately 38% industrial, 26% commercial, 34% residential and 2% government and municipal.

EGSI is an operating subsidiary of Entergy Corporation, referred to as Entergy, a Delaware corporation based in New Orleans, Louisiana. Entergy is an integrated energy company engaged primarily in electric power production and retail distribution operations. Neither EGSI nor Entergy nor any other affiliate (other than us) is an obligor of the transition bonds.

As described below under “The Texas Electricity Market Restructuring Plan,” the electric industry in Texas is undergoing fundamental restructuring. Although retail competition and the unbundling of services has not yet been introduced into EGSI’s Texas service territory, it may occur during the term of the transition bonds. Moreover, as described below under “Status of Jurisdictional Separation,” EGSI is in the process of separating into two vertically integrated utilities, one operating exclusively in Texas, and one operating exclusively in Louisiana.

EGSI’s address:	350 Pine Street, Beaumont, Texas 77701

EGSI’s phone number:	(409) 838 – 6631

The servicer of the transition property:	EGSI, acting as the initial servicer, and any successor servicer, including any entity that succeeds to the ownership and operation of all or a portion of the distribution facilities of EGSI within its Texas service territory, whether as a result of a jurisdictional split, as described herein, or through any other merger, division, conversion, consolidation, reorganization, sale, transfer, lease, management contract or otherwise, referred to in this prospectus as the servicer, will service the transition property under a servicing agreement with us.

The trustee:	The trustee for each series of transition bonds will be named in the applicable prospectus supplement.

Transaction overview:	In September 2005, Texas was struck by Hurricane Rita, which caused widespread damage to infrastructure and power outages throughout EGSI’s Texas service territory. In response to the damage to utility infrastructure, the Texas legislature passed House Bill (HB) 163, which, together with Subchapter G of the Texas Electric Utility Restructuring Act, or Restructuring Act, is referred to as the Financing Act.

The Financing Act authorizes certain electric utilities in Texas, including EGSI, to finance the recovery of certain costs incurred as a result of Hurricane Rita, which are referred to under the Financing Act and in this prospectus as hurricane reconstruction costs, as well as the costs expensed or charged to the storm reserve and the costs of issuing, supporting, and servicing transition bonds, through the issuance of transition bonds. A Texas utility must apply to the Texas commission for a financing order under the Financing Act to authorize the issuance of transition bonds. We sometimes refer to transition bonds as bonds. EGSI applied for a financing order under the Financing Act, and the financing order was issued by the Texas commission on April 2, 2007. This financing order authorizes the issuance of up to $327,359,480 in bonds, subject to certain adjustments described below. Any references in this prospectus to the financing order, unless the context indicates otherwise, are to this financing order issued on April 2, 2007, as corrected by an order issued April 23, 2007. Please refer to “EGSI’s Financing Order” in this prospectus. Any subsequent financing order relating to a separate series of bonds will be described in a prospectus supplement.

Pursuant to the Financing Act, the Texas commission may adopt a financing order that imposes, for payment of the transition bonds, an irrevocable, nonbypassable transition charge on all retail customers, including the State of Texas and other governmental entities, within a utility’s certificated Texas service area as it existed on April 2, 2007. We refer to this area in this prospectus and the prospectus supplement, with regard to EGSI, as EGSI’s Texas service territory. The amount and terms for collections of these transition charges are governed by one or more financing orders issued by the Texas commission. The Financing Act permits an electric utility to transfer its rights and interests under a financing order, including the right to impose, collect and receive transition charges, to a special purpose entity formed by the electric utility to issue debt securities secured by the right to receive revenues arising from the transition charges. The electric utility’s right to receive the transition charges, all revenues and collections resulting from the transition charges and its other rights and interests under a financing order, upon transfer to the issuing entity, constitute transition property. Under the Financing Act, transition property does not come into existence until an electric utility first transfers to an assignee or pledges in connection with the issuance of transition bonds its rights under a related financing order. However, for convenience of reference in this prospectus and the prospectus supplement, the transfer of EGSI’s rights under such a financing order is sometimes referred to as the sale or purchase of transition property. Any subsequent financing order relating to a separate series of transition bonds will be described in the applicable prospectus supplement.

On April 2, 2007, as corrected by an order issued on April 23, 2007, the Texas commission issued its financing order to EGSI authorizing the issuance of transition bonds, with the aggregate principal amount consisting of: (i) $321,359,480 in hurricane reconstruction costs incurred through March 31, 2006 (including carrying costs through June 1, 2007, which is the expected issuance date of the transition bonds), plus (ii) up-front qualified costs, which may not exceed $6,000,000. The financing order became final and non-appealable on April 17, 2007. Please read “EGSI’s Financing Order.” To the extent the transition bonds are issued on a date other than June 1, 2007, the financing order requires EGSI to adjust the carrying costs for the difference in the number of days either greater than or less than assumed in the calculation based on the projected issuance date of June 1, 2007. The financing order further requires EGSI to update the up-front qualified costs in the issuance advice letter to reflect the amount actually securitized and other more current information. The qualified costs authorized in the financing order, which we refer to in this prospectus and any applicable prospectus supplement as qualified costs, include EGSI’s hurricane reconstruction costs as found by the Texas commission in the applicable financing order, costs of issuing, supporting and servicing the transition bonds and certain costs of retiring some of EGSI’s existing debt and paying down equity in connection with the issuance of the transition bonds. The Texas commission guarantees that it will take specific actions pursuant to the irrevocable financing order as expressly authorized by the Financing Act to ensure that expected transition charge revenues are sufficient to timely pay scheduled principal and interest on the applicable series of transition bonds.

The primary transactions underlying the offering of each series of transition bonds are as follows:

• EGSI will sell transition property to us in exchange for the net proceeds from the sale of a series of transition bonds,

• we will sell the series of transition bonds, which will be secured primarily by the related transition property, to the underwriters named in the prospectus supplement, and

• EGSI will act as the initial servicer of the transition property.

The transition bonds are not obligations of the trustee, our managers (who, under our limited liability company agreement, manage us), EGSI, Entergy or of any of their affiliates other than us. The transition bonds are also not obligations of the State of Texas or any governmental agency, authority or instrumentality of the State of Texas. However, the State of Texas and other governmental entities, as retail electric customers of EGSI, will be obligated to pay transition charges securing the transition bonds. Except in their capacity as retail electric customers, neither the State of Texas nor any political subdivision, agency, authority or instrumentality of the State of Texas, nor any other public or private entity, will be obligated to provide funds for the payment of the transition bonds.

     The following chart represents a general summary of the parties to the transactions underlying the offering of a series of transition bonds, their roles and their various relationships to the other parties:
Parties to Transaction and Responsibilities
Flow of Funds
     The following chart represents a general summary of the flow of funds following issuance of bonds:

*	Includes all individuals, corporations, other business entities, the State of Texas and other federal, state and local governmental entities who purchase electricity in EGSI’s Texas service territory. As of December 31, 2006, EGSI had approximately 384,523 retail customers in its Texas service territory.

The Collateral
     Each series of transition bonds will be secured by the collateral relating to that series. The principal asset pledged will be transition property, which is a present property right created under the Financing Act by a financing order issued by the Texas commission. The collateral will also consist of:
•	our rights under the sale agreement pursuant to which we will acquire the related transition property, under an administration agreement and under all bills of sale delivered by EGSI pursuant to the sale agreement,

•	our rights under the PUCT guaranteed true-up mechanism,

•	our rights under the servicing agreement and any subservicing, agency, intercreditor or collection agreements executed in connection with the servicing agreement,

•	the collection account for the particular series of transition bonds and all related subaccounts,

•	our rights in all deposits, guarantees, surety bonds, letters of credit and other forms of credit support provided by or on behalf of retail electric providers pursuant to any financing order or tariff,

•	all of our other property related to the series of transition bonds, other than any cash released to us by the trustee on any payment date from earnings on the capital subaccount,

•	all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing, and

•	all payments on or under and all proceeds in respect of any or all of the foregoing.
     The collateral for each series of transition bonds will be separate from the collateral for any other series, and holders of one series of transition bonds will have no recourse to collateral for a different series. Please read “Security for the Transition Bonds.”
The Transition Property
     In general terms, all of the rights and interests of EGSI under a financing order that are transferred to us pursuant to a sale agreement are referred to in this prospectus and the prospectus supplement as transition property. Transition property includes the right to impose, collect and receive transition charges in amounts sufficient to pay principal and interest and to make other deposits in connection with the related series of transition bonds. Transition charges are payable by retail customers within EGSI’s Texas service territory, including the State of Texas and other governmental entities, who consume electricity that is delivered through the distribution system. Customers who produce and deliver on-site generation from a generation facility with a rated capacity of greater than 10 MW without using EGSI’s distribution lines must also pay the transition charge. During the twelve months ended December 31, 2006, approximately 38% of EGSI’s total retail electric deliveries in its Texas service territory were to industrial customers, 26% were to commercial customers and 34% were to residential customers and 2% were to government and municipal customers. Except in their capacity as retail electric customers, neither the State of Texas nor any political subdivision, agency, authority or instrumentality of the State of Texas, nor any other public or private entity, will be obligated to provide funds for the payment of the transition bonds.
     The transition property is not a receivable, and the principal collateral securing a series of transition bonds will not be a pool of receivables. Transition charges authorized in a financing order are irrevocable and not subject to reduction, impairment, or adjustment by further action of the Texas commission, except for annual and interim true-up adjustments to correct overcollections or undercollections and to provide for the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with a series of transition bonds. Please read “The Servicing Agreement—The PUCT Guaranteed Transition Charge Adjustment Process.” All revenues and collections resulting from transition charges are part of the transition property with respect to a particular series of transition bonds.
     We will purchase transition property from EGSI to support the issuance of the related series of transition bonds. EGSI, as the servicer, will collect the applicable transition charges through billing and collecting the transition charge from retail electric consumers. EGSI will then remit the estimated collections to the trustee.
     Unlike other electric utilities in Texas, EGSI is not currently subject to the provisions of the Restructuring Act which mandated competition in the retail electric market and the separation (or unbundling) of a utility’s energy services business into separate business units. The provisions of the Restructuring Act may become applicable in the future in which case EGSI would not be the sole provider of electric services in its Texas service territory. However, with the exception of the parts of

EGSI’s Texas service territory that are multiply certificated, so long as retail competition has not been introduced into EGSI’s Texas service territory, EGSI remains the sole provider of electric services in its Texas service territory. EGSI bills and collects all electric service charges from its customers, which will include the transition charges that will be imposed pursuant to the Financing Act and the financing order. Please read “The Texas Electricity Market Restructuring Plan—EGSI’s Texas Service Territory May Experience Deregulation in the Future.”
     When, and if, EGSI’s Texas service territory becomes subject to retail competition, EGSI, as servicer, will collect the applicable transition charge from retail electric providers, which are entities certified under Texas law that will provide electricity and related services to retail electric customers within EGSI’s Texas service territory, and will remit the estimated collections to the trustee. The retail electric providers, which we also refer to as REPs, will in turn bill and collect the transition charges from retail electric customers. These REPs will be subject to billing and collection standards imposed in the financing order and the tariff. Please read “Future Retail Electric Providers—Credit Practices, Policies and Procedures of Retail Electric Providers.”
Interest Payments
     Interest on each tranche or series of transition bonds will accrue from the date we issue the tranche or series of transition bonds at the interest rate stated in the related prospectus supplement. On each payment date, we will pay interest on each tranche or series of transition bonds equal to the following amounts:
•	if there has been a payment default, any interest payable but unpaid on any prior payment dates, together with interest on such unpaid interest, if any, and

•	accrued interest on the principal balance of each tranche or series of transition bonds as of the close of business on the preceding payment date (or, in the case of the first payment date, on the date of the original issuance of each tranche or series of transition bonds) after giving effect to all payments of principal made on the preceding payment date, if any.
     We will pay interest on each tranche or series of transition bonds before we pay the principal of each tranche or series of transition bonds. Please read “Description of the Transition Bonds—Interest and Principal on the Transition Bonds.” If there is a shortfall in the amounts available in the applicable collection account to make interest payments, the trustee will distribute interest pro rata to each tranche of the applicable series of transition bonds based on the amount of interest payable on each outstanding tranche. Unless otherwise specified in the prospectus supplement, we will calculate interest on the basis of a 360-day year of twelve 30-day months.
Principal Payments and Record Dates and Payment Sources
     On each payment date specified in the prospectus supplement for each series of transition bonds, we will pay amounts then due or scheduled to be paid on outstanding series of the transition bonds from amounts available in the collection account for that series and the related subaccounts held by the trustee. We will make these payments to the holders of record of the transition bonds on the related record date specified in the prospectus supplement.
     Amounts available to make these payments will include the applicable transition charges collected by the servicer for us since the last payment date, as described in greater detail under “Security for the Transition Bonds—How Funds in the Collection Account Will Be Allocated” and “The Servicing Agreement—Remittances to Collection Account.” The trustee will pay the principal of each tranche of transition bonds in the amounts and on the payment dates specified in the expected sinking fund schedule described in the related prospectus supplement, but only to the extent transition charge collections received from the servicer and amounts available from trust accounts held by the trustee are sufficient to make principal payments after payment of amounts having a higher priority of payment. Please read “Security for the Transition Bonds—How Funds in the Collection Account Will Be Allocated.”
Priority of Distributions
     Unless otherwise specified in a prospectus supplement, on each payment date for a series of transition bonds, the trustee will allocate or pay all amounts on deposit in the general subaccount of the collection account for that series in the following order of priority:
1.	payment of a pro rata portion, based on the respective outstanding amounts of each series, of the trustee’s fees, expenses and any outstanding indemnity amounts, the total amount of which may be paid in any 12-month period may be capped, with respect to any series of transition bonds, as set forth in the prospectus supplement for such series,

2.	payment of the servicing fee for the applicable series, which will be a fixed amount specified in the servicing agreement, plus any unpaid servicing fees from prior payment dates,

3.	payment of a pro rata portion, based on the respective outstanding amounts of each series, of the administration fee, which will be a fixed amount specified in the administration agreement between us and EGSI, and of the fees of our independent manager(s), which will be in an amount specified in an agreement between us and our independent manager(s),

4.	payment of a pro rata portion, based on the respective outstanding amounts of each series, of all of our other ordinary periodic operating expenses, such as accounting and audit fees, rating agency fees, legal fees and certain reimbursable costs of the servicer under the servicing agreement, as set forth in the prospectus supplement for such series,

5.	payment of the interest then due on that series of transition bonds, including any past-due interest,

6.	payment of the principal then required to be paid on that series of transition bonds at final maturity or upon acceleration,

7.	payment of the principal then scheduled to be paid on that series of transition bonds,

8.	payment of a pro rata portion, based on the respective outstanding amounts of each series, of any of our remaining unpaid operating expenses and any remaining amounts owed pursuant to the basic documents, including all remaining indemnity amounts owed to the trustee,

9.	replenishment of any amounts drawn from the capital subaccount for that series,

10.	if there is a positive balance after making the foregoing allocations, so long as no event of default has occurred and is continuing, release to us of an amount not to exceed the lesser of any remaining balance and the investment earnings on amounts in the capital subaccount for that series,

11.	allocation of the remainder, if any, to the excess funds subaccount, and

12.	after the transition bonds of the applicable series have been paid in full and discharged, the balance, together with all amounts in the capital subaccount and the excess funds subaccount, to us free and clear of the lien of the indenture.
     The trustee’s fees, expenses and indemnity amounts referred to in clause 1 above and the amount of the servicer’s fee referred to in clause 2 above will be described in the prospectus supplement for the related series of the transition bonds. The priority of distributions for the collected transition charges, as well as available amounts in the subaccounts, are described in more detail under “Security for the Transition Bonds—How Funds in the Collection Account Will Be Allocated,” as well as in the prospectus supplement for each series of the transition bonds.
Credit Enhancement
     Credit enhancement for the transition bonds, which is intended to protect you against losses or delays in scheduled payments on the transition bonds, will be as follows:
•	The Texas commission will approve adjustments to the transition charges, but only upon petition of the servicer, to make up for any shortfall or reduce any excess in collected transition charges. We sometimes refer to these adjustments as the PUCT guaranteed true-up adjustments or true-up mechanism. These adjustments will be made at least annually, and semi-annually if necessary, to ensure the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the transition bonds. Please read “EGSI’s Financing Order—PUCT Guaranteed True-Ups.”

•	Collection Account—Under the indenture, the trustee will hold a collection account for each series of transition bonds, divided into various subaccounts. The primary subaccounts for credit enhancement purposes are:
•	the general subaccount—the trustee will deposit into the general subaccount all transition charge collections remitted to it by the servicer;

•	the capital subaccount—EGSI will deposit an amount specified in the prospectus supplement into the capital subaccount on the date of issuance of each series of the transition bonds; and

•	the excess funds subaccount—any excess amount of collected transition charges and investment earnings not released to us will be held in the excess funds subaccount.
     Each of these subaccounts will be available to make payments on the transition bonds of the related series on each payment date.
     If, in the future, there should be any retail electric providers in EGSI’s Texas service territory and such retail electric providers do not maintain a long-term, unsecured credit rating of “BBB-“ and “Baa3” (or the equivalent) from S&P and Moody’s, respectively, then they will be required to provide a cash deposit of two months’ maximum expected transition charge collections, an affiliate guarantee, surety bond or letter of credit from an entity with such a credit rating providing for payment of such amount of transition charge collections in the event that the retail electric provider defaults in its payment obligations or a combination of any of the foregoing. If a retail electric provider defaults in making a payment of transition charges to the servicer and does not remedy the default within a 10 calendar-day grace period, amounts on deposit or available from other credit support (up to an amount of the lesser of the payment default of the retail electric provider or the amount of the deposit or other credit support amount) will be used to make payments in respect of transition bonds of the related series. Please read “Future Retail Electric Providers—Credit Practices, Policies and Procedures of Retail Electric Providers.”
Master Trust Structure; Issuance of Additional Series
     The indenture has been structured as the functional equivalent of a master trust in that we may, subject to the terms of the financing order or any subsequent financing order but without your prior review or approval, acquire additional transition property and issue one or more additional series of transition bonds which are backed by such transition property, all of which transition bonds will be paid through collections of additional transition charges from the same group of retail customers and associated retail electric providers. In addition, EGSI may also sell transition property to one or more entities other than us in connection with the issuance of a new series of transition bonds without your prior review or approval. The trustee will authenticate and deliver a new series of transition bonds, only if, among other conditions, the aggregate amount of the transition bonds outstanding does not exceed the amounts approved under all applicable financing orders and the rating agency condition (described below) has been satisfied. Please read “Description of the Transition Bonds—Conditions of Issuance of Additional Series and Acquisition of Additional Transition Property.” Each series of transition bonds will be secured by its own transition property, which will include the right to impose, collect and receive transition charges calculated in respect of that series, and the right to impose interim and annual true-up adjustments to correct overcollections or undercollections in respect of that series. Each series will also have its own collection account, including any related subaccounts, into which collections of the transition charges relating to that series will be deposited and from which amounts will be withdrawn to pay the related series of transition bonds. The collateral for each series of transition bonds will be separate from the collateral for any other series, and holders of one series of transition bonds will have no recourse to collateral for a different series. Accordingly, no series will be subordinated to any other series except that any tranche of a particular series may be subordinated to other tranches of such series if and to the extent set forth in the applicable prospectus supplement. In the event that more than one series of transition bonds is issued, the administration fees, independent manager fees and other operating expenses payable by us on any payment date will be assessed to each series on a pro rata basis, based upon the respective outstanding amounts of each series. Please read “Security for the Transition Bonds—Description of Indenture Accounts” and “—How Funds in the Collection Account Will Be Allocated.”
Allocations as Between Series
     Although each series will have its own transition property, transition charges relating to each series will be collected through single bills to individual retail customers and associated retail electric providers, if applicable, that include all charges related to the purchase of electricity, without separately itemizing the transition charge component of the bill or the transition charge components applicable to separate series. In the event a customer does not pay in full all amounts owed under any bill including transition charges, EGSI is required to allocate any resulting shortfalls in transition charges ratably based on the amounts of transition charges owing in respect of the bonds, any amounts owing to any other series, amounts owing to EGSI Funding I and amounts owing to any other subsequently created special-purpose subsidiaries of EGSI which issue transition bonds. Please read “Description of the Transition Bonds—Allocations as Between Series” and “The Servicing Agreement—Remittances to Collection Account.”
State Pledge
     The State of Texas has pledged in the Financing Act that it will not take or permit any action that would impair the value of the transition property, or, except as permitted in connection with a true-up adjustment authorized by the Financing

Act, reduce, alter or impair the transition charges until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the transition bonds, have been paid and performed in full. The transition bonds are not a debt or an obligation of the State of Texas, the Texas commission or any other governmental agency or instrumentality and are not a charge on the full faith and credit or the taxing power of the State of Texas or any governmental agency or instrumentality.
Optional Redemption
     We will not have the option to redeem or otherwise prepay any transition bonds prior to their scheduled final payment date.
Scheduled Final Payment Dates and Final Maturity Dates
     Failure to pay a scheduled principal payment on any payment date or the entire outstanding amount of the transition bonds of any tranche or series by the scheduled final payment date will not result in a default with respect to that tranche or series. The failure to pay the entire outstanding principal balance of the transition bonds of any tranche or series will result in a default only if such payment has not been made by the final maturity date for the tranche or series, or on any date set for redemption of the series. We will specify the scheduled final payment date and the final maturity date of each series and tranche of transition bonds in the related prospectus supplement.
Ratings for the Transition Bonds
     It will be a condition of issuance for each series of transition bonds that the series be rated “Aaa” by Moody’s, “AAA” by S&P and “AAA” by Fitch, Inc. Please read “Ratings for the Transition Bonds.”
Reports to Transition Bondholders
     Pursuant to the indenture, the trustee will provide to the holders of record of the transition bonds regular reports prepared by the servicer containing information concerning, among other things, us and the collateral for the related series of transition bonds. Unless and until the transition bonds of a series are issued in definitive certificated form, the reports for such series will be provided to The Depository Trust Company. The reports will be available to beneficial owners of the transition bonds upon written request to the trustee or the servicer. These reports will not be examined and reported upon by an independent public accountant. In addition, no independent public accountant will provide an opinion thereon. Please read “Description of the Transition Bonds—Reports to Bondholders.”
Servicing Compensation
     We will pay the servicer on each payment date the servicing fee with respect to all series of the transition bonds. As long as EGSI or any affiliated entity acts as servicer, this fee will be $400,000 annually. If a third-party servicer is appointed, the servicing fee will be negotiated by the successor servicer and us; however, the Texas commission must approve the appointment of, and the annual servicing fee for, any replacement servicer. In addition, the servicing fee for any replacement servicer may not exceed 1.25% of the aggregate initial principal amount of all outstanding series of transition bonds if, upon notification in writing to each rating agency of such action and the confirmation by S&P to the servicer, the trustee and us, such action it would result in the credit ratings on any outstanding transition bonds being reduced or withdrawn. We sometimes refer to this condition as the rating agency condition. In no event will the trustee be liable for any servicing fee in its individual capacity.
Federal Income Tax Status
     In the opinion of Sidley Austin LLP, counsel to us and to EGSI, for federal income tax purposes, the transition bonds will constitute indebtedness of EGSI, our sole member. If you purchase a beneficial interest in any transition bond, you agree by your purchase to treat the transition bonds as debt of our sole member for federal income tax purposes.
ERISA Considerations
     Pension plans and other investors subject to ERISA may acquire the transition bonds subject to specified conditions. The acquisition and holding of the transition bonds could be treated as a direct or indirect prohibited transaction under ERISA. Accordingly, by purchasing the transition bonds, each investor purchasing on behalf of a pension plan will be deemed to certify that the purchase and subsequent holding of the transition bonds would be exempt from the prohibited transaction rules of ERISA. Please read “ERISA Considerations.”

RISK FACTORS
     Please carefully consider all the information we have included or incorporated by reference in this prospectus and the prospectus supplement, including the risks described below and the statements in “Cautionary Statement Regarding Forward-Looking Information,” before deciding whether to invest in the transition bonds.
You may experience material payment delays or incur a loss on your investment in the transition bonds because the source of funds for payment is limited.
     The only source of funds for payment of a series of transition bonds will be our assets relating to such series, which consist of:
•	the transition property securing that series of transition bonds, including the right to impose, collect and receive related transition charges;

•	the funds on deposit in the accounts held by the trustee; and

•	our rights under various contracts we describe in this prospectus.
     The transition bonds are not a charge on the full faith and credit or taxing power of the State of Texas or any governmental agency or instrumentality, nor will the transition bonds be insured or guaranteed by EGSI, including in its capacity as the servicer, or by its parent, Entergy, any of their respective affiliates (other than us), the trustee or any other person or entity. Thus, you must rely for payment of a series of transition bonds solely upon the legislation, state and federal constitutional rights to enforcement of such legislation, the irrevocable financing order, collections of the transition charges relating to such series and funds on deposit in the related accounts held by the trustee relating to such series. Our organizational documents restrict our right to acquire other assets unrelated to the transactions described in this prospectus. Please read “Entergy Gulf States Reconstruction Funding I, LLC, The Issuing Entity.”
RISKS ASSOCIATED WITH POTENTIAL JUDICIAL, LEGISLATIVE OR REGULATORY ACTIONS
We are not obligated to indemnify you for changes in law.
     Neither we nor EGSI will indemnify you for any changes in the law, including any federal preemption or repeal or amendment of the Financing Act, that may affect the value of your transition bonds. EGSI will agree in the sale agreement to institute any action or proceeding as may be reasonably necessary to block or overturn any attempts to cause a repeal, modification or amendment to the Financing Act that would be materially adverse to us, the trustee or transition bondholders. Please read “The Sale Agreement—Covenants of the Seller” and “The Servicing Agreement—Servicing Standards and Covenants.” However, we cannot assure you that EGSI would be able to take this action or that any such action would be successful.
Future judicial action could reduce the value of your investment in the transition bonds.
     The transition property is the creation of the Financing Act and one or more financing orders that have been or may be issued by the Texas commission to EGSI. There is uncertainty associated with investing in bonds payable from an asset that depends for its existence on legislation because there is limited judicial or regulatory experience implementing and interpreting the legislation. Because the transition property is a creation of the Financing Act, any judicial determination affecting the validity of or interpreting the Financing Act, the transition property or our ability to make payments on the transition bonds might have an adverse effect on the transition bonds. In June of 2001, the Supreme Court of the State of Texas upheld the constitutionality of certain securitization provisions of Subchapter G of the Restructuring Act, which are part of the Financing Act. Notwithstanding that decision, a federal or state court could be asked in the future to determine whether the relevant provisions of the Financing Act are unlawful or invalid. If the Financing Act is invalidated, the financing order might also be invalidated.
     Other states have passed electric utility deregulation laws similar to the Financing Act, and some of these laws have been challenged by judicial actions. To date, none of these challenges has succeeded, but future judicial challenges might be made. An unfavorable decision regarding another state’s law would not automatically invalidate the Financing Act or the financing order, but it might provoke a challenge to the Financing Act, establish a legal precedent for a successful challenge to the Financing Act or heighten awareness of the political and other risks of the transition bonds, and in that way may limit the liquidity and value of the transition bonds. Therefore, legal activity in other states may indirectly affect the value of your investment in the transition bonds.

Future state legislative action might attempt to reduce the value of your investment in the transition bonds.
     Despite its pledge in the Financing Act not to take or permit certain actions that would impair the value of the transition property or the transition charges, the Texas legislature might attempt to repeal or amend the Financing Act in a manner that limits or alters the transition property so as to reduce its value. For a description of the State’s pledge, please read “The Financing Act—EGSI and Other Utilities May Securitize Qualified Costs—State Pledge.” It might be possible for the Texas legislature to repeal or amend the Financing Act notwithstanding the State’s pledge if the legislature acts in order to serve a significant and legitimate public purpose. Any such action, as well as the costly and time-consuming litigation that likely would ensue, might adversely affect the price and liquidity, the dates of payment of interest and principal and the weighted average lives of the transition bonds. Moreover, the outcome of any litigation cannot be predicted. Accordingly, you might incur a loss on or delay in recovery of your investment in the transition bonds.
     If an action of the Texas legislature adversely affecting the transition property or the ability to collect transition charges were considered a “taking” under the United States or Texas Constitutions, the State of Texas might be obligated to pay compensation for the taking. However, even in that event, there is no assurance that any amount provided as compensation would be sufficient for you to recover fully your investment in the transition bonds or to offset interest lost pending such recovery.
     Unlike the citizens of California, Massachusetts, Michigan and some other states, the citizens of the State of Texas currently do not have the constitutional right to adopt or revise state laws by initiative or referendum. Thus, absent an amendment of the Texas Constitution, the Financing Act cannot be amended or repealed by direct action of the electorate of the State of Texas or of EGSI’s Texas service territory.
     The enforcement of any rights against the State of Texas or the Texas commission under the State’s pledge may be subject to the exercise of judicial discretion in appropriate cases and to the limitations on legal remedies against state and local governmental entities in Texas. These limitations might include, for example, the necessity to exhaust administrative remedies prior to bringing suit in a court, or limitations on type and locations of courts in which the State of Texas or the Texas commission may be sued.
The Texas commission might attempt to take actions that could reduce the value of your investment in the transition bonds.
     The Financing Act provides that a financing order is irrevocable and that the Texas commission may not directly or indirectly, by any subsequent action, rescind or amend a financing order or reduce or impair the transition charges authorized under a financing order, except for the true-up adjustments to the transition charges. However, the Texas commission retains the power to adopt, revise or rescind rules or regulations affecting EGSI. The Texas commission also retains the power to interpret the financing order granted to EGSI, and in that capacity might be called upon to rule on the meanings of provisions of the order that might need further elaboration. Any new or amended regulations or orders from the Texas commission might attempt to affect the ability of the servicer to collect the transition charges in full and on a timely basis, the rating of the related transition bonds or their price and, accordingly, the amortization of such transition bonds and their weighted average lives.
     The servicer is required to file with the Texas commission, on our behalf, certain adjustments of the transition charges. Please read “EGSI’s Financing Order—PUCT Guaranteed True-Ups” and “The Servicing Agreement—The PUCT Guaranteed Transition Charge Adjustment Process.” True-up adjustment procedures have been challenged in the past and may be challenged in the future. Challenges to or delays in the true-up process might adversely affect the market perception and valuation of the transition bonds. Also, any litigation might materially delay transition charge collections due to delayed implementation of true-up adjustments and might result in missing payments or payment delays and lengthened weighted average life of the related transition bonds.
SERVICING RISKS
Inaccurate consumption forecasting or unanticipated delinquencies or charge-offs might reduce scheduled payments on the transition bonds.
     The transition charges are generally assessed based on forecasted customer usage, which includes both kilowatts demanded and kilowatt-hours of electricity consumed by retail customers. The amount and the rate of transition charge collections will depend in part on actual electricity usage and the amount of collections and write-offs for each customer class. If the servicer inaccurately forecasts electricity consumption or uses inaccurate customer delinquency or charge-off data when setting or adjusting the transition charges, there could be a shortfall or material delay in transition charge collections, which might result in missed or delayed payments of principal and interest and lengthened weighted average life of the transition bonds. Please read “EGSI’s Financing Order—PUCT Guaranteed True-Ups” and “The Servicing Agreement—The PUCT Guaranteed Transition Charge Adjustment Process.”
     EGSI, the servicer, has historically forecasted customer usage based on kilowatt-hours and has historically forecasted peak demand annually on a total company basis. The servicer has not historically forecasted demand by customer rate class, although it does forecast demand for broader customer categories. Inaccurate forecasting of electricity consumption by the servicer might result from, among other things, unanticipated weather or economic conditions, resulting in less electricity consumption than forecast; general economic conditions being worse than expected, causing retail electric customers to migrate from EGSI’s Texas service territory or reduce their electricity consumption; the occurrence of a natural disaster, such as a hurricane or an act of terrorism or other catastrophic event; unanticipated changes in the market structure of the electric industry; customers consuming less electricity than anticipated because of increased energy prices, unanticipated increases in conservation efforts or unanticipated increases in electric usage efficiency; or customers unexpectedly switching to alternative sources of energy, including self-generation of electric power.
     The servicer’s use of inaccurate delinquency or charge-off rates might result also from, among other things, unexpected deterioration of the economy or the unanticipated declaration of a moratorium on terminating electric service to customers in the event of extreme weather, either of which would cause greater delinquencies or charge-offs than expected or force EGSI or any retail electric providers to grant additional payment relief to more customers; or the introduction into the Texas service territory of REPs who collect payments arising from the transition charges, but who may fail to remit retail customer charges to the servicer in a timely manner; or the failure of REPs to submit accurate and timely information to the servicer regarding their collections and charge-offs; or any other unanticipated change in law that makes it more difficult for EGSI or retail electric providers, if any, to terminate service to nonpaying customers or that requires EGSI or retail electric providers, if any, to apply more lenient credit standards in accepting retail electric customers.
Changes to billing and collection practices may reduce the amount of funds available for payments on the bonds.
     The methodology of determining the amount of the transition charge billed to each consumer is or will be specified in the related financing order. Although EGSI may not change this methodology, EGSI, as servicer, may set, and may change, its own billing and collection arrangements with each retail electricity consumer and with each REP, if any. For example, to recover part of an outstanding electricity bill, EGSI may agree to extend a consumer’s payment schedule or to write off the remaining portion of the bill. Similarly, the Texas commission may require changes to these practices. Under the methodology specified in a financing order, this might result in an extension of the consumer’s payment of transition charges. Thus, any changes in billing and collection practices or regulations might make it more difficult for the servicer to collect the transition charge and might adversely affect the value of the transition bonds and their weighted average lives. The servicing agreement provides, however, that the servicer will not take any action that will adversely impair our interest in the transition property.
Your investment in the transition bonds depends on EGSI or its successor or assignee, acting as servicer of the transition property.
     EGSI, as servicer, will be responsible for, among other things, calculating, billing and collecting the transition charges from retail electric consumers, or, in the future, any retail electric providers operating in the EGSI Texas service territory, submitting requests to the Texas commission to adjust these charges, monitoring the collateral for a series of transition bonds and taking certain actions in the event of non-payment by retail electric consumers, or, in the future, by any retail electric providers. The trustee’s receipt of collections in respect of transition charges, which will be used to make payments on the related series of transition bonds, will depend in part on the skill and diligence of the servicer in performing these functions. The systems the State of Texas and servicer have in place for transition charge billings and collections might, in particular circumstances, cause the servicer to experience difficulty in performing these functions in a timely and completely accurate manner. If the servicer fails to make collections for any reason, then the servicer’s payments to the trustee in respect of the transition charges might be delayed or reduced. In that event, our payments on the related transition bonds might be delayed or reduced.
The proposed jurisdictional separation of EGSI into two separate vertically integrated utilities could adversely affect the servicer’s performance.
     As described in this prospectus, EGSI is in the process of reorganizing for the purpose of separating its Texas and Louisiana operations. The final terms of this “jurisdictional separation” have not yet been determined. Please read “The Seller, Initial Servicer and Sponsor – Status of Jurisdictional Separation.” However, any entity that becomes the successor owner of all or substantially all, or part of the distribution system business assets of EGSI within its Texas service territory must assume the role of servicer, subject only to the satisfaction of the conditions set forth in the servicing agreement. These conditions do not include either bondholder consent or, so long as the successor entity assumes the ownership of all or substantially all of the distribution system business assets of EGSI within EGSI’s Texas service territory, satisfaction of the rating agency condition. Please read “The Sale Agreement – Successors to the Seller” and “The Servicing Agreement – Matters Regarding the Servicer.” There can be no assurances that the jurisdictional separation will be consummated or that its consequences will not negatively impact EGSI’s operations, including its performance as servicer.
If we replace EGSI as the servicer, we may experience difficulties finding and using a replacement servicer.
     If EGSI ceases to service the transition property related to a series of transition bonds, it might be difficult to find a successor servicer. Under the financing order, the appointment of a successor servicer and the annual servicing fee payable to a successor servicer require PUCT approval. In addition, the servicing fee for any replacement servicer may not exceed 1.25% of the aggregate initial principal amount of all outstanding series of transition bonds unless the rating agency condition is satisfied. Please read “The Servicing Agreement—Servicing Compensation.” Also, any successor servicer might have less experience and ability than EGSI and might experience difficulties in collecting transition charges and determining appropriate adjustments to the transition charges, and billing and/or payment arrangements may change, resulting in delays or disruptions of collections. A successor servicer might charge fees that are substantially higher than the fees paid to EGSI as servicer. In the event of the commencement of a case by or against the servicer under the United States Bankruptcy Code or similar laws, we and the trustee might be prevented from effecting a transfer of servicing due to operation of the Bankruptcy Code. Any of these factors and others might delay the timing of payments and may reduce the value of your investment.
It might be difficult to collect transition charges from retail electric providers.
     If and when retail competition is introduced into EGSI’s Texas service territory, then retail electric customers will pay the transition charges not to EGSI, but to retail electric providers who supply them with electric power. The retail electric providers will be responsible for billing retail customers and will be obligated to remit to the servicer payments of the transition charges, less a specified percentage allowance for charge-offs of delinquent customer accounts, within 35 days of billing from the servicer, even if they do not collect the transition charges from retail electric customers. Please read “Future Retail Electric Providers.” Because the retail electric providers will bill most retail electric customers for the transition charges, we will have to rely on a relatively small number of entities for the collection of the bulk of the transition charges.
     Failure by the retail electric providers, if any, to remit transition charges to the servicer might cause delays in payments on the transition bonds and adversely affect your investment in the transition bonds. The servicer will not pay any shortfalls resulting from the failure of any retail electric provider to forward transition charge collections.
     Adjustments to the transition charges and any credit support provided by a retail electric provider, while available to compensate for a failure by a retail electric provider to pay the transition charges to the servicer, might not be sufficient to protect the value of your investment in the transition bonds. Please read “EGSI’s Financing Order—PUCT Guaranteed True-Ups” and “The Servicing Agreement—The PUCT Guaranteed Transition Charge Adjustment Process.”
     The Restructuring Act provides for one or more retail electric providers in each area that is open to retail competition to be designated the “provider of last resort” for that area or for specified customer classes. The provider of last resort is required to offer basic electric service to retail customers in its designated area, regardless of the creditworthiness of the customer. The provider of last resort might face greater difficulty in bill collection than other retail electric providers and therefore the servicer may face greater difficulty in collecting transition charges from the provider of last resort.
     Retail electric providers, when and if retail competition commences in EGSI’s Texas service territory, may issue a single bill to individual retail customers that includes all charges related to the purchase of electricity, without separately itemizing the transition charge component of the bill. A retail electric provider’s use of a consolidated bill might increase the risk that customers who have claims against the retail electric provider will attempt to offset those claims against transition charges or increase the risk that, in the event of a bankruptcy of a retail electric provider, a bankruptcy court would find that the retail electric provider has an interest in the transition property and would make it more difficult to terminate the services of a bankrupt retail electric provider or collect transition charges from its customers.
Competitive metering services might result in unexpected problems in receiving accurate metering data.
     As part of the restructuring of the Texas electric industry, certain metering services can be provided on a competitive basis to commercial and industrial customers, and third parties are permitted to perform metering services and provide metering data to the servicer that the servicer will utilize in calculating and billing transition charges. The Texas commission has adopted a rule under which the Electric Reliability Council of Texas, the entity designated by the Texas commission to administer the competitive retail market in Texas, establishes and periodically revises a list of qualifying competitive meters.

The Texas commission’s rule also provides for testing of competitive meters, for data management, and for the use of meter data for billing by transmission and distribution utilities.
     As retail competition has not yet been introduced into EGSI’s Texas service territory, competitive metering is not yet available to commercial and industrial customers in EGSI’s Texas service territory. However, it may be available in the future.
     Since third parties may not have previously performed metering services in EGSI’s Texas service territory, there might be unforeseen problems in converting to the third-party’s metering system, in taking accurate meter readings and in collecting and processing accurate metering data following the conversion to competitive metering. Inaccurate metering data might lead to inaccuracies in the calculation and imposition of transition charges and might give rise to disputes between the servicer and REPs regarding payments resulting in missing or delayed payments of principal and interest and a lengthened weighted average life of the transition bonds.
Limits on rights to terminate service might make it more difficult to collect the transition charges.
     Each financing order expressly provides or will provide that we may authorize the servicer to disconnect service for nonpayment of transition charges to the same extent as an electric utility. Moreover, if the servicer is billing customers for transition charges, the servicer may terminate transmission and distribution service to the customer for non-payment of transition charges pursuant to the applicable rules of the Texas commission. Nonetheless, Texas statutory requirements and the rules and regulations of the Texas commission, which may change from time to time, regulate and control the right to disconnect service. For example, EGSI generally may not terminate service to a retail customer on (1) a weekend day, (2) a day when the previous day’s high temperature did not exceed 32 degrees Fahrenheit and the temperature is predicted to remain at or below that level for the next 24 hours or (3) a day for which the National Weather Service issues a heat advisory for any county in EGSI’s Texas service territory, or when a heat advisory has been issued for either of the two prior calendar days. To the extent these retail electric customers do not pay for their electric service, EGSI will not be able to collect transition charges from these retail electric customers. Although retail electric providers would have to pay the servicer the transition charges on behalf of those customers (subject to any charge-off allowance and annual reconciliation rights), if and when retail competition commences in EGSI’s Texas service territory, continuing service to non-paying customers could affect the ability of retail electric providers to make such payment.
Future adjustments to transition charges by customer class might result in insufficient collections.
     The customers who pay transition charges are divided into customer classes. Transition charges for each series of transition bonds will be functionalized and allocated to customers in the same manner as the corresponding facilities and related expenses are functionalized and allocated in the utility’s current base rates.
     A shortfall in collections of transition charges in one customer class may be corrected by making adjustments to the transition charges payable by that customer class and any other customer class. If certain customers in a class fail to pay transition charges or cease to be customers, the servicer might have to substantially increase the transition charges for the remaining customers in that customer class and for other customer classes. This effect might be more extreme in the case of EGSI’s industrial class customers. Other factors, such as economic conditions, could also lead to industrial customers reducing their demand for electricity or to abandon operation of their facilities. The inability to impose and collect transition charges or the failure to collect transition charges from such retail customers could lead to increases in transition charges for other customers. These increases could lead to further unanticipated failures by the remaining customers to pay transition charges, thereby increasing the risk of a shortfall in funds to pay the transition bonds.
RISKS ASSOCIATED WITH THE UNUSUAL NATURE OF THE TRANSITION PROPERTY
We will not receive transition charges for any series of transition bonds in respect of electric service provided more than 15 years from the date of issuance of that series of transition bonds.
     EGSI will not be entitled to charge transition charges for any series of transition bonds for electricity delivered after the fifteenth anniversary of the issuance of that series of transition bonds. If transition charges collected for electricity delivered through the fifteenth anniversary of a series of transition bonds are not sufficient to repay that series of the transition bonds in full, no other funds will be available to pay the unpaid balance due on that series of the transition bonds.
Foreclosure of the trustee’s lien on the transition property for a series of transition bonds might not be practical, and acceleration of the transition bonds of such series before maturity might have little practical effect.
     Under the Financing Act and the indenture, the trustee or the transition bondholders have the right to foreclose or otherwise enforce the lien on the transition property securing a series of transition bonds. However, in the event of foreclosure, there is likely to be a limited market, if any, for the transition property. Therefore, foreclosure might not be a realistic or practical remedy. Moreover, although principal of such series of transition bonds will be due and payable upon acceleration of such series of transition bonds before maturity, transition charges relating to such series likely would not be accelerated and the nature of our business will result in principal of such series of transition bonds being paid as funds become available. If there is an acceleration of a series of transition bonds, all tranches of such series of transition bonds will be paid pro rata; therefore, some tranches might be paid earlier than expected and some tranches might be paid later than expected.
STORM-RELATED RISKS
Storm damage to EGSI’s Texas service territory could impair payment of the Bonds.
     EGSI’s Texas service territory was impacted by Hurricane Rita in 2005, disrupting EGSI’s operations, and depleting its storm reserve leading the Texas legislature to enact the Financing Act. Future storms could have similar or more drastic effects. Transmission and/or distribution facilities could be damaged or destroyed and usage of electricity could be interrupted temporarily, reducing the collections of transition charges. There could be longer-lasting weather-related adverse effects on residential and commercial development and economic activity in EGSI’s Texas service territory, which could cause the per-kWh transition charge to be greater than expected. Legislative action adverse to the bondholders might be taken in response, and such legislation, if challenged as violative of the State Pledge, might be defended on the basis of public necessity. Please read “The Financing Act—The Financing Act Authorizes Utilities to Recover Hurricane-Related Costs Through the Issuance of Bonds” and “—EGSI and Other Utilities May Securitize Qualified Costs—State Pledge” in this prospectus.
RISKS ASSOCIATED WITH POTENTIAL BANKRUPTCY PROCEEDINGS OF THE SELLER OR THE SERVICER
     For a more detailed discussion of the following bankruptcy risks, please read “How a Bankruptcy May Affect Your Investment.”
The servicer will commingle the transition charges with other revenues it collects, which might obstruct access to the transition charges in case of the servicer’s bankruptcy and reduce the value of your investment in the transition bonds.
     The servicer will be required to remit to the trustee on a daily basis (and within two business days of the expected date of receipt) estimated transition charge collections which were billed earlier to the customer, the lag being based on the average number of days bills remain outstanding. The servicer will not segregate the transition charges from the other funds it collects from retail electric customers or retail electric providers, if any, or its general funds. The transition charges will be segregated only when the servicer pays them to the trustee.
     Despite this requirement, the servicer might fail to pay the full amount of the transition charges to the trustee or might fail to do so on a timely basis. This failure, whether voluntary or involuntary, might materially reduce the amount of transition charge collections available to make payments on the transition bonds.
     The Financing Act provides that the priority of a lien and security interest perfected in transition property is not impaired by the commingling of the funds arising from transition charges with any other funds. In a bankruptcy of the servicer, however, a bankruptcy court might rule that federal bankruptcy law takes precedence over the Financing Act and might decline to recognize our right to collections of the transition charges that are commingled with other funds of the servicer as of the date of bankruptcy. If so, the collections of the transition charges held by the servicer as of the date of bankruptcy would not be available to pay amounts owing on the transition bonds. In this case, we would have only a general unsecured claim against the servicer for those amounts. This decision could cause material delays in payments of principal or interest, or losses, on your transition bonds and could materially reduce the value of your investment in the transition bonds, particularly if it occurred in the fifteenth year of the transition bonds after the completion of which no transition charges can be charged.
The bankruptcy of EGSI or any successor seller might result in losses or delays in payments on the transition bonds.
     The Financing Act and the financing order provide that as a matter of Texas state law:
•	the rights and interests of a selling utility under a financing order, including the right to impose, collect and receive transition charges, are contract rights of the seller,

•	the seller may make a present transfer of its rights under a financing order, including the right to impose, collect and receive future transition charges that retail customers do not yet owe,

•	upon the transfer to us, the rights will become transition property, and transition property constitutes a present property right, even though the imposition and collection of transition charges depend on further acts that have not yet occurred, and

•	a transfer of the transition property from the seller or its affiliate, to us, under an agreement that expressly states the transfer is a sale or other absolute transfer, is a true sale of the transition property and not a pledge of the transition property to secure a financing by the seller.
     These provisions are important to maintaining payments on a series of transition bonds in accordance with their terms during any bankruptcy of EGSI. In addition, the transaction has been structured with the objective of keeping us legally separate from EGSI and its affiliates in the event of a bankruptcy of EGSI or any such affiliates.
     A bankruptcy court generally follows state property law on issues such as those addressed by the state law provisions described above. However, a bankruptcy court does not follow state law if it determines that the state law is contrary to a paramount federal bankruptcy policy or interest. If a bankruptcy court in a EGSI bankruptcy refused to enforce one or more of the state property law provisions described above, the effect of this decision on you as a beneficial owner of the transition bonds might be similar to the treatment you would receive in a EGSI bankruptcy if the transition bonds had been issued directly by EGSI. A decision by the bankruptcy court that, despite our separateness from EGSI, our assets and liabilities and those of EGSI should be consolidated would have a similar effect on you as a bondholder.
     We have taken steps together with EGSI, as the seller, to reduce the risk that in the event the seller or an affiliate of the seller were to become the debtor in a bankruptcy case, a court would order that our assets and liabilities be substantively consolidated with those of EGSI or an affiliate. Nonetheless, these steps might not be completely effective, and thus if EGSI or an affiliate of the seller were to become a debtor in a bankruptcy case, a court might order that our assets and liabilities be consolidated with those of EGSI or an affiliate of the seller. This might cause material delays in payment of, or losses on, your transition bonds and might materially reduce the value of your investment in the transition bonds. For example:
•	without permission from the bankruptcy court, the trustee might be prevented from taking actions against EGSI or recovering or using funds on your behalf or replacing EGSI as the servicer,

•	the bankruptcy court might order the trustee to exchange the transition property for other property, of lower value,

•	tax or other government liens on EGSI’s property might have priority over the trustee’s lien and might be paid from collected transition charges before payments on the related series of transition bonds,

•	the trustee’s lien might not be properly perfected in the collected transition property collections prior to or as of the date of EGSI’s bankruptcy, with the result that the transition bonds would represent only general unsecured claims against EGSI,

•	the bankruptcy court might rule that neither our property interest nor the trustee’s lien extends to transition charges in respect of electricity consumed after the commencement of EGSI’s bankruptcy case, with the result that the related series of transition bonds would represent only general unsecured claims against EGSI,

•	we and EGSI might be relieved of any obligation to make any payments on the transition bonds during the pendency of the bankruptcy case and might be relieved of any obligation to pay interest accruing after the commencement of the bankruptcy case,

•	EGSI might be able to alter the terms of each series of transition bonds as part of its plan of reorganization,

•	the bankruptcy court might rule that the transition charges should be used to pay, or that we should be charged for, a portion of the cost of providing electric service, or

•	the bankruptcy court might rule that the remedy provisions of the sale agreement are unenforceable, leaving us with an unsecured claim for actual damages against EGSI that may be difficult to prove or, if proven, to collect in full.
     Furthermore, if EGSI enters bankruptcy proceedings, it might be permitted to stop acting as servicer and it may be difficult to find a third party to act as servicer. The failure of the servicer to perform its duties or the inability to find a successor servicer might cause payment delays or losses on your investment in the transition bonds. Also, the mere fact of a servicer or seller bankruptcy proceeding might have an adverse effect on the resale market for the transition bonds and on the value of the transition bonds.

The sale of the transition property might be construed as a financing and not a sale in a case of EGSI’s bankruptcy which might delay or limit payments on the transition bonds.
     The Financing Act provides that the characterization of a transfer of transition property as a sale or other absolute transfer will not be affected or impaired by treatment of the transfer as a financing for federal or state tax purposes or financial reporting purposes. We and EGSI will treat the transaction as a sale under applicable law, although for financial reporting and state income and franchise tax purposes the transaction is intended to be treated as a financing. In the event of a bankruptcy of EGSI, a party in interest in the bankruptcy might assert that the sale of the transition property to us was a financing transaction and not a “sale or other absolute transfer” and that the treatment of the transaction for financial reporting and tax purposes as a financing and not a sale lends weight to that position. If a court were to characterize the transaction as a financing, we expect that we would, on behalf of ourselves and the trustee, be treated as a secured creditor of EGSI in the bankruptcy proceedings, although a court might determine that we only have an unsecured claim against EGSI. Even if we had a security interest in the transition property, we would not likely have access to the related transition charge collections during the bankruptcy and would be subject to the risks of a secured creditor in a bankruptcy case, including the possible bankruptcy risks described in the immediately preceding risk factor. As a result, repayment of a series of transition bonds might be significantly delayed and a plan of reorganization in the bankruptcy might permanently modify the amount and timing of payments to us of the related transition charge collections and therefore the amount and timing of funds available to us to pay transition bondholders.
If the servicer enters bankruptcy proceedings, the collections of the transition charges held by the servicer as of the date of bankruptcy might constitute preferences, which means these funds might be unavailable to pay amounts owing on the transition bonds.
     In the event of a bankruptcy of the servicer, a party in interest might take the position that the remittance of funds prior to bankruptcy of the servicer, pursuant to the servicing agreement or an intercreditor agreement, constitutes a preference under bankruptcy law if the remittance of those funds was deemed to be paid on account of a preexisting debt. If a court were to hold that the remittance of funds constitutes a preference, any such remittance within 90 days of the filing of the bankruptcy petition could be avoidable, and the funds could be required to be returned to the bankruptcy estate of the servicer. To the extent that transition charges have been commingled with the general funds of the servicer, the risk that a court would hold that a remittance of funds was a preference would increase. Also, we or the servicer may be considered an “insider” with any retail electric provider that is affiliated with us or the servicer. If the servicer or we are considered to be an “insider” of the retail electric provider, any such remittance made within one year of the filing of the bankruptcy petition could be avoidable as well if the court were to hold that such remittance constitutes a preference. In either case, we or the trustee would merely be an unsecured creditor of the servicer. If any funds were required to be returned to the bankruptcy estate of the servicer, we would expect that the amount of any future transition charges would be increased through the true-up mechanism to recover such amount.
Claims against EGSI or any successor seller might be limited in the event of a bankruptcy of the seller.
     If the seller were to become a debtor in a bankruptcy case, claims, including indemnity claims, by us against the seller under the sale agreement and the other documents executed in connection with the sale agreement could be unsecured claims and would be disposed of in the bankruptcy case. In addition, the bankruptcy court might estimate any contingent claims that we have against the seller and, if it determines that the contingency giving rise to these claims is unlikely to occur, estimate the claims at a lower amount. A party in interest in the bankruptcy of the seller might challenge the enforceability of the indemnity provisions in a sale agreement. If a court were to hold that the indemnity provisions were unenforceable, we would be left with a claim for actual damages against the seller based on breach of contract principles, which would be subject to estimation and/or calculation by the court. We cannot give any assurance as to the result if any of the above-described actions or claims were made. Furthermore, we cannot give any assurance as to what percentage of their claims, if any, unsecured creditors would receive in any bankruptcy proceeding involving the seller.
The bankruptcy of EGSI or any successor seller might limit the remedies available to the trustee.
     Upon an event of default for a series of transition bonds under the related indenture, the Financing Act permits the trustee to enforce the security interest in the related transition property in accordance with the terms of that indenture. In this capacity, the trustee is permitted to request the Texas commission or a Travis County, Texas district court to order the sequestration and payment to bondholders of such series of all revenues arising with respect to the related transition property. There can be no assurance, however, that the Texas commission or the Travis County, Texas district court would issue this order after a EGSI bankruptcy in light of the automatic stay provisions of Section 362 of the United States Bankruptcy Code. In that event, the trustee would be required to seek an order from the bankruptcy court lifting the automatic stay to permit this action by the Texas court, and an order requiring an accounting and segregation of the revenues arising from the transition property. There can be no assurance that a court would grant either order.
RISKS ASSOCIATED WITH POTENTIAL BANKRUPTCY PROCEEDINGS OF FUTURE
RETAIL ELECTRIC PROVIDERS IF AND WHEN RETAIL COMPETITION IS INTRODUCED
If retail competition is introduced into EGSI’s Texas service territory, REPs, and not EGSI, will collect the transition charges from customers. In such event, the following risks may arise. Please read “Future Retail Electric Providers.”
If retail competition is introduced into EGSI’s Texas service territory, retail electric providers will collect the transition charges and may commingle such charges with other revenues they collect. This may cause losses on or reduce the value of your investment in the transition bonds in the event a retail electric provider enters bankruptcy proceedings.
     If retail competition is introduced into EGSI’s Texas service territory, REPs, and not EGSI, will collect the transition charges from customers. A retail electric provider is not required under Texas commission rules to segregate from its general funds the transition charges it collects, either on a series basis or otherwise, but is required to remit to the servicer amounts billed to it for transition charges, less an amount relating to expected customer charge-offs, within 35 days of the billing by the servicer. A retail electric provider nevertheless might fail to remit the full amount of the transition charges owed to the servicer or might fail to do so on a timely basis. This failure, whether voluntary or involuntary, might materially reduce the amount of transition charge collections available on the next payment date to make timely payments on one or more series of the transition bonds.
     The Financing Act provides that the priority of a perfected lien on transition property will not be impaired by the commingling of these funds with other funds. In a bankruptcy of a retail electric provider, however, a bankruptcy court might rule that federal bankruptcy law takes precedence over the Financing Act and does not recognize our right to receive the collected transition charges that are commingled with other funds of a retail electric provider as of the date of bankruptcy. If so, the collections of the transition charges held by a retail electric provider as of the date of bankruptcy would not be available to pay amounts owing on the related series of transition bonds. In this case, we would have only a general unsecured claim against the retail electric provider for those amounts. This decision might cause material delays in payments of principal or interest or losses on your transition bonds and could materially reduce the value of your investment in the transition bonds, particularly if it occurred in the fifteenth year of the transition bonds after the completion of which no transition charges can be charged. Please read “How a Bankruptcy May Affect Your Investment.”
If a retail electric provider enters bankruptcy proceedings, any cash deposit of the retail electric provider held by the trustee might not be available to cover amounts owed by the retail electric provider.
     If a retail electric provider does not have the credit rating required by the financing order, it may nevertheless qualify to act as a retail electric provider if, among other alternatives, it provides a cash deposit equal to two months’ maximum expected transition charge collections. Those cash deposits will be held by the trustee for the benefit of the bondholders. If the retail electric provider becomes bankrupt, the trustee would be stayed from applying that cash deposit to cover amounts owed by the retail electric provider absent relief from the court, and the trustee might be required to return that cash deposit to the retail electric provider’s bankruptcy estate if the bankruptcy court determines there is no valid right of set-off or recoupment. In that case, the issuing entity might only have an unsecured claim for any amounts owed by the retail electric provider in the retail electric provider’s bankruptcy proceedings.
If a retail electric provider enters bankruptcy proceedings, transition charge payments made by that retail electric provider to the servicer might constitute preferences, and the servicer may be required to return such funds to the bankruptcy estate of the retail electric provider.
     In the event of a bankruptcy of a retail electric provider, a party in interest might take the position that the remittance of funds by the retail electric provider to the servicer, pursuant to the financing order, prior to bankruptcy constitutes a preference under bankruptcy law if the remittance of those funds was deemed to be paid on account of a preexisting debt. If a court were to hold that the remittance of funds constitutes preferences, any remittance of such funds made within 90 days of the filing of the bankruptcy petition might be avoidable, and the funds might be required to be returned to the bankruptcy estate of the retail electric provider by us or the servicer. To the extent that transition charges have been commingled with the general funds of the retail electric provider, the risk that a court would hold that a remittance of funds was a preference would increase. Also, we or the servicer might be considered an “insider” with any retail electric provider that is affiliated with us or the servicer. If the servicer or we are considered to be an “insider” of the retail electric provider, any such remittance made within one year of the filing of the bankruptcy petition could be avoidable as well if the court were to hold that such remittance constitutes a preference. In either case, we or the servicer would merely be an unsecured creditor of the retail electric provider.

If any funds were required to be returned to the bankruptcy estate of the retail electric provider, we would expect that the amount of any future transition charges would be increased through the true-up mechanism to recover the amount returned.
     Furthermore, the mere fact of a retail electric provider bankruptcy proceeding could have an adverse effect on the resale market for the transition bonds and on the value of the transition bonds. Please read “How a Bankruptcy May Affect Your Investment.”
OTHER RISKS ASSOCIATED WITH AN INVESTMENT IN THE TRANSITION BONDS
EGSI’s indemnification obligations under the sale and servicing agreements are limited and might not be sufficient to protect your investment in the transition bonds.
     EGSI is obligated under the sale agreement to indemnify us and the trustee, for itself and on behalf of the transition bondholders, only in specified circumstances and will not be obligated to repurchase any transition property in the event of a breach of any of its representations, warranties or covenants regarding the transition property. Similarly, EGSI is obligated under the servicing agreement to indemnify us, the trustee, for itself and on behalf of the transition bondholders, and the Texas commission only in specified circumstances. Please read “The Sale Agreement” and “The Servicing Agreement.”
     Neither the trustee nor the transition bondholders will have the right to accelerate payments on a series of transition bonds as a result of a breach under the sale agreement or servicing agreement, absent an event of default under the indenture relating to such series of transition bonds as described in “Description of the Transition Bonds—Events of Default; Rights Upon Event of Default.” Furthermore, EGSI might not have sufficient funds available to satisfy its indemnification obligations under these agreements, and the amount of any indemnification paid by EGSI might not be sufficient for you to recover all of your investment in the transition bonds. In addition, if EGSI becomes obligated to indemnify transition bondholders, the ratings on the transition bonds will likely be downgraded as a result of the circumstances causing the breach and the fact that transition bondholders will be unsecured creditors of EGSI with respect to any of these indemnification amounts.
We may issue additional series of transition bonds.
     We may issue one or more additional series of transition bonds under the financing order or under a subsequent financing order, and EGSI may also sell transition property to one or more entities other than us in connection with the issuance of a new series of transition bonds, in any such case without your prior review or approval. Any new series may include terms and provisions that would be unique to that particular series. We may not issue additional transition bonds nor may EGSI sell transition property to other entities issuing transition bonds if the issuance would result in the credit ratings on any outstanding series of transition bonds being reduced or withdrawn. In the event a customer does not pay in full all amounts owed under any bill including transition charges, EGSI is required to allocate any resulting shortfalls in transition charges ratably based on the amounts of transition charges owing in respect of the bonds, any amounts owing to any other series, amounts owing to us and amounts owing to any other subsequently created special-purpose subsidiaries of EGSI which issue transition bonds. However, we cannot assure you that a new series or issuance would not cause reductions or delays in payments on your transition bonds. In addition, some matters relating to the transition bonds issued by us require the vote of the holders of all series and classes of transition bonds issued by us. Your interests in these votes may conflict with the interests of the beneficial owners of transition bonds of another series or of another class. Thus, these votes could result in an outcome that is materially unfavorable to you.
EGSI’s ratings might affect the market value of the transition bonds.
     A downgrading of the credit ratings on the debt of EGSI might have an adverse effect on the market value of your transition bonds.
Technological change might make alternative energy sources more attractive in the future.
     Technological developments might result in the introduction of economically attractive alternatives to purchasing electricity through EGSI’s distribution facilities for increasing numbers of retail customers. Manufacturers of self-generation facilities may develop smaller-scale, more fuel-efficient generating units that can be cost-effective options for a greater number of retail customers. Under the financing order, electric customers within EGSI’s Texas service territory whose load is served by a new on-site power generation facility with a rated capacity of 10 MW or less are not required to pay transition charges except to the extent EGSI’s distribution lines are used to provide such energy. Technological developments might allow greater numbers of retail customers to avoid transition charges under such provisions, which may reduce the total number of retail customers from which transition charges will be collected.

The absence of a secondary market for a series of transition bonds might limit your ability to resell your transition bonds of such series.
     The underwriters for a series of transition bonds might assist in resales of the transition bonds of such series, but they are not required to do so. A secondary market for a series of transition bonds might not develop. If a secondary market does develop, it might not continue or it might not be sufficiently liquid to allow you to resell any of your transition bonds. Please read “Plan of Distribution.”
You might receive principal payments for a series of transition bonds later than you expect.
     The amount and the rate of collection of the transition charges for a series of transition bonds, together with the related transition charge adjustments, will generally determine whether there is a delay in the scheduled repayments of transition bond principal for such series. If the servicer collects the transition charges at a slower rate than expected from any retail electric provider, it might have to request adjustments of the transition charges. If those adjustments are not timely and accurate, you might experience a delay in payments of principal and interest and a decrease in the value of your investment in such series of transition bonds.
THE FINANCING ACT
The Financing Act authorizes utilities to recover hurricane-related costs through the issuance of Bonds.
     In September 2005, Texas was struck by Hurricane Rita, which caused widespread damage to infrastructure and power outages throughout EGSI’s Texas service territory. In response to the damage to utility infrastructure, the Texas legislature passed HB 163, codified as Sections 39.458-463 of Chapter 39 of the Texas Utilities Code. Under Section 39.460, the procedures and standards of HB 163, as well as the provisions of Subchapter G of Chapter 39, govern the application for, and the Texas commission’s issuance of, a financing order allowing for the securitization of hurricane reconstruction costs. HB 163 and Subchapter G of the Restructuring Act are collectively referred to as the Financing Act.
     The Financing Act authorizes certain electric utilities in Texas, including EGSI, to finance the recovery of certain costs incurred as a result of Hurricane Rita, which are referred to under the Financing Act and in this prospectus as hurricane reconstruction costs, as well as the costs expensed or charged to the storm reserve and the costs of issuing, supporting, and servicing transition bonds, through the issuance of transition bonds. A Texas utility must apply to the Texas commission for a financing order under the Financing Act to authorize the issuance of transition bonds. EGSI applied for a financing order under the Financing Act, which was issued by the Texas commission on April 2, 2007, as corrected by an order issued by the Texas commission on April 23, 2007.
EGSI and other utilities may securitize qualified costs
   We May Issue Transition Bonds to Recover EGSI’s Hurricane Reconstruction Costs.
     The Financing Act authorizes the Texas commission to issue financing orders approving the issuance of transition bonds in series to recover certain qualified costs of an electric utility, including hurricane reconstruction costs and the cost of carrying hurricane reconstruction costs. Multiple series of transition bonds may be issued under one financing order, and each series of transition bonds will relate to only one financing order. A utility, its successors or a third-party assignee of a utility may issue transition bonds. The Financing Act requires the proceeds of the transition bonds to be used only for the purpose of reducing the amount of recoverable hurricane reconstruction costs, as determined by the Texas commission, through the refinancing or retirement of utility debt or equity and the payment of up-front qualified costs. The transition bonds are secured by and payable from transition property, which includes the right to impose, collect and receive transition charges. Transition bonds may have a maximum maturity of 15 years. Under the Financing Act, hurricane reconstruction costs are to be functionalized and allocated to customers in the same manner as the corresponding facilities and related expenses are functionalized and allocated in a utility’s current base rates. Transition charges can be imposed only when and to the extent that transition bonds are issued.
     The Financing Act contains a number of provisions designed to facilitate the securitization of qualified costs.
   Creation of Transition Property.
     Under the Financing Act, transition property is created when the rights and interests of an electric utility or successor under a financing order, including the right to impose, collect and receive transition charges authorized in the financing order, are first transferred to an assignee, such as us, or pledged in connection with the issuance of transition bonds.

   A Financing Order is Irrevocable.
     A financing order, once effective, together with the transition charges authorized in the financing order, is irrevocable and not subject to reduction, impairment, or adjustment by the Texas commission, except for adjustments pursuant to the Financing Act in order to correct overcollections or undercollections and to provide that sufficient funds are available to provide on a timely basis for payments of debt service and other required amounts in connection with the related series of transition bonds. Although a financing order is irrevocable, the Financing Act allows for applicants to apply for one or more new financing orders to provide for retiring and refunding transition bonds if such retirement or refunding would result in lower transition charges.
   State Pledge.
     Under the Financing Act, the State of Texas has pledged, for the benefit and protection of transition bondholders and EGSI, that it will not take or permit any action that would impair the value of the transition property, or, except for adjustments discussed in “EGSI’s Financing Order—PUCT Guaranteed True-ups” and “The Servicing Agreement—The PUCT Guaranteed Transition Charge Adjustment Process,” reduce, alter, or impair the transition charges to be imposed, collected and remitted to transition bondholders until the principal, interest and premium, if any, and any other charges incurred and contracts to be performed in connection with the related transition bonds have been paid and performed in full. Please read “Risk Factors—Risks Associated with Potential Judicial, Legislative or Regulatory Actions.”
   Constitutional Matters.
     To date, no federal or Texas cases addressing the repeal or amendment of securitization provisions analogous to those contained in the Financing Act have been decided. There have been cases in which federal courts have applied the Contract Clause of the United States Constitution and Texas courts have applied the Contract Clause of the Texas Constitution to strike down legislation regarding similar matters, such as legislation reducing or eliminating taxes, public charges or other sources of revenues servicing other types of bonds issued by public instrumentalities or private issuers, or otherwise substantially impairing or eliminating the security for bonds or other indebtedness. Based upon this case law, Sidley Austin LLP expects to deliver an opinion, prior to the closing of an offering of a series of transition bonds described in a prospectus supplement accompanying this prospectus, to the effect that the language of the State Pledge constitutes a contractual relationship with the bondholder and therefore the transition bondholders (or the trustee acting on their behalf) could, absent a demonstration that such action was necessary to serve a significant and legitimate public purpose, challenge successfully the constitutionality under the United States Constitution of any act by the State of Texas (including the Texas commission) of a legislative character to repeal or amend the Financing Act, or to take or refuse to take any action required under its pledge described above if the repeal or amendment or the action or inaction would limit, alter, impair or reduce the value of the transition property or the transition charges so as to substantially impair (x) the terms of the indenture or the transition bonds or (y) the rights and remedies of the transition bondholders (or the trustee acting on their behalf) prior to the time that the transition bonds are fully paid and discharged. Based upon this case law, Clark, Thomas & Winters, a Professional Corporation expects to deliver an opinion, prior to the closing of an offering of a series of transition bonds described in a prospectus supplement accompanying this prospectus, to the effect that the pledge described above provides a basis upon which the bondholders (or the trustee acting on their behalf) could challenge successfully in the Texas state courts under the Contract Clause of the Texas Constitution the constitutionality of any action by the State of Texas (including the Texas commission) of a legislative character, that repeals the State Pledge or limits, alters, impairs or reduces the value of the transition property so as to cause a substantial impairment under the Contract Clause of the Texas Constitution of (i) the terms of the indenture or the transition bonds or (ii) the rights and remedies of the bondholders (or the trustee acting on their behalf) prior to the time the transition bonds are fully paid and discharged. It may be possible for the Texas legislature to repeal or amend the Financing Act or for the Texas commission to amend or revoke the financing order notwithstanding the State’s pledge, if the legislature or the Texas commission acts in order to serve a significant and legitimate public purpose, such as protecting the public health and safety or responding to a national or regional catastrophe affecting EGSI’s Texas service territory, or if the legislature otherwise acts in the valid exercise of the state’s police power.
     In addition, any action of the Texas legislature adversely affecting the transition property or the ability to collect transition charges may be considered a “taking” under the United States or Texas Constitutions. Each of Sidley Austin LLP and Clark, Thomas & Winters, a Professional Corporation has advised us that they are not aware of any federal or Texas court cases addressing the applicability of the Takings Clause of the United States or Texas Constitution in a situation analogous to that which would be involved in an amendment or repeal of the Financing Act. It is possible that a court would decline even to apply a Takings Clause analysis to a claim based on an amendment or repeal of the Financing Act, since, for example, a court might determine that a Contract Clause analysis rather than a Takings Clause analysis should be applied. Assuming a Takings Clause analysis were applied under the United States Constitution, Sidley Austin LLP expects to render an opinion, prior to the closing of an offering of a series of transition bonds described in a prospectus supplement accompanying this prospectus, to the effect that under existing case law, the State of Texas would be required under the United States Constitution to pay just compensation to the bondholders if the State were to repeal or amend the Financing Act, or if the Texas commission were to amend or revoke the financing order or take any other action in contravention of the State Pledge, in either case which (i) permanently appropriates the related transition property or denies all economically productive use of the related transition property; or (ii) destroys the related transition property, other than in response to emergency conditions; or (iii) substantially reduces, alters or impairs the value of the related transition property, if the law unduly interferes with the bondholders’ reasonable expectations arising from their investments in the transition bonds. In determining what is an undue interference, a court would consider the nature of the governmental action and weigh the public purpose served thereby against the degree to which it interferes with the legitimate property interests and distinct investment-backed expectations of the bondholders. Assuming a Takings Clause analysis were applied under the Texas Constitution, Clark, Thomas & Winters, a Professional Corporation expects to render an opinion, prior to the closing of an offering of a series of transition bonds described in a prospectus supplement accompanying this prospectus, to the effect that under existing case law, a Texas state court would find a compensable taking under the Takings Clause of the Texas Constitution if (a) it concludes that the related transition property is property of a type protected by the Takings Clause of the Texas Constitution and (b) the State of Texas (including the Texas commission) takes action that, without paying just compensation to the bondholders, (i) permanently appropriates the transition property or denies all economically productive use of the transition property; or (ii) destroys the transition property, other than in response to emergency conditions; or (iii) substantially reduces, alters or impairs the value of the transition property, if the action unduly interferes with the bondholders’ reasonable investment-backed expectations. In examining whether action of the Texas legislature amounts to a regulatory taking, both federal and state courts will consider the character of the governmental action and whether such action substantially advances the State’s legitimate governmental interests, the economic impact of the governmental action on the bondholders, and the extent to which the governmental action interferes with distinct investment-backed expectations. There is no assurance, however, that, even if a court were to award just compensation, it would be sufficient for you to recover fully your investment in the transition bonds.
     In connection with the foregoing, each of Sidley Austin LLP and Clark, Thomas & Winters, a Professional Corporation has advised us that issues relating to the Contract and Takings Clauses of the United States and Texas Constitutions are essentially decided on a case-by-case basis and that the courts’ determinations, in most cases, appear to be strongly influenced by the facts and circumstances of the particular case, and both firms have further advised us that there are no reported controlling judicial precedents that are directly on point. The opinions described above will be subject to the qualifications included in them. The degree of impairment necessary to meet the standards for relief under a Takings Clause analysis or Contract Clause analysis could be substantially in excess of what a transition bondholder would consider material.
     We and EGSI will file a copy of each of the Sidley Austin LLP and Clark, Thomas & Winters, a Professional Corporation opinions as exhibits to an amendment to the registration statement of which this prospectus is a part, or to one of our periodic filings with the SEC.
     For a discussion of risks associated with potential judicial, legislation or regulatory actions, please read “Risk Factors—Risks Associated with Potential Judicial, Legislative or Regulatory Actions.”
   The Texas Commission May Adjust Transition Charges.
     The Financing Act requires the Texas commission to provide in all financing orders a mechanism requiring that transition charges be adjusted at least annually. The purposes of these adjustments are:
•	to correct any overcollections or undercollections during the preceding 12 months, and

•	to provide for the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the transition bonds.
   Transition Charges Are Nonbypassable.
     The Financing Act provides that the transition charges are nonbypassable subject to the terms of the financing order. “Nonbypassable” means that a utility collects these charges from all existing retail customers of a utility and all future retail customers located within the utility’s certificated Texas service area as it existed on April 2, 2007. The financing order allows retail customers with on-site power generation facilities with rated capacities of 10 MW or less to avoid paying hurricane reconstruction costs with respect to energy generated at such facilities. Subject to a materiality threshold, customers who build on-site power generation facilities which exceed 10 MW and become operational in the future cannot avoid payment of transition charges even if the self-generated energy is not transmitted using EGSI’s distribution or transmission lines.

   The Financing Act Protects the Bondholders’ Lien on Transition Property.
     The Financing Act provides that a valid and enforceable lien and security interest in transition property may be created only by a financing order and the execution and delivery of a security agreement in connection with the issuance of each series of transition bonds. The security interest automatically attaches from the time value is received by the issuer of the transition bonds and, on perfection through filing of a notice with the Secretary of State of Texas, such security interest will be a continuously perfected lien and security interest in the related transition property.
     Upon perfection, the statutorily created lien attaches both to transition property and to all proceeds of transition property, whether the related transition charges have accrued or not, and shall have priority in the order of filing and take precedence over any subsequent judicial or other lien creditor. The Financing Act provides that the transfer of an interest in transition property will be perfected against all third parties, including subsequent judicial or other lien creditors, when:
•	the financing order becomes effective,

•	transfer documents have been delivered to the assignee, and

•	a notice of the transfer has been filed with the Secretary of State of Texas.
     If the notice of the transfer is filed within 10 days after the delivery of transfer documentation, perfection is retroactive to the date value was received. Otherwise, the transfer is perfected against third parties as of the date the notice is filed. The Financing Act provides that priority of security interests in transition property will not be impaired by:
•	commingling of funds arising from transition charges with other funds, or

•	modifications to the financing order resulting from any true-up adjustment.
     Please read “Risk Factors—Risks Associated with the Unusual Nature of the Transition Property.”
   The Financing Act Characterizes the Transfer of Transition Property as a True Sale.
     The Financing Act provides that an electric utility’s or an assignee’s transfer of transition property is a “true sale” under Texas law and is not a secured transaction and that legal and equitable title passes to the transferee, if the agreement governing that transfer expressly states that the transfer is a sale or other absolute transfer. Please read “The Sale Agreement” and “Risk Factors—The Risks Associated With Potential Bankruptcy Proceedings of the Seller or the Servicer.”
   The Financing Act Provides a Tax Exemption.
     The Financing Act provides that “transactions involving the transfer and ownership of transition property and the receipt of transition charges are exempt from state and local income, sales, franchise, gross receipts and other taxes or similar charges.”
EGSI’S FINANCING ORDER
EGSI’s Securitization Proceeding and Financing Order
     We and EGSI have filed the financing order with the SEC as an exhibit to the registration statement of which this prospectus forms a part. The following summary does not purport to be complete and is subject to and qualified by reference to the provisions of the financing order.
     On December 1, 2006, the Texas commission issued a cost recovery order determining that EGSI is entitled to recover $352,985,486 of hurricane reconstruction costs (which includes carrying costs in the amount of $37,449,102 through the projected transition bond issuance date of June 1, 2007).
     On December 8, 2006, EGSI filed an application with the Texas commission seeking authority to securitize and cause the issuance of transition bonds in the amount of approximately $353 million, plus costs of issuing the transition bonds.
     On April 2, 2007, as corrected by an order issued on April 23, 2007 , the Texas commission issued its financing order which authorized EGSI to securitize and cause to be issued transition bonds, with the aggregate principal consisting of: (i) $321,359,480 in hurricane reconstruction costs (including carrying costs through June 1, 2007, which is the expected issuance date of the transition bonds), plus (ii) up-front qualified costs, which may not exceed $6,000,000. The financing order became final and non-appealable on April 17, 2007. To the extent the transition bonds are issued on a date other than June 1, 2007, the financing order requires EGSI to adjust the carrying costs for the difference in the number of days either greater than or less than assumed in the calculation based on the projected issuance date of June 1, 2007. The financing order requires

EGSI to update the up-front qualified costs in the issuance advice letter to reflect the actual issuance date and other more current information. The financing order authorizes EGSI to cause transition bonds to be issued to securitize the updated aggregate principal amount reflected in the issuance advice letter in accordance with the terms of the financing order.
     We are responsible to the State of Texas and the Texas commission. Specifically, pursuant to the financing order of the Texas commission relating to the initial series of transition bonds:
•	our organizational documents and transaction documents prohibit us from engaging in any activities other than acquiring transition property, issuing transition bonds, and performing other activities as specifically authorized by such financing order;

•	the Texas commission or its designated representative has a decision-making role co-equal with EGSI with respect to the structuring and pricing of the transition bonds and all matters related to the structuring and pricing of the transition bonds will be determined through a joint decision of EGSI and the Texas commission or its designated representative;

•	EGSI is directed to take all necessary steps to ensure that the Texas commission or its designated representative is provided sufficient and timely information to allow the Texas commission or its designated representative to fully participate in, and exercise its decision making power over, the proposed securitization, and

•	the servicer must file on our behalf all true-up adjustments required under the order.
     In addition, the indenture governing the transition bonds will require the servicer on our behalf to submit certain reports to the Texas commission.
     Subsequent financing orders relating to additional series of transition bonds may impose additional or different requirements.
     We have also agreed that certain reports concerning transition charge collections will be provided to the Texas commission.
     In the financing order, the Texas commission guarantees that it will take specific actions pursuant to the irrevocable financing order as expressly authorized by the Financing Act to ensure that expected transition charge revenues are sufficient to pay on a timely basis scheduled principal and interest on the applicable series of transition bonds and other costs, including fees and expenses, in connection with the transition bonds. Such financing order, pursuant to the provisions of the Financing Act, is irrevocable and is not subject to reduction, impairment or adjustment by further action of the Texas commission, except as contemplated by the periodic true-up adjustments. The financing order also provides that the true-up mechanism and all other obligations of the State of Texas and the Texas commission set forth in the irrevocable financing order are direct, explicit, irrevocable and unconditional upon issuance of the transition bonds, and are legally enforceable against the State of Texas and the Texas commission. Please read “Risks Associated With Potential Judicial, Legislative or Regulatory Actions.”
Collection of Transition Charges
     The financing order authorizes EGSI to collect transition charges from retail electric consumers or, in the future, any retail electric providers serving retail electric customers, in EGSI’s Texas service territory in an amount sufficient to provide for timely recovery of EGSI’s aggregate qualified costs which include principal and interest and certain ongoing fees and expenses associated with the transition bonds. There is no “cap” on the level of transition charges that may be imposed on consumers of electricity, including the State of Texas and other governmental entities, to pay on a timely basis scheduled principal and interest on the transition bonds. However, we may not charge transition charges for a series of transition bonds for electricity delivered after the fifteenth anniversary of the date of issuance of that series of transition bonds.
Issuance Advice Letter
     Within twenty-four hours following the determination of the final terms of a series of transition bonds and prior to their issuance, EGSI is required to file with the Texas commission an issuance advice letter, which will:
•	demonstrate compliance with the requirements of the financing order,

•	evidence the actual terms on which such series of transition bonds will be issued,

•	show the actual dollar amount of the initial transition charges relating to such series of transition bonds,

•	identify the transition property relating to such series of transition bonds we will purchase,

•	identify us, and

•	certify that, based on information reasonably available, the structuring and pricing of such series of transition bonds will result in the lowest transition bond charges consistent with market conditions and the terms of the financing order.
     The issuance advice letter becomes effective on the date of issuance of a series of transition bonds unless the Texas commission issues an order, prior to noon on the fourth business day after the determination of the final terms of such series of transition bonds that the proposed issuance does not comply with the requirements of the Financing Act or the financing order. The Texas commission’s review of the issuance advice letter will be limited to confirming the arithmetic accuracy of the calculations and to compliance with the specific requirements contained in the issuance advice letter.
Tariff
     We are required, prior to the issuance of any transition charges, to complete and file a tariff in the form attached to the financing order. The tariff establishes the initial transition charges. It also implements the minimum requirements for any future retail electric providers which collect transition charges, the procedures for periodic adjustments to the transition charges, the procedures for any future retail electric providers to remit transition charge payments and the annual procedures allowing retail electric providers to reconcile remittances with actual charge-offs. Please read “Description of the Transition Property—Tariff; Transition Charges.”
PUCT Guaranteed True-Ups
     The Financing Act mandates and the financing order guarantees that transition charges be adjusted at least annually to correct any overcollections or undercollections in the preceding 12 months. The financing order also requires the servicer to make mandatory interim true-up adjustments semi-annually (or quarterly during the period between the expected final maturity and the legal final maturity of the last bond tranche or class) if the servicer forecasts that transition charge collections will be insufficient to make all scheduled payments of principal, interest and other amounts in respect of the transition bonds during the current or next succeeding semi-annual or quarterly period (as applicable) and to replenish any draws upon the capital subaccount. These adjustments are intended to ensure the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the transition bonds. The Financing Act does not cap the level of transition charges that may be imposed on retail electric customers as a result of the true-up process.
     The Texas commission must be given at least 15 days’ notice prior to making either the annual true-up adjustment or an interim true-up adjustment. In the event any correction to a true-up adjustment due to mathematical errors in the calculation of the adjustment or otherwise is necessary, it will be made in a future true-up adjustment.
     The financing order also provides for a non-standard true-up procedure if the forecasted billing units for one or more of the customer classes for an upcoming period decrease by more than 10% compared to the threshold billing units for such class set forth in the financing order. The purpose of the non-standard true-up is to reallocate the transition charges among the customer classes in order to avoid overburdening the remaining members of a customer class the size of which has decreased significantly. Please read “The Servicing Agreement—The PUCT Guaranteed Transition Charge Adjustment Process.” For the non-standard true-up, the servicer will make a filing with the Texas commission at least 90 days before the date that the transition charges to be imposed in connection with such non-standard true-up are to go into effect. The servicer will issue appropriate notice of the filing and the Texas commission will conduct a contested case proceeding on the proposed non- standard true-up. The scope of the proceeding will be limited to determining whether the proposed adjustment complies with the financing order. The Texas commission will issue a final order by the proposed true-up adjustment date specified by the servicer in the non-standard true-up filing. If the Texas commission cannot issue an order by that date, the servicer may implement the proposed adjustments and any modifications subsequently ordered by the Texas commission will be made by the servicer in the next true-up filing.
PUCT Guaranteed True-Ups—Credit Risk
     The State of Texas has pledged in the Financing Act that it will not take or permit any action that would impair the value of the transition property, or, except as permitted in connection with a true-up adjustment authorized by the statute, reduce, alter or impair the transition charges until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the related series of transition bonds, have been paid and performed in full.
     The broad-based true-up mechanism and the State pledge described above, along with our bankruptcy remoteness from EGSI and the collection account, will serve to minimize if not effectively eliminate, for all practical purposes and circumstances, any credit risk to the payment of the transition bonds (i.e., that sufficient transition charges will be assessed and collected to discharge all principal and interest obligations when due). The Texas commission has made a finding to such effect in the financing order. See “The Financing Act – EGSI and Other Utilities May Securitize Qualified Costs”, “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” for further information. With respect to the foregoing, interest is due on each payment date and principal is due upon the final maturity date for each tranche.
PUCT Guaranteed True-Ups: Entire Private Sector Default
     While the following discussion is premised upon factual assumptions which EGSI believes are unrealistic, the underlying legal principle discussed below may have some applicability to foreign investors seeking favorable risk weighting treatment from foreign regulators. Please read “Risk Weighting Under Certain International Capital Guidelines.”
     In the unlikely event that (i) all retail customers in EGSI’s Texas service territory (other than state and local government accounts) leave the territory or for whatever reason fail to pay the transition charges that service a series of transition bonds and (ii) the state and local government accounts physically located within EGSI’s Texas service territory continue to use electricity either delivered through EGSI’s transmission and distribution system, these entities, pursuant to the PUCT guaranteed true-up mechanism described above, would be responsible for paying transition charges sufficient to service the transition bonds of such series. Such transition charges would be a direct claim on such governments. The State of Texas and other governmental entities, subdivisions, agencies, authorities and instrumentalities of the State of Texas, in their capacity as retail electric customers, will be obligated to provide funds to make payments on the transition bonds of such series. The diagram below depicts the operation of the PUCT guaranteed true-up mechanism if these unlikely events were ever to occur. There is no assurance that the State of Texas or such local government agencies, even though there is a direct claim on them, would pay such transition charges.

Allocation
     Under the terms of the Financing Act and the financing order, EGSI will functionalize and allocate hurricane reconstruction costs to customers in the same manner as the corresponding facilities and related expenses are functionalized and allocated in a utility’s current base rates. The percentages described below under “Description of the Transition Property—Tariff; Transition Charges” show the resulting allocation of cost responsibility based upon EGSI’s current base rate case.
Adjustments to Allocation of Transition Charges
     In the financing order, the Texas commission requires EGSI and any successor servicer under certain circumstances to request adjustments to the allocation of the transition charges among various classes of customers as described under “Description of the Transition Property—Tariff; Transition Charges.”
Servicing Agreement
     In the financing order, the Texas commission authorized EGSI, as the servicer, to enter into a servicing agreement described under “The Servicing Agreement” in this prospectus.
Binding on Successors
     The financing order, along with the transition charges authorized in the financing order, is binding on:

•	EGSI

•	any successor to EGSI that provides transmission and distribution service directly to retail customers in EGSI’s Texas service territory,

•	any other entity that provides transmission or distribution service to retail customers within EGSI’s Texas service territory, and any successor to such other entity,

•	each retail electric provider that sells electric energy to retail customers located within EGSI’s Texas service territory, or any such retail electric provider’s successor,

•	any other entity responsible for billing and collecting transition charges on our behalf, and

•	any successor to the Texas commission.
Subsequent Financing Orders
     We may issue additional series of transition bonds secured by separate transition property under a subsequent financing order of the Texas commission. We will describe the material terms of any such financing order in the related prospectus supplement.
DESCRIPTION OF THE TRANSITION PROPERTY
Creation of Transition Property; Financing Order
     The Financing Act defines transition property as the rights and interests of an electric utility or successor under a financing order, including the right to impose, collect and receive transition charges, which charges include amounts to be charged to recover hurricane reconstruction costs, established in the financing order. Transition property becomes property at the time that it is first transferred to an assignee or pledged in connection with the issuance of transition bonds, such as the transition bonds. The transition bonds will be secured by transition property, as well as the other collateral described under “Security for the Transition Bonds.”
     Unless otherwise specified in the related prospectus supplement, in addition to the right to impose, collect and receive transition charges, each financing order will:
•	authorize the transfer of transition property to us and the issuance of transition bonds;

•	establish procedures for periodic true-up adjustments to transition charges in the event of overcollection or undercollection;

•	implement guidelines for REPs who collect transition charges; and

•	provide that the financing order is irrevocable and not subject to reduction, impairment, or adjustment by further act of the Texas commission (except for the periodic adjustments to the transition charges).
     A form of issuance advice letter and a form of tariff will be attached to each financing order. We will complete and file both documents with the Texas commission immediately after the pricing of the transition bonds. The Texas commission’s review of the issuance advice letter and the tariff will be limited to confirming the arithmetic accuracy of the calculations and to compliance with the specific requirements contained in the issuance advice letter.
     The issuance advice letter confirms to the Texas commission the interest rate and expected sinking fund schedule for the transition bonds and sets forth the actual dollar amount of the initial transition charges as described above under “EGSI’s Financing Order—Issuance Advice Letter.” The dollar amount of the initial transition charges for any series, along with any other terms of the issuance advice letter and tariff affecting the terms of the transition bonds, will be more fully described in the related prospectus supplement.
     The tariff establishes the initial transition charges. The financing order and the tariff also implement the minimum requirements for future REPs that may collect transition charges, the procedures for periodic adjustments to the transition charges, the procedures for REPs to remit transition charge payments and the annual procedures allowing REPs to reconcile remittances with actual charge-offs.

Tariff; Transition Charges
     The following is a description of the initial tariff to be filed by EGSI with the Texas commission pursuant to the financing order creating transition property. We expect that future tariffs will have substantially similar terms. We will describe any material differences between the initial tariff and future tariffs in the prospectus supplement relating to the tranches or series of transition bonds subject to such tariffs.
     The initial tariff applies to energy consumption and demand of retail customers taking electric transmission and distribution service from EGSI and its successors and assigns including, in the event that retail competition is introduced into EGSI’s Texas service territory, to energy consumption supplied by REPs. In no event will transition charges provided for in the tariff be assessed for services provided after 15 years from the issuance of the related transition bonds.
     The transition charges will be payable by all existing and future retail customers located within EGSI’s Texas service territory who consume electricity that is delivered through the distribution system or who produce energy from certain new on-site generation. Please read “The Financing Act—EGSI and Other Utilities May Securitize Qualified Costs—Transition Charges Are Nonbypassable.” The defined classes of transition charge retail customers are:
•	Residential – This service is applicable for all domestic purposes in single family residences or individual apartments.

•	Small General Service – This service is applicable to non-residential customers using 20 kW or less of demand. The Small General Service class also includes Municipal Traffic Signal Service and Unmetered Services.

•	General Service – This service is applicable to non-residential customers who contract for not less than 5 kW but not more than 2,500 kW of electric service.

•	Large General Service – This service is applicable to non-residential customers who contract for not less than 300 kW but not more than 2,500 kW of electric service. The Large General Service class also includes customers taking service under the Experimental Rider for Water Heating Service.

•	Large Industrial Power Service – This service is applicable to non-residential customers who contract for not less than 2,500 kW of electric service. The Large Industrial Power Service class also includes customers taking service under Pipeline Pumping Service and Supplemental Short Term Service.

•	Interruptible Service – This service is applicable to non-residential customers who contract for not less than 2,500 kW of firm contract power under Large Power Service or High Load Factor Service and who contract for not less than 2,000 kW of interruptible contract power.

•	Standby and Maintenance Service – This service is applicable to non-residential customers who have their own generation equipment and who contract for Standby and Maintenance Service from EGSI.

•	Experimental Economic As-Available Power Service (“EAPS”) – This service is applicable to all retail customers having self-generation capability greater than 5,000 kW which was both permanently existing on site and in operating condition as of March 8, 1993. The power taken under Schedule EAPS can only be used for the displacement, in total or in part of the customer’s self-generating capability. A customer may not contract for Schedule EAPS power in excess of the design capacity of the customer’s power production facilities and shall not displace load historically served by EGSI.

•	Street and Outdoor Lighting – This class includes Area Lighting Service which provides security or flood lighting services provided on end-use customers’ premises and Street and Highway Lighting Service.
     Because of differences in the tariff rate for each class of retail customers and the provisions of the Financing Act, the transition charges payable by each class of retail customers will differ. The Financing Act requires that transition charges be functionalized and allocated to EGSI’s customers in the same manner as the corresponding facilities and related expenses are functionalized and allowed in the utility’s current base rates.
     Set forth below are the initial allocation percentages for the eight transition charge retail customer classes, each of which was adopted in the initial financing order issued by the Texas commission.

Transition Charge Retail Customer Class Allocation Percentages

Transition Charge Retail Customer Class	Allocation Percentage
Residential	56.9907%
Small General Service	4.5788%
General Service	24.4471%
Large General Service	6.2369%
Large Industrial Power Service	3.5112%
Interruptible Service	0.1098%
Standby and Maintenance Service	0.1744%
Experimental Economic As-Available Power Service	0.3022%
Street and Outdoor Lighting	3.6489%
     In the case of the Large Industrial Power Service, Interruptible Service, and Standby and Maintenance Service rate classes, customers will be billed on a demand (kW) basis. All other retail electric customers will be billed on a kilowatt-hour, non-demand metered basis. Each new retail electric customer will be assigned to the appropriate customer class.
     The initial transition charges that will be assessed to customers comprising each of the above transition charge retail customer classes, as of the issuance date for any series of transition bonds, will be set forth in the related prospectus supplement.
Billing and Collection Terms and Conditions
     Transition charges will be assessed by the servicer, for our benefit as owner of the transition property, based on a retail customer’s actual consumption of electricity or electric demand from time to time. Transition charges will be collected by the servicer directly from retail customers as part of its normal collection activities. If and when retail competition is introduced into EGSI’s Texas service territory, hurricane reconstruction costs will be collected by the servicer from any REP that collects transition charges. Please read “Future Retail Electric Providers.” Transition charges will be deposited by the servicer into each applicable collection account under the terms of the indenture and the servicing agreement. The servicer will deposit in the applicable collection accounts estimated payments of transition charges on each business day.
     The obligation to pay transition charges is not subject to any right of set-off in connection with the bankruptcy of the seller or any other entity. Transition charges are “nonbypassable” in accordance with the provisions set forth in the Financing Act and the financing order. If a retail customer pays only a portion of its bill, such partial payments will be first applied to any amounts due with respect to customer deposits. Next, the servicer will allocate the partial payment to all electric service charges of the servicer and transition charges pro rata based on the total amount billed, with amounts owed for transition charges allocated before amounts owed for late charges. Finally, any remaining moneys will be allocated to taxes and charges billed to customers. The portion owed in respect of transition charges may be further allocated as between different series of transition bonds, including amounts owed to other special-purpose subsidiaries of EGSI who have issued transition bonds under the Financing Act. Such allocation shall be pro rata based upon the amount billed with respect to each such series. If a retail customer fails to pay all or any portion of the transition charges, the servicer or any future REP who is billing such customer may transfer billing and collection rights to the designated provider of last resort or POLR, if any, for such customer. The POLR may direct EGSI or its successor transmission and distribution utility to terminate service to such non-paying customer in accordance with the financing order and Texas commission guidelines.
THE SELLER, INITIAL SERVICER AND SPONSOR
General
     EGSI will be the seller and initial servicer of the transition property securing the transition bonds, and will be the sponsor of each securitization in which transition bonds covered by this prospectus are issued.
     EGSI was incorporated under the laws of the State of Texas in 1925, and was formerly named Gulf States Utilities Company. EGSI is a fully integrated electric utility providing generation, transmission and distribution service in southeastern Texas and south Louisiana. As of December 31, 2006, EGSI provided electric service to approximately 384,523 retail customers in its Texas service territory. (We refer to this service territory as EGSI’s Texas service territory.) The retail customer base includes a mix of residential, commercial and diversified industrial retail customers. During the twelve months ended December 31, 2006, EGSI, in its Texas service territory, delivered approximately 15,383 billion kilowatt hours of electricity resulting in billed electric revenue of $1,496 million.

     EGSI is a wholly-owned subsidiary of Entergy Corporation, a Delaware corporation (“Entergy”). In addition to EGSI, the principal operating utility subsidiaries of Entergy are Entergy Arkansas, Inc., Entergy Louisiana, LLC, Entergy Mississippi, Inc., and Entergy New Orleans, Inc. Entergy also owns, among other things, all of the common stock of System Energy Resources, Inc., a generating company that owns the Grand Gulf Electric Generating Station, and Entergy Operations, Inc., a nuclear management services company.
     EGSI is subject to the jurisdiction of the municipal authorities of incorporated cities in Texas as to retail rates and services that it provides within their boundaries, with appellate jurisdiction over such matters residing in the PUCT. EGSI is also subject to regulation by the PUCT as to retail rates and services that it provides in rural areas, certification of new generating plants and extensions of service into new areas in Texas. EGSI is subject to regulation by the Louisiana Public Service Commission or LPSC as to electric and gas service, rates and charges, certification of generating facilities and power or capacity purchase contracts, depreciation, accounting and other matters involving the territories EGSI serves in Louisiana. EGSI is also subject to the jurisdiction of the Federal Energy Regulatory Commission or FERC under the Federal Power Act with respect to the sale of electricity for resale, transmission of electricity in interstate commerce, the issuance of securities, acquisitions and divestitures of utility assets, certain affiliate transactions and other matters.
     As described below under “The Texas Electricity Market Restructuring Plan,” the electric industry in Texas is undergoing fundamental restructuring. Although retail competition and the unbundling of services have not yet been introduced into EGSI’s Texas service territory, it may occur during the term of the transition bonds. Moreover, as described below under “Status of Jurisdictional Separation,” EGSI is pursuing the separation of the company into two vertically integrated utilities, one operating exclusively in Texas, and one operating exclusively in Louisiana.
     Where to Find Information About EGSI. EGSI files periodic reports with the SEC as required by the Exchange Act. Reports filed with the SEC are available for inspection without charge at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of periodic reports and exhibits thereto may be obtained at the above location at prescribed rates. Information as to the operation of the public reference facilities is available by calling the SEC at 1 800-SEC 0330. Information filed with the SEC can also be inspected at the SEC site on the World Wide Web at http://www.sec.gov. You may access a copy of EGSI’s filings at http://www.entergy.com. Except as provided in any related prospectus supplement, no other information contained on that website constitutes part of this prospectus or any prospectus supplement related to the transition bonds.
Status of Jurisdictional Separation
     Texas legislation (HB 1567), passed in May 2005, and effective June 18, 2005, authorized EGSI to separate into two vertically integrated utilities, one subject solely to the retail jurisdiction of the Texas commission, and one subject solely to the retail jurisdiction of the LPSC. EGSI filed its plan for jurisdictional separation with the LPSC on April 26, 2006. In January 2007, the LPSC approved EGSI’s plan for jurisdictional separation that specifies how the assets, obligations and liabilities of EGSI will be divided between the resulting Louisiana utility and the resulting Texas utility. The LPSC order specifically provides, as a condition to completing the proposed jurisdictional separation, that EGSI must obtain reasonable assurances from the credit rating agencies that the jurisdictional separation will not cause the credit ratings of the resulting Louisiana utility and Texas utility to be lower than EGSI’s credit ratings prior to separation. The LPSC order also provides that if EGSI’s credit ratings are downgraded at any time before the implementation of the jurisdictional separation, EGSI will not proceed with the jurisdictional separation until its credit ratings improve to an acceptable level. In addition, the LPSC order expires, unless extended with the consent of the LPSC, on January 1, 2009 if the separation is not implemented on or before December 31, 2008. Factors that the credit rating agencies will consider in assessing the ratings to be issued for the separate Louisiana and Texas utilities will include the potential range of reasonable outcomes for EGSI’s planned base rate case to be filed with the PUCT in the third quarter of 2007 with respect to its Texas service territory and other rate and regulatory proceedings before the PUCT and the LPSC. The PUCT has 185 days to act on a rate case filing after it is filed by the applicant (subject to extension in certain circumstances).
     Pending the receipt of further regulatory approvals by the FERC and the NRC and the satisfaction of the other conditions set forth in the LPSC order, EGSI has identified December 31, 2007 as the target date for completing the jurisdictional separation. Although further approval of the PUCT is not required for implementation of the jurisdictional separation, EGSI will continue to seek input from the PUCT and continue to keep it informed of the status of the proceedings.
     Upon completion of the jurisdictional separation, a new Texas utility will become the successor servicer of the transition property under the servicing agreement, the successor seller under the sale agreement, the successor administrator under the administration agreement and our sole member, subject to satisfaction of the conditions set forth in the basic documents, which includes satisfaction of the rating agency condition only in limited circumstances. Please read “The Sale Agreement—Successors to the Seller” and “The Servicing Agreement—Matters Regarding the Servicer.” Upon the

assumption of such agreements by the new Texas successor utility, neither EGSI nor any other affiliate of Entergy will have any liability under the basic documents.
Municipalization
     Texas law may authorize certain local municipalities to seek to acquire portions of EGSI’s electric distribution facilities through the power of eminent domain for use as part of municipally-owned utility systems. Although the power of eminent domain has not been used by municipalities in Texas in recent times to acquire electric distribution systems, there can be no assurance that one or more municipalities will not seek to acquire some or all of EGSI’s electric distribution facilities while transition bonds remain outstanding. The Financing Act specifies that transition charges approved by a Texas commission order shall be collected by an electric utility as well as its “successors.” In each servicing agreement, EGSI will covenant to assert in an appropriate forum that any municipality that acquires any portion of EGSI’s electric distribution facilities must be treated as a successor to EGSI under the Financing Act and the financing order and that retail customers in such municipalities remain responsible for payment of transition charges. However, the involved municipality might assert that it should not be treated as a successor to EGSI for these purposes and that its distribution customers are not responsible for payment of transition charges. In any such cases, there can be no assurance that the transition charges will be collected from customers of municipally-owned utilities who were formerly customers of EGSI.
EGSI Customer Base and Electric Energy Consumption
     The following tables show the electricity billed to retail customers, electric billed revenues and number of retail customers for each of EGSI’s revenue-reporting customer classes for the six preceding years within the Texas service territory. There can be no assurances that the retail electricity sales, retail electric revenues and number of retail customers or the composition of any of the foregoing will remain at or near the levels reflected in the following tables.

	Electricity Billed to Retail Customers (As Measured by GWh Sales) by Customer Class and Percentage Composition*
Customer
Class	2001		2002		2003		2004		2005		2006
Residential	4,777	32.09%	4,982	33.24%	5,120	33.32%	5,126	31.98%	5,207	34.76%	5,211	33.88%
Commercial	3,466	23.29%	3,578	23.87%	3,704	24.10%	3,816	23.81%	3,878	25.89%	4,002	26.01%
Industrial	6,400	43.00%	6,173	41.19%	6,272	40.82%	6,839	42.68%	5,650	37.72%	5,915	38.45%
Government & Municipal	241	1.62%	255	1.70%	270	1.76%	245	1.53%	244	1.63%	255	1.66%

Total Retail	14,884	100.00%	14,988	100.00%	15,366	100.00%	16,026	100.00%	14,979	100.00%	15,383	100.00%

	Electric Billed Revenues by Customer Class and Percentage Composition (Dollars in thousands)*
Customer
Class	2001		2002		2003		2004		2005		2006
Residential	$411,323	39.82%	$360,575	41.76%	$434,979	40.79%	$468,704	39.14%	$502,135	40.51%	$599,494	40.08%
Commercial	$253,812	24.57%	$215,707	24.98%	$268,110	25.14%	$302,699	25.28%	$327,286	26.41%	$406,198	27.15%
Industrial	$348,881	33.78%	$270,722	31.35%	$342,693	32.13%	$405,650	33.87%	$388,285	31.33%	$463,640	30.99%
Government & Municipal	$18,819	1.82%	$16,525	1.91%	$20,658	1.94%	$20,535	1.71%	$21,693	1.75%	$26,609	1.78%

Total Retail	$1,032,835	100.00%	$863,529	100.00%	$1,066,440	100.00%	$1,197,588	100.00%	$1,239,399	100.00%	$1,495,941	100.00%

	Texas Service Territory Average Number of Retail Electric Customers and Percentage Composition*
Customer
Class	2001		2002		2003		2004		2005		2006
Residential	309,255	87.79%	315,011	87.74%	320,028	87.70%	325,186	87.64%	330,278	87.57%	334,758	87.59%
Commercial	36,740	10.43%	37,531	10.45%	38,087	10.44%	39,170	10.56%	40,129	10.64%	40,457	10.59%
Industrial	4,257	1.21%	4,405	1.23%	4,603	1.26%	4,743	1.28%	4,769	1.26%	4,958	1.30%
Government & Municipal	2,007	0.57%	2,080	0.58%	2,181	0.60%	1,955	0.53%	1,968	0.52%	2,029	0.53%

Total Retail	352,259	100.00%	359,027	100.00%	364,899	100.00%	371,054	100.00%	377,144	100.00%	382,202	100.00%

*	Columns may not add due to rounding.

Percentage Concentration Within EGSI’s Large Commercial Customers
     For the year ended December 31, 2006, the ten largest electric customers in EGSI’s Texas service territory represented approximately 19% of EGSI’s retail gigawatt-hour sales. All ten customers are industrial class accounts. There are no material concentrations in the residential and commercial classes.
Forecasting Electricity Consumption
     Entergy uses econometric models for forecasting residential, commercial, small industrial and governmental sales for all of its regulated electric utilities, including EGSI. The models use ten years of monthly historical sales data when possible, although several models use only 5-8 years because of reliability issues with older data. Entergy’s largest 150 industrial customers (the “Top 150”) are forecasted and tracked individually through account managers. Of the Top 150 accounts, 29 are located in EGSI’s Texas service territory.
     Economic driver data used in the econometric models, both historical and forecasted, are obtained from Moody’s Economy.com. The data includes both customized data for the EGSI-Texas service territory, as well as national drivers for a wide variety of economic variables. Temperature data is obtained from the national weather service and converted to cooling and heating degree days for use in all the models except for those instances (such as for all the industrial class models) where no dependence of sales to weather could be established. Actual data is used for the historical time periods and normal (defined as ten-year average) cooling and heating days are used for the forecasted time periods.
     Econometric sales forecasts for each of the four classes for EGSI’s Texas service territory are derived from separate usage per customer (“UPC”) and customer count models, the outputs of which are multiplied together on a monthly basis to produce total gigawatt-hour sales. The key drivers for the UPC models are generally gross area economic output (similar to national gross domestic product) or real income, while customer count models are typically based on drivers such as population or households. Commercial and small industrial class forecasts formerly (prior to 2007) were derived from total usage models on a segment basis. The segments were defined by North American Industrial Classification System (“NAICS”) codes. Eighteen segment models for the commercial class and nine for the small industrials were used. Economic drivers typically included variables such as NAICS class employment or output, area economic output, or total national industrial output. These segment models have been discontinued for all future forecasts.
     Once per year (typically in July), Entergy completes a comprehensive five-year sales forecast where the econometric models are completely re-estimated and where each Top 150 account forecast is produced. The output of this exercise is the sales forecast that underlies Entergy’s annual five-year business plan. This forecast is typically completed during July as the first step in a multi-stage planning process that determines the hourly demand (gigawatt), generation mix and fuel cost assumptions in the business plan. In the past, the final sales forecast, although largely based on the econometric model outputs, has been revised by qualitative judgments from management. Starting in the 2007 to 2011 business plan, however, the sales forecast for EGSI’s Texas service territory in the five-year business plan is based solely on the econometric modeling and large industrial forecasting processes.

Annual Forecast Variance For Ultimate Electric Delivery (GWh)*

	2001	2002	2003	2004	2005	2006
Residential
Forecast	4,969	4,902	5,033	5,314	5,309	5,478
Actual	4,777	4,982	5,120	5,126	5,207	5,211
Variance (%)	-3.9%	1.6%	1.7%	-3.5%	-1.9%	-4.9%

Commercial
Forecast	3,434	3,576	3,704	3,804	3,945	4,126
Actual	3,466	3,578	3,704	3,816	3,878	4,002
Variance (%)	0.9%	0.1%	0.0%	0.3%	-1.7%	-3.0%

Industrial
Forecast	6,795	6,394	6,279	6,444	6,306	5,837
Actual	6,400	6,173	6,272	6,839	5,650	5,915
Variance (%)	-5.8%	-3.5%	-0.1%	6.1%	-10.4%	1.3%

Government
Forecast	246	245	260	277	257	255
Actual	241	255	270	245	244	255
Variance (%)	-1.8%	4.0%	3.8%	-11.6%	-5.1%	0.0%

TOTAL
Forecast	15,444	15,117	15,276	15,839	15,817	15,696
Actual	14,884	14,988	15,366	16,026	14,979	15,383
Variance (%)	-3.6%	-0.9%	0.6%	1.2%	-5.3%	-2.0%

*	Percentages may not calculate due to rounding.
Credit Policy; Billing Process; Collections Process; Termination of Service
     EGSI bills its retail customers in its Texas service territory directly, and its current credit policies, billing process, and termination of service policies are described below. All information below pertains only to EGSI’s Texas service territory. In the future, retail competition may be introduced into EGSI’s Texas service territory, and retail electric providers, not EGSI, will bill retail customers directly and thus collect the transition charges. Please read “Future Retail Electric Providers.”
Credit Policy
     EGSI is required to provide electric utility service to applicants within its designated Texas service territory once outstanding debts are cleared and any deposit requirements are met. Using information provided by the Customer Information System (CIS, Entergy’s legacy customer accounting system), EGSI determines whether EGSI has previously provided service to an applicant. Certain accounts are secured with deposits or guarantees as a precautionary measure. The amount of the deposit for residential customers is based upon the previous history of usage at the location and can be up to one-sixth (1/6) of the total estimated annual bill. The annual bill is based on the most recent 12 months with a default value of $150 where there is insufficient history.
     EGSI uses specific criteria for establishing credit. EGSI uses a positive identification and consumer credit scoring service from a third-party provider (currently Experian) to determine creditworthiness of its new residential applicants. If a deposit is required to establish credit, residential applicants are billed a deposit equal to one-sixth (1/6) of the total estimated annual bill. As noted above, the annual bill amount is equivalent to the most recent 12 months with a default value of $150 where there is an insufficient history. PUCT rules require deposits to be returned when the customer has paid bills for service for 12 consecutive residential billings or for 24 consecutive non-residential billings without having service disconnected for nonpayment of a bill and without having more than two occasions in which a bill was delinquent, and when the customer is not delinquent in the payment of the current bills. PUCT rules require EGSI to pay simple interest at a rate determined annually, and, as of January 1, 2007, at a rate of 4.68%, for any cash deposits held by EGSI on a customer’s account. PUCT rules do not require interest to be refunded annually unless requested by the customer. A residential applicant may also have their deposit requirement satisfied by an existing residential customer in good standing acting as guarantor for the deposit or portion of deposit. EGSI does not accept third party guarantors for commercial accounts.
     EGSI’s current business practices require industrial and commercial customers to provide deposits equal to two times the average monthly bill based on the location history.
     Cash deposits are accounted for as an obligation, but are not required to be escrowed, and are available in working capital.
Billing Process
     EGSI bills its customers on average every 30 days. For the year ended December 31, 2006, EGSI in its Texas service territory mailed out an average of 16,400 bills on each business day to its customers. For accounts with potential billing error exceptions, reports are generated for manual review. This review examines accounts that have abnormally high or low bills, potential meter-reading errors, possible meter malfunctions and/or unbilled accounts. The PUCT requires that the bill provided to customers shall include a payment due date that shall not be less than 16 days after issuance.
Collection, Termination of Service and Write-Off Policy.
     In 2006, EGSI received approximately 53% of payments by mail, 25% were walk-in payments, and 22% were electronic payments, either bank draft or electronic funds transfer. Walk-in payments are handled by a third party and payment centers are located in each town in EGSI’s Texas service territory.
     Customers are sent a bill which is due and payable upon receipt and is considered past due if not paid within 16 calendar days from the mail date. If the bill is not paid on the last day to pay indicated on the statement, and the customer’s payment history makes the past due amount eligible for collection activity, a disconnect notice is mailed on the 4th business day after the past due date to ensure that consideration is given to any payment that may be en route by mail on the last day to pay. The disconnect notice gives the customer an additional 10 calendar days to pay the bill. On the last day to pay indicated on the disconnect notice, a courtesy call is attempted with a predictive dialer. If the bill is not paid or if the customer has not called for extended payment arrangements, a disconnect order will be generated on the next business day. Once the disconnect order has been generated, payment in full is required to stop the termination. If the customer is disconnected, payment in full is required. In addition, the customer may be subject to an additional deposit and/or a collection or reconnection fee. For non-residential customers, additional deposits are billed per PUCT rule based on usage at location and the full amount of twice the average bill is due prior to the reconnection.
     Termination of service is subject to PUCT rules that forbid termination during certain weather conditions, such as freezing temperatures or “heat advisory” conditions. In addition, the PUCT has adopted rules forbidding termination of service to critical care, elderly customers and elderly, low-income customers.
     EGSI provides several payment options to help consumers manage their electric usage and payments. EGSI customer service representatives as well as an automated Voice Response Unit (VRU) are available 24 hours a day, 365 days a year to assist customers with payment arrangements. Most customers can receive an extension on their scheduled disconnect date through the VRU or by talking with a customer service representative. Extensions are denied in some cases based on the payment history of the account. Programs such as Pick-A-Date, which allows the customer to choose a preferred due date and Levelized Billing Programs, which allow customers to pay an average bill each month while spreading the difference over the remaining months, are available to most residential customers. Automated draw draft and internet billing and payments are also available.
     Unpaid final bills are written off after 120 days. EGSI does mail a final bill to all customers. If not paid in 45 days, an in-house collection letter is mailed. A second letter is mailed approximately 15 days later. If not paid, a third letter is mailed by a third-party collector approximately 75 days from the time that the final bill is mailed. Once the account is written off, it is turned over to a third-party collection agency on a contingency basis.

Write-off and Delinquency Experience
     The following table shows gross write-offs for electricity and gross write-offs as a percentage of total electric billed revenue for the past five years for EGSI’s Texas service territory.
Gross Write-Offs as a Percentage of Revenues*

	As of December 31,
	2002	2003	2004	2005	2006
Billed Electric Revenues ($000)	$863,529	$1,066,440	$1,197,588	$1,239,399	$1,495,941
Gross Charge-Offs ($000)	$5,235	$6,123	$3,883	$4,689	$7,147
Percentage of Billed Revenue	0.61%	0.57%	0.32%	0.38%	0.48%

*	Numbers not exact due to rounding.
     The following table shows, for its Texas service territory, total EGSI net write-offs for electricity and total net write-offs as a percentage of total electric billed revenue for the past five years. Net write-offs include amounts recovered by EGSI from deposits, bankruptcy proceedings and payments received after an account has been either written-off by EGSI or transferred to one of its external collection agencies.
Net Write-Offs as a Percentage of Revenues*

	As of December 31,
	2002	2003	2004	2005	2006
Billed Electric Revenues ($000)	$863,529	$1,066,440	$1,197,588	$1,239,399	$1,495,941
Net Charge-Offs ($000)	$2,569	$3,485	$1,774	$3,173	$5,178
Percentage of Billed Revenue	0.30%	0.33%	0.15%	0.26%	0.35%

*	Numbers not exact due to rounding.
Delinquencies
     The following table sets forth information relating to the delinquency experience of EGSI for residential, commercial, industrial and governmental customers on December 31 of each of the four preceding years:
Customer Delinquency Data*

	Dec.	Dec.	Dec.	Dec.
	2003	2004	2005	2006
Residential
Percent of Billed Revenue Collected Within:
31-60 days	19.35%	20.03%	19.55%	18.38%
61-90 days	3.91	4.27	5.11	3.70
91 days or more	0.04	0.04	0.24	0.04

Commercial, Industrial, Governmental & Residential
Percent of Billed Revenue Collected Within:
31-60 days	9.78%	9.73%	12.37%	9.85%
61-90 days	0.82	1.22	2.39	1.61
91 days or more	0.34	0.26	0.13	0.05

*	Data shows statistics for combined gas and electric revenues for open accounts for each year and is calculated based upon amounts collected as a percentage of the year’s billed revenue.

     EGSI does not believe that the delinquency experience with respect to transition charge collections will differ substantially from the approximate rates indicated above.
Average Days Sales Outstanding
     The following table sets forth information relating to EGSI’s average days sales outstanding for all electric consumers in its Texas service territory for the past six years:
Average Days Sales Outstanding
2001 Through 2006 YTD

YEAR	DSO
2001	19.71
2002	18.46
2003	19.73
2004	18.02
2005	23.78
2006	21.51

*	Numbers not exact due to rounding.
ENTERGY GULF STATES RECONSTRUCTION FUNDING I, LLC, THE ISSUING ENTITY
     We are a special purpose limited liability company formed under the Delaware Limited Liability Company Act pursuant to a limited liability company agreement executed by our sole member or owner, EGSI, and the filing of a certificate of formation with the Secretary of the State of Delaware. Our limited liability company agreement restricts us from engaging in activities other than those described in this section. We do not have any employees, but we will pay our member for administrative services in accordance with our limited liability company agreement. We have summarized selected provisions of our limited liability company agreement below, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. On the date of issuance of each series of transition bonds, our capital will be equal to 0.5% of the principal amount of such transition bonds issued or such other amount as may allow us to achieve the desired security rating and treat the transition bonds as debt under applicable IRS regulations. Our capitalization after giving effect to the issuance of any transition bonds will be set forth in the prospectus supplement for the related series.
     As of the date of this prospectus, we have not carried on any business activities and have no operating history. We are not an agency or instrumentality of the State of Texas but are responsible to the State of Texas and the Texas commission as described below under the caption “—Our Relationship with the State of Texas and the Texas Commission.”
     Our assets will consist of:
•	the transition property,

•	our rights under the sale agreement (and under any bills of sale delivered thereunder), the servicing agreement, the administration agreement, and the other basic documents,

•	collections of transition charges that are allocated to us and the trust accounts (other than the REP deposit accounts) held by the trustee, and

•	any money distributed to us by the trustee from the collection accounts in accordance with the indenture.
Restricted Purpose
     We have been created for the sole purpose of:
•	purchasing and owning the transition property and the other collateral;

•	registering and issuing from time to time one or more series of transition bonds, each of which may be comprised of one or more tranches;

•	making payment on the transition bonds;

•	distributing amounts released to us;

•	pledging our interest in the transition property and other collateral to the trustee under the indenture in order to secure the repayment of transition bonds and certain qualified expenses; and

•	performing other activities that are necessary, suitable or convenient to accomplish these purposes.
     Our limited liability company agreement does not permit us to engage in any activities not directly related to these purposes, including issuing securities (other than the transition bonds), borrowing money or making loans to other persons. The list of permitted activities set forth in our limited liability company agreement may not be altered, amended or repealed without the affirmative vote of a majority of our managers, which vote must include the affirmative vote of all of our independent manager(s).
Our Relationship with EGSI
     On the issue date for each series of transition bonds, except in the event of a series issued solely to refund outstanding transition bonds, EGSI will sell transition property to us pursuant to a sale agreement between us and EGSI. EGSI will service the transition property pursuant to a servicing agreement between us and EGSI. Please read “The Sale Agreement” and “The Servicing Agreement.”
Our Relationship with the State of Texas and the Texas Commission
     We are responsible to the State of Texas and the Texas commission. Specifically, pursuant to a financing order,
•	our organizational documents and transaction documents prohibit us from engaging in any activities other than acquiring transition property, issuing transition bonds and performing other activities as specifically authorized by that financing order,

•	the Texas commission or its designated representative has a decision-making role co-equal with EGSI with respect to the structuring and pricing of the transition bonds and all matters related to the structuring and pricing of the transition bonds will be determined through a joint decision of EGSI and the Texas commission or its designated representative,

•	EGSI is directed to take all necessary steps to ensure that the Texas commission or its designated representative is provided sufficient and timely information to allow the Texas commission or its designated representative to fully participate in, and exercise its decision making power over, the proposed securitization, and

•	the servicer will file periodic adjustments to transition charges with the Texas commission on our behalf.
     We have also agreed that certain reports concerning transition charge collections will be provided to the Texas commission.
Our Management
     Pursuant to our limited liability company agreement, our business will be managed by five managers appointed from time to time by EGSI or, in the event that EGSI transfers its interest in us following a jurisdictional separation, as described above under “The Seller, Initial Servicer, and Sponsor—Status of Jurisdictional Separation,” by EGSI’s successor under the sale agreement and servicing agreement. We refer to EGSI or any successor as our owner or owners. Following the initial issuance of transition bonds, we will have at least one independent manager who, among other things, is not and has not been for at least five years from the date of their appointment:
•	a direct or indirect legal or beneficial owner of us, our owner, any of our respective affiliates or any of our owner’s affiliates,

•	a relative, supplier, employee, officer, director, manager, contractor or material creditor of us, our owner or any of our affiliates or any of our owner’s affiliates, or

•	a person who controls (whether directly, indirectly or otherwise) our owner or its affiliates or any creditor, employee, officer, director, manager or material supplier or contractor of our owner or its affiliates; provided, that the indirect or beneficial ownership of stock of our owner or its affiliates through a mutual fund or similar diversified investment vehicle with respect to which the owner does not have discretion or control over the investments held by such diversified investment vehicle shall not preclude such owner from being an independent manager.

     The remaining managers will be employees or officers of EGSI, its affiliates or any new owner. The managers will devote the time necessary to conduct our affairs.
     EGSI, as our sole member, will appoint the independent manager(s) prior to the issuance of the initial series of the transition bonds. None of our managers or officers has been involved in any legal proceedings which are specified in Item 401(f) of the SEC’s Regulation S-K.
Manager Fees and Limitation on Liabilities
     We have not paid any compensation to any manager since we were formed. We will not compensate our managers, other than the independent manager(s), for their services on our behalf. We will pay the independent manager(s) annual fees from our revenues and will reimburse them for their reasonable expenses. These expenses include the reasonable compensation, expenses and disbursements of the agents, representatives, experts and counsel that the independent manager(s) may employ in connection with the exercise and performance of their rights and duties under our limited liability company agreement, the indenture, the sale agreement and the servicing agreement. Our limited liability company agreement provides that to the extent permitted by law, the managers will not be personally liable for any of our debts, obligations or liabilities. Our limited liability company agreement further provides that, except as described below, to the fullest extent permitted by law, we will indemnify the managers against any liability incurred in connection with their services as managers for us if they acted in good faith and in a manner which they reasonably believed to be in or not opposed to our best interests. With respect to a criminal action, the managers will be indemnified unless they had reasonable cause to believe their conduct was unlawful. We will not indemnify the manager for any judgment, penalty, fine or other expense directly caused by their fraud, gross negligence or willful misconduct. In addition, unless ordered by a court, we will not indemnify the managers if a final adjudication establishes that their acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. We will pay any indemnification amounts owed to the managers out of funds in the collection accounts, subject to the priority of payments described in “Security for the Transition Bonds—How Funds in the Collection Account Will Be Allocated.”
We Are a Separate and Distinct Legal Entity from EGSI
     Under our limited liability company agreement, we may not file a voluntary petition for relief under the Bankruptcy Code, without the affirmative vote of our member and the affirmative vote of all of our managers, including each independent manager(s). EGSI has agreed that it will not cause us to file a voluntary petition for relief under the Bankruptcy Code. Our limited liability company agreement requires us, except for financial reporting purposes and for federal income tax purposes, and, to the extent consistent with applicable state law, state income and franchise tax purposes, to maintain our existence separate from EGSI including:
•	taking all reasonable steps to continue our identity as a separate legal entity;

•	making it apparent to third persons that we are an entity with assets and liabilities distinct from those of EGSI, other affiliates of EGSI, the managers or any other person; and

•	making it apparent to third persons that, except for federal and certain other tax purposes, we are not a division of EGSI or any of its affiliated entities or any other person.
Administration Agreement
     EGSI will, pursuant to an administration agreement between EGSI and us, provide administrative services to us, including services relating to the preparation of financial statements, required filings with the SEC, any tax returns we might be required to file under applicable law, qualifications to do business, and minutes of our managers’ meetings. We will pay EGSI a fixed fee of $100,000 per annum, payable in installments of $50,000 on each payment date for performing these services, plus we will reimburse EGSI for all costs and expenses for services performed by unaffiliated third parties and actually incurred by EGSI in performing such services described above.
THE TEXAS ELECTRICITY MARKET RESTRUCTURING PLAN
EGSI’s Texas Service Territory May Experience Deregulation in the Future
     In June 1999, the Texas Legislature enacted the Texas Electric Utility Restructuring Act, which is Chapter 39 of the Public Utility Regulatory Act. We refer to this legislation as the “Restructuring Act.” The Restructuring Act substantially modified the Texas regulatory structure governing public utilities in order to transition to a competitive electric market. Pursuant to its authority under Section 39.103 of the Restructuring Act, the PUCT has delayed the introduction of retail competition in EGSI’s Texas service territory. However, in 2005, EGSI was required by an act passed by the legislature to provide a transition to competition plan by January 1, 2007. As required by this legislation, EGSI filed its proposed transition to competition plan in December 2006. In this plan, EGSI maintained that to achieve full customer choice, EGSI should join the Electric Reliability Council of Texas (“ERCOT”) since it already has all of the prerequisites for retail choice. The plan contains several conditions, including cost recovery mechanisms, that must be met before EGSI could proceed with the plan, and identifies several legislative requirements needed to accomplish the required infrastructure improvements. Assuming that these conditions can be met, retail open access could commence in 2013. EGSI’s filing includes an estimate that construction costs for facilities to interconnect EGSI’s Texas operations with ERCOT could be approximately $1 billion. The PUCT has 180 days to accept, reject, or modify the plan.
     It is possible that, within the term that these transition bonds are outstanding, retail competition will be introduced in EGSI’s Texas service territory under the provisions of the Restructuring Act. Key aspects of the Restructuring Act are outlined below. Please also read “Future Retail Electric Providers” below and “Risks Associated with Potential Bankruptcy Proceedings of Future Retail Electric Providers if and when Retail Competition is Introduced” above.
General Structure of Utility Deregulation in Texas
An Overview of the Restructuring Act.
     The Restructuring Act, among other things:
•	authorized competition in the retail electric market and the electricity generation market for electricity beginning in January 2002, and in some instances sooner,

•	required a rate freeze for all retail customers until January 2002, and required certain rate reductions for residential and small commercial retail customers through the so-called “price to beat” period for up to five years thereafter,

•	permitted electric utilities to recover certain stranded investments and regulatory assets through the issuance of transition bonds pursuant to and supported by an irrevocable financing order issued by the Texas commission,

•	permitted the Texas commission to impose an irrevocable nonbypassable transition charge on all retail electric customers, including the State of Texas and other governmental entities, within a utility’s certificated Texas service area as it existed on April 2, 2007, for payment of transition bonds,

•	provided for a 2004 true-up proceeding to determine recoverable stranded costs, including final fuel recovery balances, net regulatory assets, certain environmental costs, accumulated excess earnings and other issues, and

•	permitted the PUCT to delay retail competition in a service area if the PUCT determined that such area was unable to offer fair competition and reliable service to all retail customer classes on January 1, 2002.
Unbundling.
     Many electric utilities were required to separate their customer-related energy services business activities that were otherwise already widely available in the competitive market from their regulated activities prior to September 1, 2000. The Restructuring Act required most electric utilities to separate their business into the following units by January 1, 2002:
•	a power generation company, which generates electricity that is intended to be sold at wholesale, and which may not, in general, own a transmission or distribution facility and may not have a certificated Texas service area,

•	a retail electric provider, or REP, which sells electric energy to retail customers and which may not own or operate generation assets, and

•	a transmission and distribution utility or separate transmission and distribution utilities, which own or operate facilities to transmit or distribute electricity.
     Though EGSI has not yet unbundled its services as just described, it may need to do so at some point during the term of the transition bonds.
Retail Competition.
     Since January 1, 2002, many retail customers in the Texas service territories of other Texas utilities have been able to choose their own REP, which may be a REP affiliated with their existing utility. As noted above, retail competition has not yet been introduced in the EGSI Texas service territory, and thus there are no REPs operating in EGSI’s Texas service territory, although they may be approved to do so in the future.
     In the event REPs are in the future authorized to operate in the EGSI Texas service territory, then, in certain cases, customers who do not pay their bills may be moved by a REP to another certified REP or to a POLR, which will be required to offer a standard retail service package for each class of retail customers it serves at a fixed rate approved by the Texas commission, and is required to offer the service to any retail customer in that class who requests service, whose selected REP has gone out of business, or who is transferred to the POLR by other REPs for reasons other than non-payment. The Texas commission has designated a REP to act as a POLR for each customer class in each service area in the state in which retail competition has been introduced. The Texas commission periodically designates one or more REPs to serve as the POLRs for specified classes of retail customers.
     Recovery of Stranded Costs and Regulatory Assets for Texas Utilities Subject to the Restructuring Act
     The Restructuring Act allows utilities an opportunity to recover their stranded costs incurred in purchasing power and providing electric generation service. Stranded costs means the amount by which the net book value of generation-related assets exceeds the market value of the assets.
     The Restructuring Act provides that recovery of retail stranded costs by an electric utility shall be through collection of competition transition charges imposed on all existing or future retail customers. The Restructuring Act permits utilities to recover, or securitize, their transition costs through the issuance of transition bonds issued under the Restructuring Act. The Financing Act incorporates by reference the substantive provisions of the Restructuring Act.
FUTURE RETAIL ELECTRIC PROVIDERS
     As part of the restructuring of the Texas electric industry, some retail customers began purchasing electricity and related services from REPs. There are no REPs currently operating in EGSI’s Texas service territory. However, pursuant to EGSI’s transition to competition plan, REPs may in the future begin to operate in EGSI’s Texas service territory during the term in which the transition bonds are outstanding. In such event, the REP will bill and collect the transition charge under the conditions described below.
     Neither EGSI nor any successor servicer will pay any shortfalls resulting from the failure of any future REP to remit payments arising from the transition charges to the servicer. The annual true-up and interim true-up adjustment mechanisms for the transition charges, as well as the amounts deposited in the capital subaccount, are intended to mitigate the risk of shortfalls. Any shortfalls that occur may delay the distribution of interest on and principal of the transition bonds.
Credit Practices, Policies and Procedures of Retail Electric Providers
     Pursuant to the financing order and the tariff, in the event REPs are in the future authorized to operate in the EGSI Texas service territory, billing and collection standards will be imposed on any REPs operating in the service territory with respect to transition charges. The standards relate only to the billing and collection of transition charges authorized under the financing order, and do not apply to collection of any other nonbypassable charges or other charges. The standards apply to all REPs that bill and collect transition charges from retail electric customers. REPs may contract with other parties to bill and collect transition charges from retail customers, but such REPs will remain subject to the applicable billing and collection standards. If the Texas commission later determines that different standards are to be applied to REPs in particular areas (e.g., payment terms), then those new standards, with appropriate modifications to related provisions, may replace those specific items. Upon adoption of any rule addressing any of these billing and collection standards, the Texas commission’s Advising and Docket Management Division will open a proceeding to investigate the need to modify the standards to conform to that rule, with the understanding that such modifications may not be implemented absent prior written confirmation from each of the rating agencies that have rated the transition bonds that such modifications will not cause a suspension, withdrawal, or downgrade of the ratings on the transition bonds.
     The following subsections summarize the REP standards required under the financing order and tariff. These standards are the most stringent that the servicer can impose on REPs under the financing order. In the future, the Texas commission may determine that different standards should be applied to REPs in particular areas, such as payment terms. Any such standards may replace specific standards described above. The financing order provides, however, that any modifications to the foregoing standards may not be implemented absent satisfaction of the rating agency condition.

Rating, Deposit and Related Requirements.
     Each REP must (1) have a long-term, unsecured credit rating of not less than “BBB-” and “Baa3” (or the equivalent) from S&P and Moody’s, respectively, or (2) provide (A) a deposit of two months’ maximum expected transition charge collections in the form of cash, (B) an affiliate guarantee, surety bond, or letter of credit providing for payment of such amount of transition collections in the event that the REP defaults in its payment obligations, or (C) a combination of any of the foregoing. A REP that does not have or maintain the requisite long-term, unsecured credit rating may select which alternate form of deposit, credit support, or combination thereof it will utilize, in its sole discretion. The trustee will be the beneficiary of any affiliate guarantee or surety bond or letter of credit. The provider of any affiliate guarantee, surety bond, or letter of credit must have and maintain long-term, unsecured credit ratings of not less than “BBB-” and “Baa3” (or the equivalent) from S&P and Moody’s, respectively.
Loss of Rating.
     If the long-term, unsecured credit rating from either S&P or Moody’s of a REP that did not previously provide the alternate form of deposit, credit support, or combination thereof or of any provider of an affiliate guarantee, surety bond, or letter of credit is suspended, withdrawn, or downgraded below “BBB-” or “Baa3” (or the equivalent), the REP must provide the alternate form of deposit, credit support, or combination thereof, or new forms thereof, in each case from providers with the requisite ratings, within 10 business days following such suspension, withdrawal, or downgrade. A REP failing to make such provision is required to comply with the provisions set forth in the section below labeled “—Remedies Upon Default.”
Computation of Deposit, etc.
     The computation of the size of a required deposit will be agreed upon by the servicer and the REP, and reviewed no more frequently than quarterly to ensure that the deposit accurately reflects two months’ maximum expected transition charge collections. Within 10 business days following such review (1) the REP will remit to the trustee the amount of any shortfall in such required deposit or (2) the servicer will instruct the trustee to remit to the REP any amount in excess of such required deposit. A REP failing to so remit any such shortfall is required to comply with the provisions set forth below under “—Remedies Upon Default.” REP cash deposits will be held by the trustee in a REP deposit account and invested in eligible investments. Investment earnings on REP cash deposits will be considered part of such cash deposits so long as they remain on deposit with the trustee. At the instruction of the servicer, cash deposits will be remitted with investment earnings to the REP once all transition bonds have been retired unless otherwise utilized for the payment of the REP’s obligations for transition charges. If at any time the deposit is no longer required, the servicer will promptly (but not later than 30 calendar days) instruct the trustee in writing to remit the applicable amounts in the REP deposit account to the REP.
Payment of Transition Charges.
     Payments of transition charges will be due 35 calendar days following each billing by the servicer to the REP, without regard to whether or when the REP receives payment from its retail electric customers. The servicer will accept payment by electronic funds transfer, wire transfer, and/or check and payment will be considered received by the servicer on the date the electronic funds transfer or wire transfer is received by the servicer, or the date the check clears. A 5% penalty will be charged on amounts received after 35 calendar days; however, a 10 calendar-day grace period will be allowed before the REP is considered to be in default. A REP in default will be required to comply with the provisions set forth below under “—Remedies Upon Default.” The 5% penalty will be a one-time assessment measured against the current amount overdue from the REP to the servicer. The “current amount” consists of the total unpaid transition charges existing on the 36th calendar day after the billing by the servicer. Any and all such penalty payments will be made to the trustee to be applied against transition charge obligations. A REP will not be obligated to pay the overdue transition charges of another REP. If a REP agrees to assume the responsibility for the payment of overdue transition charges as a condition of receiving the customers of another REP that has decided to terminate service to those customers for any reason, the new REP will not be assessed the 5% penalty upon such transition charges; however, the prior REP will not be relieved of the previously-assessed penalties.
Remedies Upon Default.
     After the 10 calendar-day grace period (the 45th calendar day after the billing date) referred to above under the heading “—Payment of Transition Charges,” the servicer will have the option to seek recourse against any cash deposit, affiliate guarantee, surety bond, letter of credit, or combination thereof provided by the REP, and avail itself of such legal remedies as may be appropriate to collect any remaining unpaid transition charges and associated penalties due the servicer after the application of the REP’s deposit or alternate form of credit support. In addition, a REP that is in default with respect to the requirements set forth under “—Loss of Rating,” “—Computation of Deposit, etc.” or “—Payment of Transition Charges” will be required to select and implement one of the following options:

•	transfer the billing and collection responsibility for all charges to the POLR or a qualified REP of the customer’s choosing;

•	immediately implement other mutually suitable and agreeable arrangements with the servicer. It is expressly understood that the servicer’s ability to agree to any other arrangements will be limited by the terms of the servicing agreement and requirements of the rating agencies necessary to satisfy the rating agency condition; or

•	arrange that all amounts owed by retail electric customers for services rendered be timely billed and immediately paid directly into a lock-box controlled by the servicer with such amounts to be applied first to pay transition charges before the remaining amounts are released to the REP. All costs associated with this mechanism will be borne solely by the REP.
     If a REP that is in default fails to immediately select and implement one of the foregoing options or, after so selecting one of the foregoing options, fails to adequately meet its responsibilities thereunder, then the servicer will, subject to limitations that may be imposed by applicable bankruptcy laws if the REP is a debtor in bankruptcy, immediately implement the first option listed above. Upon re-establishment of compliance with the requirements set forth in “—Loss of Rating,” “—Computation of Deposit, etc.” and “—Payment of Transition Charges” and the payment of all past-due amounts and associated penalties, the REP will no longer be considered in default and will not be required to comply with this paragraph. Any agreement entered into between the servicer and a defaulting REP pursuant to the second bullet point above will be limited to the terms of the servicing agreement and must satisfy the rating agency condition.
Billing by Providers of Last Resort.
     The provider of last resort appointed by the Texas commission must meet the minimum credit rating and/or deposit/credit support requirements applicable to other REPs in addition to any other standards that may be adopted by the Texas commission. If the provider of last resort defaults or is not eligible to provide such services, responsibility for billing and collection of transition charges will immediately be transferred to and assumed by the servicer until a new provider of last resort can be named by the Texas commission or the customer requests the services of another qualified REP. Retail electric customers cannot be re-billed by a successor REP, a POLR or the servicer for any amount of transition charges they have paid their REP (although future transition charges will be adjusted to reflect REP and other system-wide charge-offs). Additionally, if the amount of the penalty detailed in “—Payment of Transition Charges” is the sole remaining past-due amount after the 45th calendar day, the REP will not be required to comply with the provisions set forth under “—Remedies Upon Default” unless the penalty is not paid within an additional 30 calendar days.
Disputes.
     In the event that a REP disputes any amount of billed transition charges, the REP will pay the disputed amount under protest according to the timelines detailed in “—Payment of Transition Charges.” In the event of a dispute, the REP and the servicer will first attempt to informally resolve the dispute, but if they fail to do so within 30 calendar days, either party may file a complaint with the Texas commission. If the REP is successful in the dispute process (informal or formal), the REP will be entitled to interest on the disputed amount paid to the servicer at the Texas commission-approved interest rate. Disputes about the date of receipt of transition charge payments (and penalties arising thereof) will be handled in a like manner. Interest paid by the servicer on disputed amounts may not be recovered through transition charges if it is determined that the servicer’s claim to the funds is clearly unfounded. No interest will be paid by the servicer if it is determined that the servicer has received inaccurate metering data from another entity providing competitive metering services.
Metering Data.
     If the servicer is providing metering service to the retail electric customer, metering data will be provided to the REP at the same time as the REP is billed. If the servicer is not providing metering service to the retail electric customer, the entity providing metering service will be responsible for complying with Texas commission rules and ensuring that the servicer and the REP receive timely and accurate metering data in order for the servicer to meet its obligations under the servicing agreement and the financing order with respect to billing and true-up adjustments.
Charge-Off Allowance.
     The REP will be allowed to hold back an allowance for charge-offs in its payments to the servicer. Such charge-off rate will be recalculated each year in connection with the annual true-up procedure. On an annual basis in connection with the true-up process, the REP and the servicer will be responsible for reconciling the amounts held back with amounts actually written off as uncollectible in accordance with the terms agreed to by the REP and the servicer, provided that:

•	The REP’s right to reconciliation for write-offs will be limited to customers whose service has been permanently terminated and whose entire accounts (i.e., all amounts due the REP for its own account as well as the portion representing transition charges) have been written off;

•	The REP’s recourse will be limited to a credit against future transition charge payments unless the REP and the servicer agree to alternative arrangements, but in no event will the REP have recourse to the trustee, us or our funds for such payments; and

•	The REP is required to provide information on a timely basis to the servicer so that the servicer can include the REP’s default experience and any subsequent credits into its calculation of the adjusted transition charge rates for the next transition charge billing period and the REP’s rights to credits will not take effect until after such adjusted transition charge rates have been implemented.
Service Termination.
     In the event that the servicer is billing customers for transition charges, the servicer will have the right to terminate transmission and distribution service to the end-use customer for non-payment by the customer pursuant to applicable Texas commission rules. In the event that a REP (including any POLR) is billing customers for transition charges, that REP will have the right to transfer the customer to the POLR (or to another certified REP) or to direct the servicer to terminate transmission and distribution service to the end-use customer for non-payment by the customer pursuant to applicable Texas commission rules.
Codification of REP Standards.
     The Texas commission codified the standards for REPs regarding the billing and collection of transition charges in July 2000 as Substantive Rule §25.108. This Rule provides that:
•	if a REP’s actual charge-offs are greater than the allowance for charge-offs, the REP may collect the difference, with interest, in 12 equal monthly installments;

•	the REP will be responsible for providing the servicer accurate metering data (including metering identification information) for REP customers whose meters are not read by the servicer; and

•	if a POLR or qualified REP assumes responsibility for billing and collecting transition charges, the POLR, replacement REP or servicer will bill all transition charges which have not been billed as of the date it assumes such responsibility.
USE OF PROCEEDS
     We will use the proceeds of the issuance of a series of transition bonds to pay the expenses of the issuance and sale of the transition bonds of such series and to purchase related transition property from EGSI. In accordance with the applicable financing order, EGSI will use the proceeds it receives from the sale of the transition property for the purpose of reducing the amount of recoverable hurricane reconstruction costs, as determined by the Texas commission, through the refinancing or retirement of utility debt and paying down equity.
DESCRIPTION OF THE TRANSITION BONDS
General
     We will issue the transition bonds pursuant to the terms of an indenture between us and the trustee specified in the applicable prospectus supplement. The particular terms of the transition bonds of any series will be established in a supplement to the indenture referred to herein as a series supplement and the material terms of that series will be described in the related prospectus supplement. Although we have summarized below selected provisions of the indenture and the transition bonds, this summary does not purport to be complete and is subject to the terms and provisions of the indenture and related supplements, forms of which are filed as exhibits to the registration statement of which this prospectus forms a part. Please read “Where You Can Find More Information.”
     We may issue the transition bonds in one or more series, any one or more of which may be comprised of one or more tranches. Tranches of transition bonds may differ as to the interest rate, maturity and the timing, sequential order and amount of payments of principal or interest, or both.

     While each prospectus supplement will describe the specific terms of the related series of transition bonds (and the tranches of that series (if any)), the terms of that series and any tranches will not be subject to the prior review of or consent of the holders of outstanding transition bonds. All transition bonds of the same series will be identical in all respects except for the denominations, unless that series is comprised of more than one tranche, in which case all transition bonds of the same tranche will be identical in all respects except for the denominations.
     All transition bonds that we issue under the indenture will be payable solely from, and secured solely by, a pledge of and lien on the transition property and the other collateral for that series as provided in the indenture. Please read “Security for the Transition Bonds—Pledge of Collateral.”
     The prospectus supplement for a series of transition bonds will describe the following terms of that series of transition bonds and, if applicable, the tranches of that series:
•	the designation of the series and, if applicable, the tranches of that series,

•	the principal amount of the series and, if applicable, the tranches of that series,

•	the transition charges applicable to such series and, if applicable, the tranches of that series,

•	the annual rate at which interest accrues or the method or methods of determining such annual rate and, if applicable, the tranches of that series,

•	the payment dates,

•	the collateral for such series,

•	the scheduled final payment date and the final maturity date of the series and, if applicable, the tranches of that series,

•	the issuance date of the series,

•	the authorized denominations,

•	the expected sinking fund schedule for principal of the series and, if applicable, the tranches of that series,

•	any other material terms of the tranches or series that are not inconsistent with the provisions of the indenture and that will not result in any rating agency reducing or withdrawing its rating of any outstanding series or tranche of transition bonds, and

•	the identity of the trustee.
     The transition bonds are not a debt, liability or other obligation of the State of Texas, the Texas commission or of any political subdivision, governmental agency, authority or instrumentality of the State or Texas and do not represent an interest in or legal obligation of EGSI, Entergy or any of their affiliates, other than us. Neither EGSI, Entergy nor any of their affiliates will guarantee or insure the transition bonds. Financing orders authorizing the issuance of the transition bonds do not constitute a pledge of the full faith and credit of the State of Texas or of any of its political subdivisions. The issuance of the transition bonds under the Financing Act will not directly, indirectly or contingently obligate the State of Texas or any of its political subdivisions to levy or to pledge any form of taxation for the transition bonds or, except in their capacity as retail electric customers, to make any appropriation for their payment.
Interest and Principal on the Transition Bonds
     Interest will accrue on the principal balance of a tranche of transition bonds at the interest rate specified in or determined in the manner specified in the related prospectus supplement. Interest will be payable on each payment date, commencing on the date specified in the related prospectus supplement. Interest payments for each series will be made from collections of transition charges, including amounts available in the excess funds subaccount and, if necessary, the amounts available in the capital subaccount for the related series. If, in the future, transition charges are collected by a REP, then, in the event of default by a REP, the amounts in the REP deposit account or available from other credit support (up to an amount of the lesser of the payment defaults of a REP or that REP’s deposit or other credit support amount) will be used to make interest payments to the bondholders on each payment date for the transition bonds. Please read “Security for the Transition Bonds—How Funds in the Collection Account Will Be Allocated.”
     Principal of the transition bonds of each series and tranche will be payable in the amounts and on the payment dates specified in the related prospectus supplement, but only to the extent that amounts in the applicable collection account are available, and subject to the other limitations described below, under “Security for the Transition Bonds—How Funds in the

Collection Account Will Be Allocated.” Accordingly, principal of the series of transition bonds may be paid later, but generally not sooner, than reflected in the expected sinking fund schedule for such series, except in the case of an acceleration. Each prospectus supplement will set forth the expected sinking fund schedule and expected amortization schedule for the related series of transition bonds and, if applicable, the tranches of that series. The expected sinking fund schedule will be established in a manner required by the financing order. If principal of any tranche or series is not paid in full on the final maturity date for such tranche or series, an event or default will occur. On any payment date, unless an event of default has occurred and is continuing and the transition bonds have been declared due and payable, the trustee will make principal payments on the transition bonds only until the outstanding principal balances of those transition bonds have been reduced to the principal balances specified in the applicable expected amortization schedule for that payment date. The trustee will retain in the excess funds subaccount for payment on later payment dates any collections of transition charges in excess of amounts payable as:
•	fees and expenses of the servicer, the independent manager(s) and the trustee (including the indemnity amounts and the servicing fee),

•	payments of interest on and principal of the transition bonds,

•	investment earnings on amounts in the capital subaccount released to us, and

•	allocations to the capital subaccount (all as described under “Security for the Transition Bonds—How Funds in the Collection Account Will Be Allocated”).
     If the trustee receives insufficient collections of transition charges for any payment date, and amounts in the collection account (and the applicable subaccounts of the collection account) of the related series are not sufficient to make up the shortfall, principal of any tranche of transition bonds may be payable later than expected, as described in this prospectus. Please read “Risk Factors—Other Risks Associated with an Investment in the Transition Bonds.” The failure to make a scheduled payment of principal on the transition bonds because there are not sufficient funds in the collection account for that series does not constitute a default or an event of default with respect to such series under the indenture, except for the failure to pay in full the unpaid balance of any tranche or series upon the final maturity date for such tranche or series. If an event of default (other than a breach by the State of Texas of its pledge) has occurred and is continuing, then the trustee or the holders of not less than a majority in principal amount of the transition bonds of each affected series then outstanding may declare the transition bonds of each such affected series to be immediately due and payable, in which event the entire unpaid principal amount of the transition bonds of each such affected series will become due and payable. An event of default under one series of transition bonds will not automatically trigger an event of default under other outstanding series of transition bonds. Please read “—Events of Default; Rights Upon Event of Default.”
     Unless the context requires otherwise, all references in this prospectus to principal of the transition bonds of a series include any premium that might be payable if transition bonds of that series are redeemed, as described in the related prospectus supplement.
Payments on the Transition Bonds
     The trustee will pay on each payment date to the holders of each tranche of transition bonds, to the extent of available funds in the applicable collection account, all payments of principal and interest then due. The trustee will make each payment other than the final payment with respect to any transition bonds to the holders of record of the transition bonds of the applicable tranche on the record date for that payment date. The trustee will make the final payment for each tranche of transition bonds, however, only upon presentation and surrender of the transition bonds of that tranche at the office or agency of the trustee specified in the notice given by the trustee of the final payment. The trustee will mail notice of the final payment to the related bondholders no later than five days prior to the final payment date, specifying the date set for the final payment and the amount of the payment.
     The failure to pay accrued interest on any payment date (even if the failure is caused by a shortfall in transition charges received) will result in an event of default for the applicable series of transition bonds unless such failure is cured within five business days. Please read “—Events of Default; Rights Upon Event of Default.” Any interest not paid within such five business day period (plus interest on the defaulted interest at the applicable interest rate to the extent lawful) will be payable to the bondholders on a special record date. The special record date will be at least fifteen business days prior to the date on which the trustee is to make a special payment (a special payment date). We will fix any special record date and special payment date. At least 10 days before any special record date, the trustee will mail to each affected bondholder a notice that states the special record date, the special payment date and the amount of defaulted interest (plus interest on the defaulted interest) to be paid.

     At the time, if any, we issue the transition bonds of any series in the form of definitive bonds and not to DTC or its nominee, the trustee will make payments with respect to that tranche on a payment date or a special payment date by check mailed to each holder of a definitive bond of the tranche of record on the applicable record date at its address appearing on the register maintained with respect to the transition bonds of that series. Upon application by a holder of any tranche of transition bonds in the principal amount of $10,000,000 or more to the trustee not later than the applicable record date, the trustee will make payments by wire transfer to an account maintained by the payee in New York, New York.
     If any special payment date or other date specified for any payments to bondholders is not a business day, the trustee will make payments scheduled to be made on that special payment date or other date on the next succeeding business day and no interest will accrue upon the payment during the intervening period.
Registration and Transfer of the Transition Bonds
     If specified in the related prospectus supplement, we may issue one or more tranches of transition bonds in definitive form, which will be transferable and exchangeable at the office of the registrar identified in the related prospectus supplement. Unless otherwise specified in the related prospectus supplement, there will be no service charge for any registration or transfer of the transition bonds, but the trustee may require the owner to pay a sum sufficient to cover any tax or other governmental charge.
     We will issue each tranche of transition bonds in the minimum initial denominations set forth in the related prospectus supplement.
     The trustee will make payments of interest and principal on each payment date to the bondholders in whose names the transition bonds were registered on the record date.
Transition Bonds Will Be Issued in Book-Entry Form
     Unless we specify otherwise in the related prospectus supplement, the transition bonds will be available to investors only in the form of book-entry transition bonds. You may hold your bonds through DTC in the United States, Clearstream Banking, Luxembourg, S.A., referred to as Clearstream, or Euroclear in Europe, or in any other manner we describe in the related prospectus supplement. You may hold your bonds directly with one of these systems if you are a participant in the system or indirectly through organizations that are participants.
The Role of DTC, Clearstream and Euroclear
     Cede & Co., as nominee for DTC, will hold the global bond or bonds representing the transition bonds. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream customers and Euroclear participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. These depositaries will, in turn, hold these positions in customers’ securities accounts in the depositaries’ names on the books of DTC.
The Function of DTC
     DTC is a limited purpose trust company organized under the laws of the State of New York and is a member of the Federal Reserve System. DTC is a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entries, thereby eliminating the need for physical movement of bonds. Direct participants of DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include other organizations, including the underwriters of a series of transition bonds. Indirect access to the DTC system also is available to others, including banks, brokers, dealers and trust companies, as indirect participants, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
The Function of Clearstream
     Clearstream is incorporated under the laws of Luxembourg. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thereby eliminating the need for physical movement of securities. Transactions may be settled by Clearstream in any of various currencies, including United States dollars. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in various countries through established depositary and custodial relationships. Clearstream is registered as a bank in Luxembourg and therefore is subject to regulation by the Commission de Surveillance du Secteur Financier, which supervises Luxembourg banks. Clearstream’s customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, among others, and may include the underwriters of any series of transition bonds. Clearstream’s United States customers are limited to securities brokers and dealers and banks. Clearstream has customers located in various countries. Indirect access to Clearstream is also available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V. as the operator of the Euroclear System in Brussels to facilitate settlement of trades between Clearstream and Euroclear.
The Function of Euroclear
     Euroclear was created in 1968 to hold securities for Euroclear participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of securities and any risk from lack of simultaneous transfers of securities and cash. Such transactions may be settled in any of various currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below. The Euroclear System is operated by Euroclear Bank S.A./N.V. as the Euroclear operator. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator. Euroclear participants include central banks and other banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters of any series of transition bonds. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
Terms and Conditions of Euroclear
     Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System. These terms and conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System and receipts of payments with respect to securities in the Euroclear System. All securities in Euroclear are held on a fungible basis without attribution of specific securities to specific securities clearance accounts. The Euroclear operator acts under these rules and laws only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.
The Rules for Transfers Among DTC, Clearstream or Euroclear Participants
     Transfers between DTC participants will occur in accordance with DTC rules. Transfers between Clearstream customers or Euroclear participants will occur in the ordinary way in accordance with their respective rules and operating procedures.
     Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary; however, those cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines, which will be based on European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving transition bonds in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to Clearstream’s and Euroclear’s depositaries.
     Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream customer or Euroclear participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

DTC Will Be the Holder of the Transition Bonds
     Transition bondholders that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interest in, transition bonds may do so only through participants and indirect participants. In addition, transition bondholders will receive all distributions of principal of and interest on the transition bonds from the trustee through the participants, who in turn will receive them from DTC. Under a book-entry format, transition bondholders may experience some delay in their receipt of payments because payments will be forwarded by the trustee to Cede & Co., as nominee for DTC. DTC will forward those payments to its participants, who thereafter will forward them to indirect participants or transition bondholders. It is anticipated that the only “bondholder” will be Cede & Co., as nominee of DTC. The trustee will not recognize transition bondholders as bondholders, as that term is used in the indenture, and transition bondholders will be permitted to exercise the rights of bondholders only indirectly through the participants, who in turn will exercise the rights of transition bondholders through DTC.
     Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers among participants on whose behalf it acts with respect to the transition bonds and is required to receive and transmit distributions of principal and interest on the transition bonds. Participants and indirect participants with whom transition bondholders have accounts with respect to the transition bonds similarly are required to make book-entry transfers and receive and transmit those payments on behalf of their respective transition bondholders. Accordingly, although transition bondholders will not possess transition bonds, transition bondholders will receive payments and will be able to transfer their interests.
     Because DTC can act only on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a transition bondholder to pledge transition bonds to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of those bonds, may be limited due to the lack of a physical certificate for those transition bonds.
     DTC has advised us that it will take any action permitted to be taken by a transition bondholder under the indenture only at the direction of one or more participants to whose account with DTC the transition bonds are credited. Additionally, DTC has advised us that it will take those actions with respect to specified percentages of the collateral amount only at the direction of and on behalf of participants whose holdings include interests that satisfy those specified percentages. DTC may take conflicting actions with respect to other interests to the extent that those actions are taken on behalf of participants whose holdings include those interests.
How Transition Bond Payments Will Be Credited by Clearstream and Euroclear
     Distributions with respect to transition bonds held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Those distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Please read “Material U.S. Federal Income Tax Consequences” in this prospectus. Clearstream or the Euroclear operator, as the case may be, will take any other action permitted to be taken by a transition bondholder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.
     Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the transition bonds among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform those procedures, and those procedures may be discontinued at any time.
Definitive Transition Bonds
     Unless otherwise specified in the related prospectus supplement, we will issue transition bonds in registered, certificated form to bondholders, or their nominees, rather than to DTC, only under the circumstances provided in the indenture, which will include: (1) DTC or us advising the trustee in writing that DTC is no longer willing or able to properly discharge its responsibilities as nominee and depositary with respect to the book-entry bonds of that series and that we are unable to locate a qualified successor, (2) our electing to terminate the book-entry system through DTC, with written notice to the trustee, or (3) after the occurrence of an event of default under the indenture, holders of transition bonds representing not less than a majority of the aggregate outstanding principal amount of the transition bonds of any series maintained as book-entry bonds advising us, the trustee, and DTC in writing that the continuation of a book-entry system through DTC (or a successor) is no longer in the best interests of those bondholders. Upon issuance of definitive bonds of a series, the transition bonds evidenced by such definitive bonds will be transferable directly (and not exclusively on a book-entry basis) and registered holders will deal directly with the trustee with respect to transfers, notices and payments.

     Upon surrender by DTC of the definitive securities representing the transition bonds and instructions for registration, the trustee will issue the transition bonds in the form of definitive bonds, and thereafter the trustee will recognize the registered holders of the definitive bonds as bondholders under the indenture.
     The trustee will make payment of principal of and interest on the transition bonds directly to bondholders in accordance with the procedures set forth herein and in the indenture and the related prospectus supplement. The trustee will make interest payments and principal payments to bondholders in whose names the definitive bonds were registered at the close of business on the related record date. The trustee will make payments by check mailed to the address of the bondholder as it appears on the register maintained by the trustee or in such other manner as may be provided in the related series supplement, except that certain payments will be made by wire transfer as described in the indenture. The trustee will make the final payment on any transition bond (whether definitive bonds or notes registered in the name of Cede & Co.), however, only upon presentation and surrender of the bond on the final payment date at the office or agency that is specified in the notice of final payment to bondholders. The trustee will provide the notice to registered bondholders not later than the fifth day prior to the final payment date.
     Definitive bonds will be transferable and exchangeable at the offices of the transfer agent and registrar, which initially will be the trustee. There will be no service charge for any registration of transfer or exchange, but the transfer agent and registrar may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.
Optional Redemption
     The indenture does not permit an optional redemption of transition bonds under any circumstances.
Conditions of Issuance of Additional Series and Acquisition of Additional Transition Property
     The indenture has been structured as the functional equivalent of a master trust in that we may, subject to the terms of the financing order or any subsequent financing order but without your prior review or approval, acquire additional transition property and issue one or more additional series of transition bonds which are backed by such transition property, all of which transition bonds will be paid through collections of additional transition charges from the same group of retail customers and associated retail electric providers. The indenture allows us to issue additional series of transition bonds, up to the aggregate amounts that are authorized in all applicable financing orders, without notice to or the consent of holders of any other series. Each series will have its own transition property, which will include the right to impose, collect and receive transition charges calculated in respect of that series, and the right to impose interim and annual true-up adjustments to correct overcollections or undercollections in respect of that series. Each series will also have its own collection account, including any related subaccounts, into which collections of the transition charges relating to that series will be deposited and from which amounts will be withdrawn to pay the related series of transition bonds. The collateral for each series of transition bonds will be separate from the collateral for any other series, and holders of one series of transition bonds will have no recourse to collateral for a different series. Although each series of transition bonds we may issue will in form be backed by legally separate transition property, all such bonds will be backed by transition charges imposed on the same group of retail electric customers. Please read “—Allocations as Between Series” and “The Servicing Agreement—Remittances to Collection Account.” No series will be subordinated to any other series except that any tranche of a particular series may be subordinated to other tranches of such series if and to the extent set forth in the applicable prospectus supplement.
     Our acquisition of transition property and issuance of any series of transition bonds with respect thereto after the initial acquisition and issuance is subject to the following conditions, among others:
•	all parties required to do so by the terms of the relevant documents must have authorized, executed and delivered appropriate documentation required by the indenture and the limited liability company agreement, including trustee’s certificates or supplements to the limited liability company agreement;

•	the seller must have irrevocably assigned all of its right, title and interest in the additional transition property to us and made a filing required by Section 39.309 of the Financing Act to perfect our interest in such transition property;

•	the rating agency condition must have been satisfied with respect to all outstanding series;

•	the seller must receive and deliver to us and the trustee an opinion or opinions of independent tax counsel (as selected by the seller, and in form and substance reasonably satisfactory to us and the trustee) to the effect that:
(i)	we will not be subject to United States federal income tax as an entity separate from our sole owner and that the transition bonds will be treated as debt of our sole owner for United States federal tax purposes,

(ii)	for United States federal income tax purposes, the issuance of the transition bonds will not result in gross income to the seller and

(iii)	in the case of a subsequent issuance of transition bonds only, that such issuance will not adversely affect the characterization of any then outstanding transition bonds as obligations of our sole owner;
We will refer to such an opinion as a no material adverse tax change opinion.
•	no event of default may have occurred and be continuing under the indenture;

•	as of the date of issuance, we must have sufficient funds available to pay the purchase price for the additional transition property, and all conditions to the issuance of a new series of transition bonds must have been satisfied or waived; and

•	we must deliver certain certificates and opinions specified in the indenture to the trustee.
     It will be a condition of issuance for each series of transition bonds that they be rated “Aaa” by Moody’s, “AAA” by S&P and “AAA” by Fitch. Please read “Ratings for the Transition Bonds.” Our obligation to purchase transition property on any transfer date is also subject to the satisfaction or waiver of the conditions described in “The Sale Agreement—Conditions to the Sale of Transition Property.”
Allocations as Between Series
     Although each series will have its own transition property, transition charges relating to each series will be collected through single bills to individual retail customers and, when and if retail competition commences in EGSI’s Texas service territory, through any associated retail electric providers that include all charges related to the purchase of electricity, without separately itemizing the transition charge component of the bill or the transition charge components applicable to separate series. In the event a customer does not pay in full all amounts owed under any bill including transition charges, EGSI is required to allocate any resulting shortfalls in transition charges ratably based on the amounts of transition charges owing in respect of the bonds, any amounts owing to any other series, amounts owing to us and amounts owing to any other subsequently created special-purpose subsidiaries of EGSI which issue transition bonds. Please read “The Servicing Agreement—Remittances to Collection Account.”
Access of Bondholders
     Upon written request of any bondholder or group of bondholders of any series or of all outstanding series of transition bonds evidencing not less than 10 percent of the aggregate outstanding principal amount of the transition bonds of that series or all series, as applicable, the trustee will afford the bondholder or bondholders making such request a copy of a current list of bondholders of that series or of all outstanding series, as the case may be, for purposes of communicating with other bondholders with respect to their rights under the indenture.
     The indenture does not provide for any annual or other meetings of bondholders.
Reports to Bondholders
     On or prior to each payment date, special payment date or any other date specified in the indenture for payments with respect to any series of transition bonds, the trustee will deliver, to the Texas commission and bondholders of that series, a statement prepared by the servicer with respect to the payment to be made on the payment date, special payment date or other date, as the case may be, setting forth the following information:
•	the amount of the payment to bondholders allocable to principal and interest,

•	the aggregate outstanding principal balance of the transition bonds, before and after giving effect to payments allocated to principal reported immediately above,

•	the difference, if any, between the amount specified immediately above and the principal amount scheduled to be outstanding on that date according to the related expected amortization schedule,

•	any other transfers and payments to be made on such payment date, including amounts paid to the trustee and the servicer, and

•	the amounts on deposit in the capital subaccount and the excess funds subaccount, after giving effect to the foregoing payments.

     Unless and until transition bonds are no longer issued in book-entry form, the reports will be provided to the depository for the transition bonds, or its nominee, as sole beneficial owner of the transition bonds. The reports will be available to bondholders upon request to the trustee or the servicer. Such reports will not constitute financial statements prepared in accordance with generally accepted accounting principles. The financial information provided to bondholders will not be examined and reported upon by an independent public accountant. In addition, an independent public accountant will not provide an opinion on the financial information.
     Within the prescribed period of time for tax reporting purposes after the end of each calendar year during the term of the transition bonds, the trustee, so long as it is acting as paying agent and transfer agent and registrar for the transition bonds, will, upon written request by us or any transition bondholder, mail to persons who at any time during the calendar year were bondholders and received any payment on the transition bonds, a statement containing certain information for the purposes of the bondholder’s preparation of U.S. federal and state income tax returns.
Enhanced Continuing Disclosure
     Neither we nor the sponsor will voluntarily suspend or terminate our filing obligations with the SEC. To the extent permitted by and consistent with our legal obligations, we will post on our website (or that of EGSI or an affiliate) or furnish or file in the periodic reports and other reports to be filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, as described below, the following information with respect to each series of outstanding transition bonds to the extent such information is reasonably available to us:
•	statements of transition charge remittances made to the trustee (to be included in a Form 10-D),

•	a statement reporting the balances in each collection account and in each subaccount of each collection account as of the end of each quarter or the most recent date available (to be included in a Form 10-D or Form 10-K),

•	a statement showing the balance of outstanding transition bonds that reflects the actual periodic payments made on each series of the transition bonds versus the expected periodic payments (to be included in the next Form 10-D or Form 10-K filed),

•	the semi-annual servicer’s certificates, (which will include the preceding monthly servicer certificates) which are required to be submitted pursuant to the servicing agreement (to be filed with a Form 10-D, Form 10-K or Form 8-K),

•	the text (or a link to the website where a reader can find the text) of each true-up filing and the results of each true-up filing following the issuance of the series of transition bonds,

•	any change in the long-term or short-term credit ratings of the servicer assigned by the rating agencies (to be filed or furnished in a Form 8-K),

•	material legislative or regulatory developments directly relevant to the outstanding transition bonds (to be filed or furnished in a Form 8-K), and

•	a quarterly statement either affirming that, to our knowledge, in all material respects, for each materially significant retail electric provider (to be included in each Form 10-D and each Form 10-K): (a) each such retail electric provider has been billed in compliance with the requirements outlined in the applicable financing order, (b) each such retail electric provider has made payments in compliance with the requirements outlined in the applicable financing order, and (c) each such retail electric provider satisfies the creditworthiness requirements of the applicable financing order or describing the servicer’s actions if (a), (b) or (c) has not occurred.
 Internet-Based Information
     In addition, we will, to the extent permitted by and consistent with the issuing entity’s obligations under applicable law, cause to be posted on the website associated with EGSI, currently located at www.entergy.com:
•	the final prospectus for each series of outstanding transition bonds,

•	the semi-annual servicer’s certificate (which will include the preceding monthly servicer certificates) delivered for each series of transition bonds pursuant to the servicing agreement,

•	the periodic reports described above, and

•	a current organization chart for the issuing entity and servicer (unless the servicer is not related to us in which case the servicer will post two separate organization charts), in each case disclosing the parent company and material subsidiaries of the servicer and us.
We and the Trustee May Modify the Indenture
    Modifications of the Indenture that do not Require Consent of Transition Bondholders
     From time to time, and without the consent of the bondholders of any series (but with prior notice to the rating agencies and with the consent or deemed consent of the Texas commission (other than with respect to a supplement establishing a new issuance of transition bonds)), we may enter into one or more agreements supplemental to the indenture for various purposes described in the indenture, including:
•	to correct or amplify the description of any property including, without limitation, the collateral subject to the indenture, or to better convey, assure and confirm to the trustee the property subject to the indenture, or to add additional property,

•	to add to the covenants for the benefit of the bondholders and the trustee, or surrender any right or power conferred to us with the indenture,

•	to convey, transfer, assign, mortgage or pledge any property to or with the trustee,

•	to cure any ambiguity or correct or supplement any provision in the indenture or in any supplemental indenture which may be inconsistent with any other provision in the indenture or in any supplemental indenture or to make any other provisions with respect to matters or questions arising under the indenture or in any supplemental indenture, provided however, that (i) such action will not, as evidenced by an opinion of counsel, adversely affect in any material respect the interests of the bondholders and (ii) the rating agency condition shall have been satisfied with respect thereto,

•	to evidence the succession of another person to us or to the trustee in accordance with the terms of the indenture,

•	to effect qualification under the Trust Indenture Act,

•	to set forth the terms of any additional series or tranche of transition bonds,

•	to qualify the transition bonds for registration with a clearing agency, or

•	to satisfy any rating agency requirements.
     We may also, without the consent of the bondholders, enter into one or more other agreements supplemental to the indenture so long as (i) the supplemental agreement does not, as evidenced by an opinion of counsel, adversely affect the interests of any holders of transition bonds then outstanding in any material respect, (ii) the rating agency condition shall have been satisfied with respect thereto, and (iii) with respect to any amendment that would increase qualifying costs, we have obtained the consent or deemed consent of the Texas commission.
    Modifications of the Indenture that Require the Approval of Transition Bondholders.
     We may, with the consent of bondholders holding not less than a majority of the aggregate outstanding principal amount of the transition bonds of all affected series or tranches (and with the consent or deemed consent of the Texas commission if such supplemental indenture will increase ongoing qualified costs), enter into one or more indentures supplemental to the indenture for the purpose of, among other things, adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture. No supplement, however, may, without the consent of each bondholder of each series or tranche affected thereby, take certain actions enumerated in the indenture, including:
•	change the date of payment of any installment of principal of or premium, if any, or interest on any transition bond of such series or tranche, or reduce in any manner the principal amount thereof, the interest rate thereon or the premium, if any, with respect thereto,

•	change the provisions of the indenture and any applicable supplemental indenture relating to the application of collections on, or the proceeds of the sale of, the collateral to payment of principal of or premium, if any, or interest on the transition bonds of such series or tranche, or change the coin or currency in which any transition bond or any interest thereon is payable,

•	impair the right to institute suit for the enforcement of those provisions of the indenture specified therein regarding payment,

•	reduce the percentage of the aggregate amount of the outstanding transition bonds, or of a series or tranche thereof, the consent of the transition bondholders of which is required for any supplemental indenture, or the consent of the transition bondholders of which is required for any waiver of compliance with those provisions of the indenture specified therein or of defaults specified therein and their consequences provided for in the indenture,

•	reduce the percentage of the outstanding amount of the transition bonds of such series or tranche the holders of which are required to consent to direct the trustee to sell or liquidate the collateral,

•	modify any of the provisions of the indenture in a manner so as to affect the amount of any payment of interest, principal or premium, if any, payable on any transition bond of such series or tranche on any payment date or change the expected sinking fund schedules or final maturity dates of any transition bonds of such series or tranche,

•	decrease the required capital amount with respect to such series,

•	permit the creation of any lien ranking prior to or on a parity with the lien of the indenture with respect to any of the collateral for the transition bonds of such series or tranche or, except as otherwise permitted or contemplated in the indenture, terminate the lien of the indenture on any property at any time subject thereto or deprive the holder of any transition bond of the security provided by the lien of the indenture, or

•	cause any material adverse federal income tax consequences to us, our managers, the Seller, the trustee or the then existing bondholders.
     Promptly following the execution of any supplement to the indenture, the trustee will furnish written notice of the substance of the supplement to each bondholder.
    Notification of the Rating Agencies, the Texas Commission, the Trustee and the Transition Bondholders of Any Modification
     If we, EGSI or the servicer or any other party to the applicable agreement:
•	proposes to amend, modify, waive, supplement, terminate or surrender, or agree to any other amendment, modification, waiver, supplement, termination or surrender of, the terms of the sale agreement or the servicing agreement, or

•	waives timely performance or observance by EGSI or the servicer under a sale agreement or a servicing agreement, in each case in a way which would materially and adversely affect the interests of the related transition bondholders, we must first notify the rating agencies of the proposed amendment. Upon receiving notification regarding satisfaction of the rating agency condition, we must thereafter notify the related trustee and the Texas commission in writing and the trustee shall notify the transition bondholders of the proposed amendment and whether the rating agency condition has been satisfied with respect thereto. The trustee will consent to this proposed amendment, modification, supplement, waiver or other action only with the written consent of the holders of a majority of the outstanding principal amount of the transition bonds of the series or tranches materially and adversely affected thereby. In determining whether a majority of holders have consented, transition bonds owned by us, EGSI or any affiliate of us to EGSI shall be disregarded, except that, in determining whether the trustee shall be protected in relying upon any such consent, the trustee shall only be required to disregard any transition bonds it actually knows to be so owned.
    Modifications to the Sale Agreement, the Administration Agreement and the Servicing Agreement
     With the prior written consent of the trustee, the sale agreement, the administration agreement and the servicing agreement, in each case relating to a particular series of transition bonds, may be amended, so long as the rating agency condition is satisfied in connection therewith, at any time and from time to time, without the consent of the transition bondholders of the related series but, with respect to amendments that would increase ongoing qualified costs as defined in the applicable financing order, with the consent or deemed consent of the Texas commission. However, any such amendment may not adversely affect the interest of any transition bondholder in any material respect without the consent of the holders of a majority of the outstanding principal amount of the transition bonds of the affected series. Notwithstanding the foregoing, no bondholder consent shall be required with respect to the assumption of the anticipated Texas successor utility of all obligations under the sale agreement, the administration agreement, and the servicing agreement and the release of EGSI of all liabilities thereunder. See “The Seller, Initial Servicer, and Sponsor—Status of Jurisdictional Separation.” The parties to each servicing agreement will acknowledge that the related financing order provides that the Texas commission, acting through its authorized legal representative and for the benefit of Texas ratepayers, may enforce the servicer’s obligations imposed under the servicing agreement pursuant to the financing order to the extent permitted by law.
    Enforcement of the Sale Agreement, the Administration Agreement and the Servicing Agreement
     The indenture provides that we will take all lawful actions to enforce our rights under the sale agreement, the administration agreement, and the servicing agreement applicable to each series of transition bonds. The indenture also provides that we will take all lawful actions to compel or secure the performance and observance by EGSI, the administrator and the servicer of their respective obligations to us under or in connection with the sale agreement, the administration agreement, and the servicing agreement applicable to each series of transition bonds. So long as no event of default occurs and is continuing, we may exercise any and all rights, remedies, powers and privileges lawfully available to us under or in connection with the sale agreement, the administration agreement, and the servicing agreement applicable to each series of transition bonds. However, if we or the servicer propose to amend, modify, waive, supplement, terminate or surrender in any material respect, or agree to any material amendment, modification, supplement, termination, waiver or surrender of, the process for adjusting the transition charges, we must notify the trustee and the Texas commission in writing and the trustee must notify the transition bondholders of this proposal. In addition, the trustee may consent to this proposal only with the written consent of the holders of a majority of the principal amount of the outstanding transition bonds of the series or tranches materially and adversely affected thereby and only if the rating agency condition is satisfied. In addition, any proposed amendment of the indenture, the sale agreement or the servicing agreement that would increase ongoing qualified costs as defined in the applicable financing order requires the prior written consent or deemed consent of the Texas commission.
     If an event of default occurs and is continuing, the trustee may, and, at the written direction of the holders of a majority of the outstanding amount of the transition bonds of all affected series shall, exercise all of our rights, remedies, powers, privileges and claims against EGSI, the administrator and servicer, under or in connection with the sale agreement, administration agreements and servicing agreement, and any right of ours to take this action shall be suspended.
    Procedure for obtaining consent or deemed consent of the Texas commission
     To the extent the consent of the Texas commission is required to effect any amendment, modification or supplemental indenture of the indenture or any other of the basic documents, the indenture sets forth procedures whereby we may request such consent and the Texas commission shall, within 30 days of receiving such a request, either (i) provide notice of its consent or lack of consent, or (ii) be conclusively deemed to have consented to the proposed amendment, modification or supplemental indenture, unless, within such 30 day period, the Texas commission delivers to us a written statement requesting an additional amount of time, not to exceed 30 days, in which to consider whether to consent to the proposed amendment, modification or supplemental indenture. If the Texas commission requests an extension of time as described above, the Texas commission shall either (i) provide notice of its consent or lack of consent no later than the last day of such extended period of time or (ii) be conclusively deemed to have consented to the proposed amendment, modification or supplemental indenture on the last day of such extended period of time.
Our Covenants
     We may not consolidate with or merge into any other entity, unless:
•	the entity formed by or surviving the consolidation or merger is organized under the laws of the United States or any State;

•	the entity expressly assumes, by a supplemental indenture, the performance or observance of all of our agreements and covenants under the indenture and any series supplement;

•	the entity expressly assumes all of our obligations and succeeds to all of our rights under each sale agreement, servicing agreement and any other basic document to which we are a party;

•	no default, event of default or servicer default under the indenture has occurred and is continuing immediately after the merger or consolidation;

•	the rating agency condition will have been satisfied with respect to the merger or consolidation;

•	we have delivered to EGSI, the trustee and the rating agencies a no material adverse tax change opinion of independent tax counsel (as selected by us, in form and substance reasonably satisfactory to EGSI and the trustee) regarding such consolidation or merger;

•	any action necessary to maintain the lien and the first priority perfected security interest in the collateral created by the indenture and the related series supplement has been taken, as evidenced by an opinion of counsel of independent counsel; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel of independent counsel, each stating that all conditions precedent in the indenture provided for relating to the transaction have been complied with.
     We may not sell, convey, exchange, transfer or otherwise dispose of any of our properties or assets included in the collateral to any person or entity, unless:
•	the person or entity acquiring the properties and assets:
•	is a U.S. citizen or an entity organized under the laws of the United States or any State,

•	expressly assumes, by a supplemental indenture, the performance or observance of all of our agreements and covenants under the indenture and each series supplement,

•	expressly agrees by a supplemental indenture that all right, title and interest so conveyed or transferred will be subject and subordinate to the rights of bondholders,

•	unless otherwise specified in the supplemental indenture, expressly agrees to indemnify, defend and hold us and the trustee harmless against and from any loss, liability or expense arising under or related to the indenture, each related series supplement and each series of outstanding transition bonds,

•	expressly agrees by means of the supplemental indenture that the person (or if a group of persons, then one specified person) will make all filings with the SEC (and any other appropriate person) required by the Securities Exchange Act of 1934 in connection with the transition bonds; and

•	if such sale, conveyance, exchange, transfer or disposal relates to our rights and obligations under the sale agreement or the servicing agreement, such person or entity assumes all obligations and succeeds to all of our rights under the sale agreement and the servicing agreement, as applicable;
•	no default, event of default or servicer default under the indenture has occurred and is continuing immediately after the transactions;

•	the rating agency condition has been satisfied with respect to such transaction;

•	we have delivered to EGSI, the trustee and the rating agencies a no material adverse tax change opinion of independent tax counsel (as selected by us, in form and substance reasonably satisfactory to EGSI and the trustee) regarding such disposition;

•	any action necessary to maintain the lien and the first priority perfected security interest in the collateral created by the indenture and each series supplement has been taken as evidenced by an opinion of counsel of independent counsel; and

•	we have delivered to the trustee an officer’s certificate and an opinion of independent counsel, each stating that the conveyance or transfer complies with the indenture and the related series supplement and all conditions precedent therein provided for relating to the transaction have been complied with.
     We will not, among other things, for so long as any transition bonds are outstanding:
•	except as expressly permitted by the indenture, sell, transfer, exchange or otherwise dispose of any of our assets unless directed to do so by the trustee;

•	claim any credit on, or make any deduction from the principal or premium, if any, or interest payable in respect of, the transition bonds (other than amounts properly withheld from such payments under the Internal Revenue Code or other tax laws) or assert any claim against any present or former bondholder by reason of the payment of the taxes levied or assessed upon any part of the collateral;

•	terminate our existence, or dissolve or liquidate in whole or in part;

•	permit the validity or effectiveness of the indenture or any series supplement to be impaired;

•	permit the lien of the indenture and any series supplement to be amended, hypothecated, subordinated, terminated or discharged or permit any person to be released from any covenants or obligations with respect to the transition bonds except as may be expressly permitted by the indenture;

•	permit any lien, charge, excise, claim, security interest, mortgage or other encumbrance, other than the lien and security interest granted under the indenture and the related series supplement, to be created on or extend to or otherwise arise upon or burden the collateral or any part thereof or any interest therein or the proceeds thereof (other than tax liens arising by operation of law with respect to amounts not yet due);

•	permit the lien granted under the indenture and each series supplement not to constitute a valid first priority perfected security interest in the related collateral;

•	enter into any swap, hedge or similar financial arrangement;

•	elect to be classified as an association taxable as a corporation for federal income tax purposes or otherwise take any action, file any tax return, or make any election inconsistent with our treatment, for federal income tax purposes and, to the extent consistent with applicable state tax law, state income and franchise tax purposes, as a disregarded entity that is not separate from our sole member;

•	change our name, identity or structure or the location of our chief executive office, unless at least ten (10) days prior to the effective date of any such change, we deliver to the trustee such documents, instruments or agreements, executed by us, as are necessary to reflect such change and to continue the perfection of the security interest of the indenture and each series supplement;

•	take any action which is subject to the rating agency condition if such action would result in a downgrade; or

•	voluntarily suspend or terminate our filing obligations with the SEC.
     We may not engage in any business other than financing, purchasing, owning and managing the transition property and the other collateral and the issuance of the transition bonds in the manner contemplated by the financing order and the basic documents, or certain related activities incidental thereto.
     We will not issue, incur, assume, guarantee or otherwise become liable for any indebtedness except for the transition bonds. Also, we will not, except as contemplated by the transition bonds and the basic documents, make any loan or advance or credit to, or guarantee, endorse or otherwise become contingently liable in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations, assets or securities of, or any other interest in, or make any capital contribution to, any other person. We will not, except as contemplated by the transition bonds and the basic documents, make any expenditure (by long-term or operating lease or otherwise) for capital assets (either real or personal).
     We will not make any payments, distributions, dividends or redemptions to any holder of our equity interests in respect of that interest except in accordance with the indenture.
     We will cause the servicer to deliver to the trustee the annual accountant’s certificates, compliance certificates, reports regarding distributions and statements to bondholders required by the servicing agreement.
Events of Default; Rights Upon Event of Default
     An “event of default” with respect to any series of transition bonds will be defined in the indenture as any one of the following events:
•	a default for five business days in the payment of any interest on any transition bond (whether such failure to pay interest is caused by a shortfall in transition charges received or otherwise),

•	a default in the payment of the then unpaid principal of the transition bonds on the final maturity date for that tranche or series,

•	a default in the observance or performance of any of our covenants or agreements made in the indenture (other than defaults described above) and the continuation of any default for a period of 30 days after the earlier of (i) the date that written notice of the default is given to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the transition bonds of that series then outstanding or (ii) the date that we had actual knowledge of the default,

•	any representation or warranty made by us in the indenture or in any certificate delivered pursuant to the indenture or in connection with the indenture having been incorrect in any material respect as of the time made, and such breach not having been cured within 30 days after the earlier of (i) the date that notice of the breach is given to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the transition bonds of that series then outstanding or (ii) the date that we had actual knowledge of the default,

•	certain events of bankruptcy, insolvency, receivership or liquidation,

•	a breach by the State of Texas or any of its agencies (including the Texas commission), officers or employers that violates or is not in accordance with the State’s pledge, or

•	any other event designated as such in the related series supplement and described in the related prospectus supplement.
     If an event of default (other than as specified in the sixth bullet point above) should occur and be continuing with respect to any series of transition bonds, the trustee or holders of not less than a majority in principal amount of the transition bonds of such affected series then outstanding may declare the unpaid principal of the transition bonds of such affected series and all accrued and unpaid interest thereon to be immediately due and payable. However, the nature of our business will result in payment of principal upon an acceleration of a series of transition bonds being made as funds become available. Please read “Risk Factors—Risks Associated with the Unusual Nature of the Transition Property—Foreclosure of the trustee’s lien on the transition property for a series of transition bonds might not be practical, and acceleration of the transition bonds of such series before maturity might have little practical effect” and “Risk Factors—You may experience material payment delays or incur a loss on your investment in the transition bonds because the source of funds for payment is limited.” The holders of a majority in principal amount of the transition bonds of any such series may rescind that declaration under certain circumstances set forth in the indenture. Additionally, the trustee may exercise all of our rights, remedies, powers, privileges and claims against the seller or the servicer under or in connection with the related sale agreement, the servicing agreement and the administration agreement. If an event of default as specified in the sixth bullet above has occurred, the servicer will be obligated to institute (and the trustee, for the benefit of the bondholders, will be entitled and empowered to institute) any suits, actions or proceedings at law, in equity or otherwise, to enforce the State’s pledge and to collect any monetary damages as a result of a breach thereof, and each of the servicer and the trustee may prosecute any suit, action or proceeding to final judgment or decree. The servicer would be required to advance its own funds in order to bring any suits, actions or proceedings and, for so long as the legal actions were pending, the servicer would, unless otherwise prohibited by applicable law or court or regulatory order in effect at that time, be required to bill and collect the transition charges, perform adjustments and discharge its obligations under the servicing agreement. The costs of any such action would be payable by the seller pursuant to the sale agreement.
     If the transition bonds of a series have been declared to be due and payable following an event of default, the trustee may, at the written direction of the holders of a majority in principal amount of the transition bonds of such series, either sell the transition property relating to such series or elect to have us maintain possession of such transition property and continue to apply transition charge collections as if there had been no declaration of acceleration. There is likely to be a limited market, if any, for the transition property following a foreclosure, in light of the event of default, the unique nature of the transition property as an asset and other factors discussed in this prospectus. In addition, the trustee is prohibited from selling the transition property following an event of default with respect to any series, other than a default in the payment of any principal at final maturity or a default for five business days or more in the payment of any interest on any transition bond of any series, unless:
•	the holders of all the outstanding transition bonds of all series consent to the sale,

•	the proceeds of the sale are sufficient to pay in full the principal of and the accrued interest on the outstanding transition bonds of all series, or

•	the trustee determines that the proceeds of the collateral would not be sufficient on an ongoing basis to make all payments on the transition bonds of all series as those payments would have become due if the transition bonds had not been declared due and payable, and the trustee obtains the consent of the holders of 66 2/3% of the aggregate outstanding amount of the transition bonds of all series.
     Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the related transition bonds at the request or direction of any of the holders of transition bonds if the trustee reasonably believes it will not be adequately indemnified against the costs, expenses and liabilities which might be incurred by it in complying with the request. Subject to the provisions for indemnification and certain limitations contained in the indenture:

•	the holders of not less than a majority in principal amount of the outstanding transition bonds of an affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee and

•	the holders of not less than a majority in principal amount of the transition bonds of the affected series may, in certain cases, waive any default with respect thereto, except a default in the payment of principal or interest or a default in respect of a covenant or provision of the indenture that cannot be modified without the consent of all of the holders of the outstanding transition bonds of all series or tranches affected thereby.
     With respect to the transition bonds of any series, no holder of any such transition bond will have the right to institute any proceeding, to avail itself of any remedies provided in the Financing Act or of the right to foreclose on the collateral, or otherwise to enforce the lien and security interest on the collateral or to seek the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:
•	the holder previously has given to the trustee written notice of a continuing event of default with respect to that series,

•	the holders of not less than a majority in principal amount of the outstanding transition bonds of all series have made written request of the trustee to institute the proceeding in its own name as trustee,

•	the holder or holders have offered the trustee satisfactory indemnity,

•	the trustee has for 60 days failed to institute the proceeding, and

•	no direction inconsistent with the written request has been given to the trustee during the 60-day period by the holders of a majority in principal amount of the outstanding transition bonds of the affected series.
     In addition, each of the trustee, the bondholders and the servicer will covenant that it will not, prior to the date which is one year and one day after the termination of the indenture, institute against us or against our managers or our member or members any bankruptcy, reorganization or other proceeding under any federal or state bankruptcy or similar law, subject to the right of a Travis County, Texas district court to order sequestration and payment of revenues arising with respect to the transition property.
     Neither any manager nor the trustee in its individual capacity, nor any holder of any ownership interest in us, nor any of their respective owners, beneficiaries, agents, officers, directors, employees, successors or assigns will, in the absence of an express agreement to the contrary, be personally liable for the payment of the principal of or interest on the transition bonds of any series or for our agreements contained in the indenture.
Actions by Bondholders
     Subject to certain exceptions, the holders of not less than a majority of the aggregate outstanding amount of the transition bonds of the affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee under the indenture; provided that:
•	the direction is not in conflict with any rule of law or with the indenture and would not involve the trustee in personal liability or expense;

•	subject to any other conditions specified in the indenture, the consent of 100% of the bondholders of the affected series is required to direct the trustee to sell the collateral; and

•	the trustee may take any other action deemed proper by the trustee which is not inconsistent with the direction.
     In circumstances under which the trustee is required to seek instructions from the holders of the transition bonds of any tranche with respect to any action or vote, the trustee will take the action or vote for or against any proposal in proportion to the principal amount of the corresponding tranche, as applicable, of transition bonds taking the corresponding position. Notwithstanding the foregoing, the indenture allows each bondholder to institute suit for the nonpayment of (1) the interest, if any, on its transition bonds which remains unpaid as of the applicable due date and (2) the unpaid principal, if any, of any tranche of its transition bonds on the final maturity date therefor.
Annual Report of Trustee
     If required by the Trust Indenture Act of 1939, the trustee will be required to mail each year to all bondholders a brief report. The report must state, among other things:

•	the trustee’s eligibility and qualification to continue as the trustee under the indenture,

•	any amounts advanced by it under the indenture,

•	the amount, interest rate and maturity date of specific indebtedness owing by us to the trustee in the trustee’s individual capacity,

•	the property and funds physically held by the trustee,

•	any additional issue of a series of transition bonds not previously reported, and

•	any action taken by it that materially affects the transition bonds or any series and that has not been previously reported.
Annual Compliance Statement
     We will file annually with the trustee, the rating agencies and the Texas commission, a written statement as to whether we have fulfilled our obligations under the indenture.
Satisfaction and Discharge of Indenture
     The indenture will cease to be of further effect with respect to the transition bonds of any series and the trustee, on our written demand and at our expense, will execute instruments acknowledging satisfaction and discharge of the indenture with respect to the transition bonds of such series, when:
•	either all transition bonds of such series which have already been authenticated or delivered, with certain exceptions set forth in the indenture, have been delivered to the trustee for cancellation or we have irrevocably deposited in trust with the trustee cash and/or U.S. government obligations in an aggregate amount sufficient to pay principal, interest and premium, if any, on the transition bonds of such series and all other sums payable by us with respect to such transition bonds when scheduled to be paid and to discharge the entire indebtedness on such transition bonds when due,

•	we have paid all other sums payable by us under the indenture with respect to the transition bonds of such series, and

•	we have delivered to the trustee an officer’s certificate, an opinion of independent counsel and if required, by the Trust Indenture Act or the trustee, a certificate from a firm of independent registered public accountants, each stating that there has been compliance with the conditions precedent in the indenture relating to the satisfaction and discharge of the indenture with respect to the transition bonds of such series.
Our Legal and Covenant Defeasance Options
     We may, at any time, terminate all of our obligations under the indenture with respect to the transition bonds of any series, referred to herein as the legal defeasance option, or terminate our obligations to comply with some of the covenants in the indenture, including some of the covenants described under “—Our Covenants,” referred to herein as our covenant defeasance option.
     We may exercise the legal defeasance option with respect to any series of the transition bonds notwithstanding our prior exercise of the covenant defeasance option with respect to that series. If we exercise the legal defeasance option with respect to any series, that series will be entitled to payment only from the funds or other obligations set aside under the indenture for payment thereof on the scheduled final payment date or redemption date therefor as described below. That series will not be subject to payment through redemption or acceleration prior to the scheduled final payment date or redemption date, as applicable. If we exercise the covenant defeasance option with respect to any series, the final payment of the transition bonds of that series may not be accelerated because of an event of default relating to a default in the observance or performance of any of our covenants or agreements made in the indenture.
     The indenture provides that we may exercise our legal defeasance option or our covenant defeasance option with respect to any series of transition bonds only if:
•	we irrevocably deposit or cause to be deposited in trust with the trustee cash and/or U.S. government obligations in an aggregate amount sufficient to pay principal, interest and premium, if any, on the transition bonds of that series and other sums payable by us under the indenture with respect to such transition bonds when scheduled to be paid and to discharge the entire indebtedness on such transition bonds when due,

•	we deliver to the trustee a certificate from a nationally recognized firm of independent registered public accountants expressing its opinion that the payments of principal and interest on the U.S. government obligations when due and without reinvestment plus any deposited cash will provide cash at times and in sufficient amounts to pay in respect of the transition bonds of that series:
•	principal in accordance with the expected sinking fund schedule therefor,

•	interest when due, and

•	all other sums payable by us under the indenture with respect to such transition bonds,
•	in the case of the legal defeasance option, 95 days pass after the deposit is made and during the 95-day period no default relating to events of our bankruptcy, insolvency, receivership or liquidation occurs and is continuing at the end of the period,

•	no default has occurred and is continuing on the day of this deposit and after giving effect thereto,

•	in the case of the legal defeasance option, we deliver to the trustee an opinion of independent tax counsel stating that: we have received from, or there has been published by, the IRS a ruling, or since the date of execution of the indenture, there has been a change in the applicable federal income tax law, and in either case confirming that the holders of the transition bonds of that series will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of the legal defeasance option and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred,

•	in the case of the covenant defeasance option, we deliver to the trustee an opinion of independent tax counsel to the effect that the holders of the transition bonds of that series will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of the covenant defeasance option and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred,

•	we deliver to the trustee a certificate of one of our officers and an opinion of counsel, each stating that all conditions precedent to the legal defeasance option or the covenant defeasance option, as applicable, have been complied with as required by the indenture,

•	we deliver to the trustee an opinion of counsel to the effect that (a) in a case under the Bankruptcy Code in which EGSI (or any of its affiliates, other than us) is the debtor, the court would hold that the deposited cash or U.S. government obligations would not be in the bankruptcy estate of EGSI (or any of its affiliates, other than us, that deposited the cash or U.S. government obligations); and (b) in the event EGSI (or any of its affiliates, other than us, that deposited the cash or U.S. government obligations), were to be a debtor in a case under the Bankruptcy Code, the court would not disregard the separate legal existence of EGSI (or any of its affiliates, other than us, that deposited the cash or U.S. government obligations) and us so as to order substantive consolidation under the Bankruptcy Code of our assets and liabilities with the assets and liabilities of EGSI or such other affiliate, and

•	the rating agency condition will be satisfied with respect to the exercise of any legal defeasance option or covenant defeasance option.
THE TRUSTEE
     The trustee for each series of transition bonds will be identified in the prospectus supplement. You will find the address of the principal office of the trustee, as well as a description of its experience as a trustee, in the prospectus supplement. The trustee may resign at any time by so notifying us. The holders of a majority in principal amount of the transition bonds of all series then outstanding may remove the trustee by so notifying the trustee and may appoint a successor trustee. We will remove the trustee if the trustee ceases to be eligible to continue in this capacity under the indenture, the trustee becomes a debtor in a bankruptcy proceeding or is adjudicated insolvent, a receiver, other public officer takes charge of the trustee or its property, the trustee becomes incapable of acting or the trustee fails to provide to us certain information we reasonably request which is necessary for us to satisfy our reporting obligations under the securities laws. If the trustee resigns or is removed or a vacancy exists in the office of trustee for any reason, we will be obligated promptly to appoint a successor trustee eligible under the indenture. No resignation or removal of the trustee will become effective until acceptance of the appointment by a successor trustee. We are responsible for payment of the expenses associated with any such removal or resignation.

     The trustee will at all times satisfy the requirements of the Trust Indenture Act and Rule 3a-7 under the Investment Company Act of 1940 and have a combined capital and surplus of at least $50 million and a long term debt rating of “BBB” (or the equivalent thereof) or better by all of the rating agencies from which a rating is available. If the trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to, another entity, the resulting, surviving or transferee entity will without any further action be the successor trustee.
     The trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided that its conduct does not constitute willful misconduct, negligence or bad faith. We have agreed to indemnify the trustee and its officers, directors, employees and agents against any and all loss, liability or expense (including reasonable attorney’s fees and expenses) incurred by it in connection with the administration of the trust and the performance of its duties under the indenture, provided that we are not required to pay any expense or indemnify against any loss, liability or expense incurred by the trustee through the trustee’s own willful misconduct, negligence or bad faith.
SECURITY FOR THE TRANSITION BONDS
General
     Each series of transition bonds issued will be payable solely from and secured solely by a pledge of and lien on the transition property and the other collateral as provided in the indenture. As noted under “Description of the Transition Bonds,” we will issue the transition bonds pursuant to the terms of the indenture. We will establish the particular terms of the transition bonds of any series in a series supplement. We will describe the material terms of the transition bonds in the related prospectus supplement for the related series of transition bonds.
Pledge of Collateral
     To secure the payment of principal of and interest on each series of the transition bonds and certain other qualified costs, we will grant to the trustee a security interest in all of our right, title and interest (whether now owned or hereafter acquired or arising) in and to the following property:
•	the transition property relating to such series and all related transition charges,

•	our rights under the PUCT guaranteed true-up mechanism,

•	our rights under a sale agreement pursuant to which we will acquire the related transition property, and under all bills of sale delivered by EGSI pursuant to the sale agreement,

•	our rights under the servicing agreement and any subservicing, agency, or collection agreements executed in connection with the servicing agreement,

•	our rights under the administration agreement,

•	the collection account for the particular series of transition bonds and all subaccounts of the collection account, and all amounts of cash instruments, investment property or other assets on deposit therein or credited thereto from time to time and all financial assets and securities entitlements carried therein or credited thereto,

•	our rights in all deposits, guarantees, surety bonds, letters of credit and other forms of credit support provided by or on behalf of retail electric providers pursuant to any financing order or tariff,

•	all of our other property related to the series of transition bonds, other than any cash released to us by the trustee on any payment date from earnings on the capital subaccount,

•	all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing, and

•	all proceeds in respect of any or all of the foregoing.
The security interest does not extend to:
•	amounts representing investment earnings on the capital subaccount or any other subaccount that has been released to us,

•	amounts deposited in the capital subaccount or any other subaccount that have been released to us or as we direct following retirement of all series of transition bonds, and

•	amounts deposited with us on any series issuance date for payment of costs of issuance with respect to the related series of transition bonds (together with any interest earnings thereon).

     We refer to the foregoing assets in which we, as assignee of the seller, will grant the trustee a security interest as the collateral. The collateral for each series of transition bonds will be separate from the collateral for any other series, and holders of one series of transition bonds will have no recourse to collateral for a different series. The transition charges relating to each such series, however, will be imposed on the same group of retail electric customers. Please read “—How Funds in the Collection Account Will Be Allocated.”
Security Interest in the Collateral
     Section 39.309 of the Financing Act provides that transition property does not constitute property in which a security interest may be created under the Texas Business & Commerce Code. Rather, Section 39.309(b) of the Financing Act provides that a valid and enforceable security interest in transition property will attach and be perfected only by a financing order and the execution and delivery of a security agreement in connection with issuance of financing instruments such as the transition bonds. The lien and security interest attach automatically at the time when value is received for the instruments. Upon perfection by filing notice with the Texas Secretary of State under Section 39.309(d) of the Financing Act, the lien and security interest will be a continuously perfected lien and security interest in the transition property and all proceeds of the property, whether accrued or not, and will have priority in the order of filing and take precedence over any subsequent judicial or other lien creditor. If notice is filed within 10 days after value is received for the transition bonds, the security interest will be perfected retroactively to the date that value was received. Otherwise, the security interest will be perfected as of the date of filing.
     The financing order creates a valid and enforceable lien and security interest in the transition property and the indenture states that it constitutes a security agreement within the meaning of the Financing Act. The servicer pledges in the servicing agreement to file with the Texas Secretary of State on or before the date of issuance of any series of transition bonds the filing required by Section 39.309 of the Financing Act to perfect the lien of the trustee in the transition property. The seller will represent, at the time of issuance of any series of transition bonds, that no prior filing has been made under the terms of Section 39.309 of the Financing Act with respect to the transition property securing the transition bonds to be issued other than a filing which provides the trustee with a first priority perfected security interest in the transition property on a parity basis with that securing any other outstanding series of transition bonds.
     Certain items of the collateral may not constitute transition property, and the perfection of the trustee’s security interest in those items of collateral would therefore be subject to the Uniform Commercial Code or common law and not Section 39.309 of the Financing Act. These items consist of our rights in:
•	the sale agreement, the servicing agreement, the administration agreement and any other basic documents,

•	the capital subaccount or any other funds on deposit in the applicable collection account which do not constitute transition charge collections, together with all instruments, investment property or other assets on deposit therein or credited thereto and all financial assets and securities entitlements carried therein or credited thereto which do not constitute transition charge collections,

•	all accounts, chattel paper, deposit accounts, documents, general intangibles, goods, instruments, investment property, letters-of-credit, letter-of-credit rights, money, commercial tort claims and supporting obligations and all of our other property to the extent not transition property, and

•	proceeds of the foregoing items.
     Additionally, any contractual rights we have against retail customers (other than the right to impose transition charges and rights otherwise included in the definition of transition property) would be collateral to which the UCC applies.
     As a condition to the issuance of any series of transition bonds, we will have made all filings and taken any other action required by the UCC or common law to perfect the lien of the trustee in all the items included in collateral which do not constitute transition property. We will also covenant to take all actions necessary to maintain or preserve the lien and security interest on a first priority basis. We will represent, along with the seller, at the time of issuance of any series of transition bonds, that no prior filing has been made with respect to the party under the terms of the UCC, other than a filing which provides the trustee with a first priority perfected security interest in the collateral on a parity basis with that securing any outstanding transition bonds.
Right of Foreclosure
     Section 39.309(f) of the Financing Act provides that if an event of default occurs with respect to any series of transition bonds, the holders of the transition bonds or their representatives, as secured parties, may foreclose or otherwise enforce the lien in the related transition property as if they were secured parties under Article 9 of the UCC. The Texas commission may order that amounts arising from transition charges be transferred to a separate account for the holders’ benefit, to which their lien and security interest will apply.
Description of Indenture Accounts
    Collection Account.
     Pursuant to the indenture, we will establish a segregated trust account in the name of the trustee with an eligible institution, for each series of transition bonds called the collection account. The collection accounts will be under the sole dominion and exclusive control of the trustee. The trustee will hold the collection accounts for our benefit as well as for the benefit of the bondholders of the related series. The collection account for each series of transition bonds will consist of three subaccounts: a general subaccount, an excess funds subaccount, and a capital subaccount, which need not be separate bank accounts. For administrative purposes, the subaccounts may, but need not, be established by the trustee as separate accounts which will be recognized individually as subaccounts and collectively as the collection account. All amounts in the collection account not allocated to any other subaccount will be allocated to the general subaccount. We may establish additional subaccounts to provide credit enhancement for any series of transition bonds as provided in any related series supplement. Unless the context indicates otherwise, references in this prospectus to the collection account include each applicable collection account and each of the subaccounts contained therein.
    Permitted Investments for Funds in the Collection Account.
     Funds in the collection account, and any REP deposit accounts, which may be established in the future in the event a REP collects the transition charges, may be invested only in such investments as meet the criteria described below and which mature on or before the business day preceding the next payment date:
•	direct obligations of, or obligations fully and unconditionally guaranteed as to timely payment by, the United States of America,

•	time deposits and certificates of deposit of depository institutions meeting the requirements of the definition of “eligible institution” in the Glossary,

•	commercial paper (other than commercial paper issued by EGSI or any of its affiliates) having, at the time of investment or contractual commitment to invest, a rating in the highest rating category from each rating agency from which a rating is available,

•	money market funds which have the highest rating from Moody’s, S&P and Fitch, if rated by Fitch, or

•	any other investment permitted by each rating agency.
     The trustee will have access to the collection account for the purpose of making deposits in and withdrawals from the collection account in accordance with the indenture. The servicer will select the eligible investments in which funds will be invested, unless otherwise directed by us.
     The servicer will remit transition charge payments to the collection accounts in the manner described under “The Servicing Agreement—Remittances to Collection Account.”
    General Subaccount
     The general subaccount will hold all funds held in the collection account that are not held in the other two subaccounts. The servicer will remit all transition charge payments relating to a series to the general subaccount for that series. On each payment date, the trustee will draw on amounts in the general subaccount to pay our expenses and to pay interest and make scheduled payments on the transition bonds, and to make other payments and transfers in accordance with the terms of the indenture. Funds in the general subaccount will be invested in the eligible investments described above.
    Excess Funds Subaccount
     The servicer will allocate to the excess funds subaccount transition charge collections available with respect to any payment date in excess of amounts necessary to make the payments specified on such payment date. The excess funds subaccount will also hold all investment earnings on the collection account (other than investment earnings on the capital subaccount) in excess of such amounts.

    Capital Subaccount
     In connection with the issuance of each series of transition bonds, the seller, in its capacity as our sole owner, will contribute capital to us in an amount equal to the required capital level, which will equal 0.50% of the principal amount of that series of transition bonds issued. This amount will be funded by the seller and not from the proceeds of the sale of such series of transition bonds, and will be deposited into the capital subaccount for the related series at the time of issuance. In the event that amounts on deposit in the general subaccount and the excess funds subaccount are insufficient to make scheduled payments of principal and interest on the transition bonds and payments of fees and expenses contemplated by the first six bullets under “—How Funds in the Collection Account Will Be Allocated,” the trustee will draw on amounts in the capital subaccount to make such payments up to the lesser of the amount of such insufficiency and the amounts on deposit in the capital subaccount. In the event of any such withdrawal, collected transition charges available on any subsequent payment date that are not necessary to pay scheduled payments of principal and interest on the transition bonds and payments of fees and expenses will be used to replenish any amounts drawn from the capital subaccount. If any series of the transition bonds has been retired as of any payment date, the amounts on deposit in the capital subaccount allocable to that series will be released to us, free of the lien of the indenture.
    REP Deposit Accounts
     In the future, REPs may be permitted to collect the transition charges and remit them to the servicer. In such event, deposits received from REPs as described under “Future Retail Electric Providers” will be held in the REP deposit accounts. Amounts in the REP deposit accounts and other forms of credit support provided by REPs will not be our property. Rather, amounts in the REP deposit accounts and other forms of credit support will only be available to make payments on the transition bonds in the event that a REP defaults in payment, in which case the servicer may direct the trustee to withdraw the amount of the payment default from the applicable REP deposit account or, if less, the amount of that REP’s security deposit or seek recourse against any other credit support for such amount. Amounts in the REP deposit accounts will be invested in the eligible investments described above.
How Funds in the Collection Account Will Be Allocated
     On each payment date, the trustee will with respect to each series of transition bonds, pay or allocate, at the direction of the servicer, all amounts on deposit in the collection account for such series (including investment earnings thereon) which have accumulated from the first billing date of the month in which the prior payment date occurred until the final billing date of the month immediately preceding the month of the relevant payment date, to pay the following amounts in the following priority:
•	on a pro rata basis, based upon the respective outstanding amounts of each series, amounts owed by us to the trustee, and the total amount of which may be paid in any 12-month period may be capped, with respect to any series of transition bonds, as set forth in the prospectus supplement;

•	a servicing fee, which will be a fixed amount specified in the servicing agreement, and any unpaid servicing fees from prior payment dates as described under “The Servicing Agreement—Servicing Compensation,” to the servicer;

•	on a pro rata basis, based upon the respective outstanding amounts of each series, an administration fee, which will be a fixed amount specified in the administration agreement between us and EGSI and the fees owed to our independent manager(s), which will be a fixed amount specified in an agreement between us and our independent manager(s);

•	on a pro rata basis, based upon the respective outstanding amounts of each series, all of our other ordinary periodic operating expenses, such as accounting and audit fees, rating agency fees, legal fees and certain reimbursable costs of the servicer under the servicing agreement, and the total amount of which may be paid in any 12-month period may be capped, with respect to any series of transition bonds, as set forth in the prospectus supplement;

•	interest then due on the transition bonds of the applicable series, including any past-due interest;

•	principal then due and payable on the transition bonds as a result of an event of default or on the final maturity date for the series of transition bonds;

•	scheduled principal payments of any series of transition bonds according to its expected sinking fund schedule, together with any overdue scheduled principal payments of any series, paid pro rata among such transition bonds if there is a deficiency;

•	on a pro rata basis, based upon the respective outstanding amounts of each series, any remaining unpaid operating expenses and any remaining amounts owed pursuant to the basic documents, including indemnity amounts owed to the trustee;

•	replenishment of any shortfalls in the applicable capital subaccount;

•	if there is a positive balance after making the foregoing allocations, so long as no event of default has occurred and is continuing, release to us of an amount not to exceed the lesser of such balance and the investment earnings on amounts in the applicable capital subaccount;

•	the trustee will pay the remainder, if any, to the applicable excess funds subaccount for distribution on subsequent payment dates; and

•	after principal of and premium, if any, and interest on all transition bonds of the related series and all of the other foregoing amounts have been paid in full, the balance (including all amounts then held in the applicable capital subaccount and the applicable excess funds subaccount), if any, shall be paid to us free and clear from the lien of the indenture and the related series supplement.
     If on any payment date funds on deposit in the general subaccount are insufficient to make the payments contemplated by the first eight bullet points above, the trustee will first, draw from amounts on deposit in the applicable excess funds subaccount, and second, draw from amounts on deposit in the applicable capital subaccount, up to the amount of the shortfall, in order to make those payments in full. If the trustee uses amounts on deposit in the applicable capital subaccount to pay those amounts or make those transfers, as the case may be, subsequent adjustments to the transition charges will take into account, among other things, the need to replenish those amounts. In addition, if on any payment date funds on deposit in the applicable general subaccount are insufficient to make the transfers described in the ninth bullet point above, the trustee will draw from amounts on deposit in the applicable excess funds subaccount to make the transfers notwithstanding the fact that, on that payment date, the obligation to pay unpaid operating expenses to the persons entitled thereto may not have been fully satisfied. If more than one series of transition bonds is outstanding, the payments described in the preceding sentence will be made pro rata from the respective collection accounts of each series based upon the amounts of principal and/or interest owed.
     The trustee will make payments to the bondholders of a series on the payment date as specified in the related prospectus supplement.
State Pledge
     Section 39.310 of the Financing Act provides: “Transition bonds are not a debt or obligation of the state and are not a charge on its full faith and credit or taxing power. The state pledges, however, for the benefit and protection of financing parties and the electric utility, that it will not take or permit any action that would impair the value of the transition property, or, except as permitted by Section 39.307 [relating to true-up adjustments], reduce, alter or impair the transition charges to be imposed, collected and remitted to financing parties, until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the related transition bonds have been paid and performed in full. Any party issuing transition bonds is authorized to include this pledge in any documentation relating to those bonds.”
     The bondholders and the trustee, for the benefit of the bondholders and the trustee, will be entitled to the benefit of the pledges and agreements of the State of Texas set forth in Section 39.310 of the Financing Act, and we are authorized to include these pledges and agreements in any contract with the bondholders, the trustee or with any assignees pursuant to the Financing Act. We have included these pledges and agreements in the indenture and the transition bonds for the benefit of the trustee and the bondholders, and acknowledge that any purchase by a bondholder of a transition bond is made in reliance on these agreements and pledges of the State of Texas.
WEIGHTED AVERAGE LIFE AND YIELD CONSIDERATIONS
FOR THE TRANSITION BONDS
     The rate of principal payments, the amount of each interest payment and the actual final payment date of each series or tranche of the transition bonds and the weighted average life thereof will depend primarily on the timing of receipt of transition charges by the trustee and the PUCT guaranteed true-up mechanism. The aggregate amount of collected transition charges and the rate of principal amortization on the transition bonds will depend, in part, on actual energy usage and energy demands, and the rate of delinquencies and write-offs. The transition charges are required to be adjusted from time to time based in part on the actual rate of collected transition charges. However, we can give no assurance that the servicer will be able to forecast accurately actual electricity usage and the rate of delinquencies and write-offs or implement adjustments to the transition charges that will cause collected transition charges to be received at any particular rate. Please read “Risk Factors—

Servicing Risks,” “—Inaccurate consumption forecasting or unanticipated delinquencies or charge-offs might reduce scheduled payments on the transition bonds” and “EGSI’s Financing Order—PUCT Guaranteed True-Ups.”
     If the servicer receives transition charges at a slower rate than expected, the transition bonds may be retired later than expected. Except in the event of an acceleration of the transition bonds after an event of default, however, the transition bonds will not be paid at a rate faster than that contemplated in the expected sinking fund schedule for each series or tranche of the transition bonds even if the receipt of collected transition charges is accelerated. Instead, receipts in excess of the amounts necessary to amortize the transition bonds in accordance with the applicable expected sinking fund schedules, to pay interest and related fees and expenses and to fund subaccounts of the collection account will be allocated to the excess funds subaccount. Acceleration of the final maturity date after an event of default will result in payment of principal earlier than the related scheduled final payment dates. A payment on a date that is earlier than forecast might result in a shorter weighted average life, and a payment on a date that is later than forecast might result in a longer weighted average life. In addition, if a larger portion of the delayed payments on the transition bonds is received in later years, the transition bonds may have a longer weighted average life.
THE SALE AGREEMENT
     The following summary describes particular material terms and provisions of the sale agreement pursuant to which we will purchase transition property from the seller. We and EGSI have filed the form of the sale agreement as an exhibit to the registration statement of which this prospectus forms a part. This summary does not purport to be complete and is subject and qualified by reference to the provisions of the sale agreement.
Sale and Assignment of the Transition Property
     From time to time the seller will offer and sell transition property to us, subject to the satisfaction of the conditions specified in the sale agreement and the indenture. We will finance each purchase of transition property through the issuance of one or more series of transition bonds. On each date of issuance of a series of transition bonds (other than an issuance solely to refinance another series), the seller will sell to us, without recourse, its entire right, title and interest in and to the transition property to be transferred to us on that transfer date. The transition property will include all of the seller’s rights under the financing order related to such transition property to impose, collect and receive transition charges in an amount sufficient to recover the qualified costs approved in that financing order.
     Under the Financing Act, each such sale of transition property will constitute a true sale under state law whether or not:
•	we have any recourse against EGSI,

•	EGSI retains any equity interest in the transition property under state law,

•	EGSI acts as a collector of transition charges relating to the transition property, or

•	EGSI treats the transfer as a financing for tax, financial reporting or other purposes.
     In accordance with the Financing Act, a valid and enforceable lien and security interest in the transition property will be created upon the issuance of the financing order and the execution and delivery of the sale agreement in connection with the issuance of a series of the transition bonds. The lien and security interest attaches automatically from the time that value is received for the series of the transition bonds and, on perfection through the timely filing of a notice with the Secretary of State of the State of Texas, in accordance with the rules prescribed under the Financing Act, will be a continuously perfected lien and security interest in the transition property and all proceeds of the transition property. Upon the issuance of the financing order, the execution and delivery of the sale agreement and the related bill of sale and the filing of a notice with the Texas Secretary of State in accordance with the rules prescribed under the Financing Act, the transfer of the transition property will be perfected as against all third persons, including subsequent judicial or other lien creditors.
Conditions to the Sale of Transition Property
     Our obligation to purchase and the seller’s obligation to sell transition property on any transfer date is subject to the satisfaction or waiver of each of the following conditions:
•	on or prior to the transfer date, the seller must deliver to us a duly executed bill of sale identifying transition property to be conveyed on that date;

•	on or prior to the transfer date, the seller must have received a financing order from the Texas commission creating the transition property;

•	as of the transfer date, the seller may not be insolvent and may not be made insolvent by the sale of transition property to us, and the seller may not be aware of any pending insolvency with respect to itself;

•	as of the transfer date, the representations and warranties of the seller in the sale agreement must be true and correct (except to the extent they relate to an earlier date), the seller may not have breached any of its covenants in the sale agreement, and the servicer may not be in default under the servicing agreement;

•	as of the transfer date, we must have sufficient funds available to pay the purchase price for transition property to be conveyed and all conditions to the issuance of one or more series of transition bonds intended to provide the funds to purchase that transition property must have been satisfied or waived;

•	on or prior to the transfer date, the seller must have taken all action required to transfer ownership of transition property to be conveyed to us on the transfer date, free and clear of all liens other than liens created by us pursuant to the basic documents and to perfect such transfer including, without limitation, filing any statements or filings under the Financing Act or the Uniform Commercial Code; and we or the servicer, on our behalf, must have taken any action required for us to grant the trustee a first priority perfected security interest in the collateral and maintain that security interest as of the transfer date;

•	in the case of a subsequent issuance of transition bonds only, on or prior to the transfer date, the seller must provide timely notice to us and to the rating agencies;

•	the seller must deliver appropriate opinions of counsel to us and to the rating agencies;

•	the seller must receive and deliver to us and the trustee a no material adverse tax change opinion of independent tax counsel (as selected by the seller, and in form and substance reasonably satisfactory to us and the trustee) regarding such sale;

•	on and as of the transfer date, our limited liability company agreement, the servicing agreement, the sale agreement, the indenture, the Financing Act, any issued financing order and any tariff authorizing the collection of transition charges must be in full force and effect;

•	notification in writing must have been delivered to each rating agency and the rating agency condition must be satisfied; and

•	the seller must deliver to us and to the trustee an officer’s certificate confirming the satisfaction of each of these conditions.
Seller Representations and Warranties
     In each sale agreement, the seller will represent and warrant to us, as of each transfer date, to the effect, among other things, that:
•	no portion of the transferred transition property has been sold, transferred, assigned or pledged or otherwise conveyed by the seller to any person other than us and immediately prior to the sale of the transition property, the seller owns the transition property free and clear of all liens and rights of any other person, and no offsets, defenses or counterclaims exist or have been asserted with respect to the transition property;

•	on the transfer date, immediately upon the sale under the sale agreement, the transition property transferred on the transfer date will be validly transferred and sold to us, we will own the transferred transition property free and clear of all liens (except for liens created in favor you and the trustee by the Financing Act and the basic documents) and all filings and action to be made or taken by the seller (including filings with the Secretary of State of Texas under the Financing Act) necessary in any jurisdiction to give us a perfected ownership interest (subject to any lien created by us in your favor under the basic documents or the Financing Act) in the transferred transition property will have been made or taken;

•	subject to the clause below regarding assumptions used in calculating the transition charges as of the transfer date, all written information, as amended or supplemented from time to time, provided by the seller to us with respect to the transition property (including the expected sinking fund schedule, the financing order and the issuance advice letter relating to the transition property) is true and correct in all material respects;

•	under the laws of the State of Texas (including the Financing Act) and the United States in effect on the transfer date:

•	the financing order pursuant to which the rights and interests of the seller have been created, including the right to impose, collect and receive the transition charges and the interest in and to the transition property, has become final and non-appealable and is in full force and effect;

•	as of the issuance of the transition bonds, those transition bonds are entitled to the protection provided in the Financing Act and, accordingly, the related financing order, transition charges and issuance advice letter are not revocable by the Texas commission;

•	as of the issuance of the related transition bonds, the related tariff is in full force and effect and is not subject to modification by the Texas commission except for true-up adjustments made in accordance with the Financing Act;

•	the process by which the financing order was approved and the financing order, issuance advice letter and tariff comply with all applicable laws and regulations;

•	the issuance advice letter and the tariff have been filed in accordance with the related financing order and an officer of the seller has provided the certification to the Texas commission required by the issuance advice letter; and

•	no other approval, authorization, consent, order or other action of, or filing with any governmental authority is required in connection with the creation of the transition property transferred on the transfer date, except those that have been obtained or made; and
•	under the Financing Act, the State of Texas has pledged that it will not take or permit any action that would impair the value of the transition property, or, except for true-up adjustments made in accordance with the Financing Act, reduce, alter, or impair the transition charges relating to such transition property until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the related transition bonds have been paid and performed in full, and consequently the State of Texas could not constitutionally take any action of a legislative character, including the repeal or amendment of the Financing Act, which would substantially limit, alter or impair the transition property or other rights vested in the bondholders pursuant to the financing order, or substantially limit, alter, impair or reduce the value or amount of the transition property, unless that action is a reasonable exercise of the State of Texas’s sovereign powers and of a character reasonable and appropriate to further a legitimate public purpose, and, under the takings clauses of the Texas and United States Constitutions, the State of Texas could not repeal or amend the Financing Act or take any other action in contravention of its pledge and agreement quoted above without paying just compensation to the bondholders, as determined by a court of competent jurisdiction, if doing so would constitute a permanent appropriation of a substantial property interest of the bondholders in the transition property and deprive the bondholders of their reasonable expectations arising from their investments in the transition bonds; however, there is no assurance that, even if a court were to award just compensation, it would be sufficient to pay the full amount of principal and interest on the transition bonds;

•	based on information available to the seller on the transfer date, the assumptions used in calculating the transition charges as of the transfer date are reasonable and are made in good faith; however, notwithstanding the foregoing, EGSI makes no representation or warranty, express or implied, that amounts actually collected arising from those transition charges will in fact be sufficient to meet the payment obligations on the related transition bonds or that the assumptions used in calculating such transition charges will in fact be realized;

•	upon the effectiveness of the related financing order, the issuance advice letter and the tariff with respect to the transferred transition property and the transfer of such transition property to us:
•	the rights and interests of the seller under the financing order, including the right to impose, collect and receive the transition charges established in the financing order, become transition property;

•	the transition property constitutes a present property right vested in us;

•	the transition property includes the right, title and interest of the seller in the financing order and the transition charges, the right to impose, collect and obtain periodic adjustments (with respect to adjustments, in the manner and with the effect provided in the related servicing agreement) of the transition charges, and the rates and other charges authorized by the financing order and all revenues, claims, payments, money or proceeds of or arising from the transition charges;

•	the owner of the transition property is legally entitled to bill transition charges and collect payments in respect of the transition charges in the aggregate sufficient to pay the interest on and principal of the related transition bonds in accordance with the indenture, to pay the fees and expenses of servicing the transition bonds, to replenish the capital subaccount to the required capital level until the transition bonds are paid in full or until the last date permitted for the collection of payments in respect of the transition charges under the financing order, whichever is earlier, and the customer class allocation percentages in the financing order do not prohibit the owner of the transferred transition property from obtaining adjustments and effecting allocations to the transition charges in order to collect payments of such amounts; and

•	the transition property is not subject to any lien other than the lien created by the related basic documents;
•	the seller is a corporation duly organized and in good standing under the laws of the State of Texas, with corporate power and authority to own its properties and conduct its business as currently owned or conducted;

•	the seller has the corporate power and authority to obtain the financing order and to own the rights and interests under the financing order relating to the transition bonds, to sell and assign those rights and interests to us, whereupon (subject to the effectiveness of the related issuance advice letter) such rights and interests will become transition property;

•	the seller has the corporate power and authority to execute and deliver the sale agreement and to carry out its terms, and the execution, delivery and performance of the sale agreement have been duly authorized by the seller by all necessary corporate action;

•	the sale agreement constitutes a legal, valid and binding obligation of the seller, enforceable against it in accordance with its terms, subject to customary exceptions relating to bankruptcy, creditor’s rights and equitable principles;

•	the consummation of the transactions contemplated by the sale agreement and the fulfillment of its terms do not (a) conflict with or result in a breach of any of the terms or provisions of or otherwise constitute (with or without notice or lapse of time) a default under the seller’s organizational documents or any indenture, or other agreement or instrument to which the seller is a party or by which it or any of its property is bound, (b) result in the creation or imposition of any lien upon the seller’s properties pursuant to the terms of any such indenture, agreement or other instrument (other than any liens that may be granted in our favor or any liens created by us pursuant to the Financing Act) or (c) violate any existing law or any existing order, rule or regulation applicable to the seller of any governmental authority having jurisdiction over the seller or its properties;

•	no proceeding is pending and, to the seller’s knowledge, no proceeding is threatened and no investigation is pending or threatened before any governmental authority:
•	asserting the invalidity of the Financing Act, the related financing order, the related sale agreement, the transition bonds of any series and the related basic documents;

•	seeking to prevent the issuance of the transition bonds of the relevant series or the consummation of any of the transactions contemplated by the related sale agreement or any of the other related basic documents;

•	seeking a determination that could reasonably be expected to materially and adversely affect the performance by the seller of its obligations under, or the validity or enforceability of, the Financing Act, any financing order, the transition bonds of any series, the related sale agreement or the other related basic documents; or

•	seeking to adversely affect the federal income tax or state income or franchise tax classification of the transition bonds of any series as debt;
•	except for continuation filings under the Uniform Commercial Code and other filings under the Financing Act and the Uniform Commercial Code, no governmental approvals, authorizations, consents, orders or other actions or filings with any governmental authority are required for the seller to execute, deliver and perform its obligations under the sale agreement except those which have previously been obtained or made or are required to be made by the servicer in the future pursuant to the servicing agreement;

•	there is no order by any court providing for the revocation, alteration, limitation or other impairment of the Financing Act, the financing order, the issuance advice letter, the transferred transition property or the transition charges or any rights arising under any of them or that seeks to enjoin the performance of any obligations under the financing order; and

•	after giving effect to the sale of any transferred transition property under the sale agreement, EGSI:
•	is solvent and expects to remain solvent;

•	is adequately capitalized to conduct its business and affairs considering its size and the nature of its business and intended purposes;

•	is not engaged and does not expect to engage in a business for which its remaining property represents an unreasonably small portion of its capital;

•	reasonably believes that it will be able to pay its debts as they become due; and

•	is able to pay its debts as they mature and does not intend to incur, or believes that it will not incur, indebtedness that it will not be able to repay at its maturity.
     The seller will not make any representation or warranty, express or implied, that billed transition charges will be actually collected from customers.
     Certain of the representations and warranties that the seller will make in each sale agreement involve conclusions of law. The seller will make those representations and warranties in order to reflect the understanding of the basis on which we are issuing the transition bonds and to reflect the agreement that if this understanding proves to be incorrect, the seller will be obligated to indemnify us.
     The representations and warranties made by the seller will survive the execution and delivery of the related sale agreement, will be re-made on each transfer date and may not be waived by us or the seller if such waiver would cause the transition bonds not to be rated in one of the four highest categories by each of the applicable rating agencies. The seller will not be in breach of any representation or warranty as a result of any change in law by means of any legislative enactment, constitutional amendment or voter initiative.
Covenants of the Seller
     In each sale agreement, the seller will make the following covenants:
•	Subject to its right to assign its rights and obligations under the sale agreement, and for a successor to assume the seller’s rights and obligations under the sale agreement, so long as any of the transition bonds of any series are outstanding, the seller or such successor will (a) keep in full force and effect its existence and remain in good standing under the laws of the jurisdiction of its organization, obtain and preserve its qualifications to do business in those jurisdictions necessary to protect the validity and enforceability of the sale agreement and the other basic documents or to the extent necessary to perform its obligations under the sale agreement and the other basic documents and (b) continue to own and operate its transmission and distribution system (or, if by law, the seller is no longer required to own and/or operate both the transmission and distribution systems, then the seller’s distribution system) in order and to the extent required to provide electric service to its customers within the EGSI Texas service territory. The seller is not prohibited from selling, assigning or otherwise divesting any of its assets provided that if the seller sells, assigns or otherwise divests of all or any portion of its transmission and distribution system required to provide electric service to its customers in its Texas service territory (or, if by law, the seller is no longer required to own and/operate both the transmission and distribution systems, and if the seller then sells, assigns or otherwise divests all or any portion of its distribution system required to provide electric service to its customers in its Texas service territory), then the entity acquiring such distribution (and if owned and/or operated jointly, transmission) facilities is either required by law or agrees by contract to continue operating the facilities to provide electric services to the seller’s customers in its Texas service territory, and, in the case of a sale, assignment or divestment of a portion of the distribution (and, if applicable transmission) assets, the rating agency condition is satisfied.

•	Except for the conveyances under the sale agreement or any lien under the Financing Act for the benefit of us, the bondholders or the trustee, the seller will not sell, pledge, assign or transfer, or grant, create, incur, assume or suffer to exist any lien on, any of the transferred transition property, or any interest therein, and the seller will defend the right, title and interest of us and of the trustee on behalf of the related bondholders and itself, in, to and under the transferred transition property against all claims of third parties claiming through or under the seller. The seller also will covenant that, in its capacity as seller, it will not at any time assert any lien against, or with respect to, any of the transferred transition property.

•	If the seller receives any payments in respect of the transition charges or the proceeds thereof other than in its capacity as the servicer, the seller agrees to pay all those payments to the servicer, on behalf of us, and to hold such amounts in trust for us and the trustee prior to such payment.

•	The seller will notify us and the trustee promptly after becoming aware of any lien on any of the transferred transition property, other than the conveyances under the sale agreement, or any lien under the related basic documents or under the Financing Act or the UCC for our benefit or for the benefit of the bondholders and the trustee.

•	The seller agrees to comply with its organizational or governing documents and all laws, treaties, rules, regulations and determinations of any governmental authority applicable to it, except to the extent that failure to so comply would not materially adversely affect our or the trustee’s interests in the transferred transition property or under the related basic documents to which the seller is a party or the seller’s performance of its obligations under the related basic documents to which the seller is a party.

•	So long as any of the transition bonds are outstanding, the seller will:
•	treat the transition bonds as debt for all purposes and specifically as our debt, other than for financial reporting, state or federal regulatory or tax purposes;

•	disclose in its financial statements that we and not the seller are the owner of the transferred transition property and that our assets are not available to pay creditors of the seller or its affiliates (other than us);

•	not own or purchase any transition bonds; and

•	disclose the effects of all transactions between us and the seller in accordance with generally accepted accounting principles.
•	The seller will agree that, upon the sale by the seller of transition property to us pursuant to the sale agreement:
•	to the fullest extent permitted by law, including applicable Texas commission regulations and the Financing Act, we will have all of the rights originally held by the seller with respect to the related transition property, including the right (subject to the terms of the servicing agreement) to exercise any and all rights and remedies to collect any amounts payable by any retail customer or REP in respect of the transferred transition property, notwithstanding any objection or direction to the contrary by the seller (and the seller agrees not to make any such objection or to take any such contrary action), and

•	any payment by any retail customer or REP to us will discharge that customer’s or REP’s obligations, if any, in respect of the transferred transition property to the extent of that payment, notwithstanding any objection or direction to the contrary by the seller.
•	So long as any of the transition bonds are outstanding:
•	in all proceedings relating directly or indirectly to the transferred transition property, the seller will affirmatively certify and confirm that it has sold all of its rights and interests in and to such property (other than for financial reporting or tax purposes), and will not make any statement or reference in respect of the transferred transition property that is inconsistent with our ownership interest (other than for financial accounting, state or federal regulatory, or tax purposes),

•	the seller will not take any action in respect of the transferred transition property except solely in its capacity as servicer pursuant to the servicing agreement or as otherwise contemplated by the basic documents,

•	the seller will not sell transition property under a separate financing order in connection with the issuance of additional transition bonds unless the rating agency condition has been satisfied, and

•	neither the seller nor the issuing entity will take any action, file any tax return, or make any election inconsistent with the treatment of the issuing entity, for federal income tax purposes and, to the extent consistent with applicable state tax law, state income and franchise tax purposes, as a disregarded entity that is not separate from the seller (or, if relevant, from another sole owner of us, as the issuing entity).
•	The seller will execute and file the filings required by law to fully preserve, maintain, protect and perfect our ownership interest in and the trustee’s lien on the transferred transition property, including all filings required under the Financing Act and the Uniform Commercial Code relating to the transfer of the ownership of the rights and interests related to the transition bonds under the financing order by the seller to us and the pledge of the transferred transition property to the trustee. The seller will institute any action or proceeding necessary to compel performance by the Texas commission, the State of Texas or any of their respective agents of any of their obligations or duties under the Financing Act, any financing order or any issuance advice letter. The seller also will take those legal or administrative actions, including defending against or instituting and pursuing legal actions and appearing or testifying at hearings or similar proceedings, in each case, as may be reasonably necessary (i) to protect us, the bondholders and the trustee from claims, state actions or other actions or proceedings of third parties which, if successfully pursued, would result in a breach of any representation or warranty of the seller in the sale agreement and (ii) to block or overturn any attempts to cause a repeal of, modification of or supplement to the Financing Act, the financing order, any issuance advice letter or the rights of holders by legislative enactment or constitutional amendment that would be materially adverse to us, the trustee or the bondholder or which would otherwise cause an impairment of our rights or those of the bondholders and the trustee, and the seller will pay the costs of any such actions or proceedings.

•	Even if the sale agreement or the indenture is terminated, the seller will not, prior to the date which is one year and one day after the termination of the indenture and payment in full of the transition bonds or any other amounts owed under the indenture, petition or otherwise invoke or cause us to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against us under any federal or state bankruptcy, insolvency or similar law, appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official or any substantial part of our property, or ordering the winding up or liquidation of our affairs.

•	So long as any of the transition bonds are outstanding, the seller will, and will cause each of its subsidiaries to, pay all material taxes, assessments and governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, business, income or property before any penalty accrues if the failure to pay any such taxes, assessments and governmental charges would, after any applicable grace periods, notices or other similar requirements, result in a lien on the transferred transition property; provided that no such tax need be paid if the seller or any of its affiliates is contesting the same in good faith by appropriate proceedings promptly instituted and diligently conducted and if the seller or such affiliate has established appropriate reserves as shall be required in conformity with generally accepted accounting principles.

•	The seller will not withdraw the filing of any issuance advice letter with the Texas commission.

•	The seller will make all reasonable efforts to keep each tariff in full force and effect at all times.

•	Promptly after obtaining knowledge of any breach in any material respect of its representations, warranties or covenants in the sale agreement, the seller will notify us, the trustee, the Texas commission and the rating agencies of the breach.

•	The seller will use the proceeds of the sale of the transition property in accordance with the related financing order and the Financing Act.

•	Upon our request, the seller will execute and deliver such further instruments and do such further acts as may be necessary to carry out more effectively the provisions and purposes of the related sale agreement.
Indemnification
     The seller will indemnify, defend and hold harmless us, the trustee (for itself and for the benefit of the related bondholders) and any of our and the trustee’s respective officers, directors, employees and agents against:
•	any and all amounts of principal and interest on the transition bonds not paid when due or when scheduled to be paid,

•	any deposits required to be made by or to us under the basic documents or any financing order which are not made when required, and

•	any and all other liabilities, obligations, losses, claims, damages, payment, costs or expenses incurred by any of these persons in each case, as a result of a breach by the seller of any of its representations, warranties and covenants in the sale agreement.
     The seller will indemnify us and the trustee (for itself and for the benefit of the bondholders) and each of their respective officers, directors, employees, trustees, managers, and agents for, and defend and hold harmless each such person from and against, any and all taxes (other than taxes imposed on the bondholders as a result of their ownership of a transition bonds) that may at any time be imposed on or asserted against any such person as a result of (i) the sale of the transferred transition property to us, (ii) our ownership and assignment of the transferred transition property, (iii) the issuance and sale by us of the transition bonds or (iv) the other transactions contemplated in the basic documents, including any franchise, sales, gross receipts, general corporation, tangible personal property, privilege or license taxes but excluding, any taxes imposed as a result of a failure of such person to withhold or remit taxes with respect to payments on any transition bonds.
     In addition, the seller will indemnify, defend and hold harmless the trustee (for itself), our independent manager(s) and any of our respective affiliates, officers, directors, employees and agents against any and all liabilities, obligations, losses, claims, damages, payments, costs or expenses incurred by any of these parties as a result of the seller’s breach of any of its representations and warranties or covenants contained in the sale agreement, except to the extent of such losses either resulting from the willful misconduct, bad faith or gross negligence of such indemnified persons or resulting from a breach of a representation or warranty made by such indemnified persons in the indenture or any related documents that gives rise to the seller’s breach.
     The seller will indemnify the servicer (if the servicer is not the seller) for the costs of any action instituted by the servicer pursuant to the servicing agreement which are not paid as an operating expense under the indenture.
     The indemnification provided for in the sale agreement will survive any repeal of, modification of, or supplement to, or judicial invalidation of, the Financing Act or any financing order and will survive the resignation or removal of the trustee, or the termination of the sale agreement and will rank in priority with other general, unsecured obligations of the seller.
Successors to the Seller
     Any entity, including, as anticipated, the Texas successor utility, which becomes the successor by merger, sale, reorganization, transfer, lease, management contract or otherwise to all or substantially all of the electric distribution system business assets of EGSI within Texas may assume the rights and obligations of EGSI under the sale agreement. If transmission and distribution are not provided by a single entity after any such transaction, the entity which provides distribution service directly to retail customers taking service at facilities, premises or loads located in EGSI’s Texas service territory may assume EGSI’s rights and obligations under the sale agreement. So long as the conditions of any such assumption are met, EGSI will automatically be released from its obligations under the sale agreement. The conditions include that:
•	immediately after giving effect to any transaction referred to in this paragraph, no representation, warranty or covenant made in the sale agreement will have been breached, and no servicer default, and no event that, after notice or lapse of time, or both, would become a servicer default will have occurred and be continuing,

•	the successor must execute an agreement of assumption to perform all of the obligations of the seller under the sale agreement;

•	officers’ certificates and opinions of counsel specified in the sale agreement will have been delivered to us, the trustee and the rating agencies, and

•	the rating agencies specified in the sale agreement will have received prior written notice of the transaction.
Amendment
     The sale agreement may be amended in writing by the seller and us, if notice of the amendment is provided by us to each rating agency and the rating agency condition is satisfied, with the consent of the trustee and, with respect to amendments that would increase ongoing qualified costs as defined in the financing order, the consent or deemed consent of the Texas commission. If any such amendment would adversely affect the interest of any bondholder in any material respect, the consent of the holders of a majority of each affected tranche or series of transition bonds is also required.
THE SERVICING AGREEMENT
     The following summary describes the material terms and provisions of each servicing agreement pursuant to which the servicer is undertaking to service the related transition property. We and EGSI have filed the form of the servicing agreement as an exhibit to the registration statement of which this prospectus forms a part. This summary does not purport to be complete and is subject and qualified by reference to the provisions of the servicing agreement.
Servicing Procedures
     The servicer, as our agent, will manage, service and administer, and bill and collect payments in respect of the transition property according to the terms of each servicing agreement. The servicer’s duties will include: calculating, billing and collecting the transition charges; responding to inquiries of retail customers, REPs (if any), the Texas commission or any other governmental authority regarding the transition property; calculating electricity usage; accounting for collections; furnishing periodic reports and statements to us, the rating agencies and to the trustee; making all filings with the Texas commission and taking all other actions necessary to perfect our ownership interests in and the trustee’s lien on the transition property; making all filings and taking such other action as may be necessary to perfect the trustee’s lien on and security interest in all collateral that is not transition property; selling, as our agent, as our interests may appear, defaulted or written off accounts; and taking all necessary action in connection with true-up adjustments. The servicer is required to notify us, the trustee and the rating agencies in writing of any laws or Texas commission regulations promulgated after the execution of a servicing agreement that have a material adverse effect on the servicer’s ability to perform its duties under the servicing agreement. The servicer is also authorized to execute and deliver documents and to make filings and participate in proceedings on our behalf.
     In addition, if we request, the servicer will provide to us public information about the servicer and any material information about the transition property that is reasonably available, as may be reasonably necessary to enable us to monitor the servicer’s performance, and, so long as any transition bonds are outstanding, any information necessary to calculate the transition charges applicable to each customer class. The servicer will also prepare any reports to be filed by us with the SEC and will cause to be delivered required opinions of counsel to the effect that all filings with the Texas commission necessary to preserve and protect the interests of the trustee in the transition property have been made.
Servicing Standards and Covenants
     Each servicing agreement will require the servicer, in servicing and administering the transition property, to employ or cause to be employed procedures and exercise or cause to be exercised the same care and diligence it customarily employs and exercises with respect to billing and collection activities it conducts for its own account and, if applicable, for others.
     In the event that REPs are permitted to collect the transition charges, the servicing agreement requires the servicer to implement procedures and policies to ensure that REPs remit the transition charges collected from their retail customers to the servicer on behalf of us and the bondholders. These procedures and policies include creating and maintaining records that would permit prompt transfer of billing responsibilities in the event that a REP defaults. The servicer will also monitor payments from REPs and will take all permitted steps to ensure and collect payment by the REPs. The servicer will impose collection policies on the REPs, as permitted under each financing order and the rules of the Texas commission. Any agreement entered into between the servicer and a defaulted REP must satisfy the rating agency condition.
     Each servicing agreement will require the servicer to (i) manage, service, administer and make collections in respect of the transition property with reasonable care and in material compliance with applicable requirements of law, including all applicable regulations of the Texas commission, (ii) follow customary standards, policies and procedures for the industry in Texas in performing its duties, (iii) use all reasonable efforts, consistent with its customary servicing procedures, to enforce, and maintain rights in respect of, the transition property and to bill and collect the transition charges, (iv) comply with all requirements of law including all applicable regulations of the Texas commission applicable to and binding on it relating to the transition property, (v) file all notices with the Texas commission described in the Financing Act and file and maintain the effectiveness of UCC financing statements with respect to the property transferred from time to time under the sale agreement, and (vi) take such other action on our behalf to ensure that the lien of the trustee on the collateral remains perfected and of first priority.
     The servicer is responsible for instituting any proceeding to compel performance by the State of Texas or the Texas commission of their respective obligations under the Financing Act, any financing order, any issuance advice letter, any true-up adjustment or any tariff. The servicer is also responsible for instituting any proceeding as may be reasonably necessary to block or overturn any attempts to cause a repeal, modification or judicial invalidation of the Financing Act or any financing order or the rights of holders of transition property by legislative enactment, voter initiative or constitutional amendment that would be materially adverse to holders or which would cause an impairment of the rights of the issuing entity or the holders. In any proceedings related to the exercise of the power of eminent domain by any municipality to acquire a portion of EGSI’s electric distribution facilities, the servicer will assert that the court ordering such condemnation must treat such municipality as a successor to EGSI under the Financing Act and the financing order. The servicing agreement also designates the servicer as the custodian of our records and documents. The servicing agreement requires the servicer to indemnify us, our independent manager(s) and the trustee (for itself and for your benefit) for any negligent act or omission relating to the servicer’s duties as custodian.

The PUCT Guaranteed Transition Charge Adjustment Process
     Among other things, the servicing agreement requires the servicer to file, and the Financing Act requires the Texas commission to approve, annual true-up adjustments to the rate at which transition charges are billed to customers. For more information on the true-up process, please read “EGSI’s Financing Order—PUCT Guaranteed True-Ups.” These adjustments are to be based on actual transition charge collections and updated assumptions by the servicer as to projected future billed revenue from which transition charges are allocated, projected electricity usage during the next period, expected delinquencies and write-offs and future payments and expenses relating to the transition property and the transition bonds.
     In addition to the annual true-up adjustments, the financing order provides for the servicer to make true-up adjustments more frequently during the term of the transition bonds to correct any undercollection or overcollection, as provided in the financing order, in order to assure timely payment of transition bonds based on rating agency and bondholder considerations. The financing order also requires the servicer to make mandatory interim true-up adjustments semi-annually (or quarterly during the period between the expected final maturity and the legal final maturity of the last bond tranche or class) if the servicer forecasts that transition charge collections will be insufficient to make all scheduled payments of principal, interest and other amounts in respect of the transition bonds during the current or next succeeding semi-annual or quarterly period (as applicable) and to replenish any draws upon the capital subaccount.
     The Texas commission must be given at least 15 days’ notice prior to making either the annual true-up adjustment or an interim true-up adjustment. In the event any correction to a true-up adjustment due to mathematical errors in the calculation of the adjustment or otherwise is necessary, it will be made in a future true-up adjustment. Interim true-up adjustments may not be made more frequently than every three months if quarterly transition bond payments are required or every six months if semi-annual transition bond payments are required; however, interim adjustments may occur quarterly for any transition bonds remaining outstanding during the fourteenth and fifteenth years after the transition bonds are issued.
     In addition to the annual true-up adjustment the servicer may file for a non-standard true-up adjustment if the forecasted billing units for one or more of the retail customer classes for an upcoming period decreases by more than 10% compared to the threshold billing units for such class set forth in the financing order. Non-standard true-up adjustments under the financing order must be filed with the Texas commission ninety days before the date of the proposed adjustment and will be determined by a contested proceeding limited to determining if the non-standard true-up complies with the financing order. If the Texas commission does not issue an order by the proposed adjustment date, the servicer will be allowed to implement its proposed changes and any modifications subsequently ordered by the Texas commission will be made in the next true-up filing. Any such modification could result in delays in payments on the transition bonds.
     An interim true-up adjustment will allocate amounts to customer classes in the same manner as amounts were allocated in the most recent annual true-up adjustment or non-standard true-up adjustment, as applicable.
     As part of each true-up adjustment, the servicer will calculate the transition charges necessary to result in:
•	all accrued and unpaid interest being paid in full,

•	the outstanding principal balance of each series equaling the amount provided in the expected amortization schedule,

•	the amount on deposit in the capital subaccount equaling the required capital level, and

•	all other fees, expenses and indemnities of the issuing entity (up to the authorized amounts of such payments set forth in the financing order) being paid.
     The servicer will file true-up adjustments and, in accordance with the related financing order, the Texas commission has the right to review the adjustments. Under the financing order, the Texas commission has fifteen days to review annual or interim true-up adjustment filings. The Texas commission’s rights of review are limited to (i) in the case of an annual or an interim true-up adjustment, arithmetic errors and (ii) in the case of a non-standard true-up adjustment, whether the non-standard true-up complies with the provisions of the financing order. The servicer will implement adjustments to the transition charges annually, unless more frequent adjustments are required as described above.
Remittances to Collection Account
     The servicer will make periodic payments on account of transition charge collections to the trustee for deposit in the applicable collection account. The servicer will remit estimated collection payments on the transition charges to the collection accounts each business day. For a description of the allocation of the deposits, please read “Security for the Transition Bonds—How Funds in the Collection Account Will Be Allocated.” Until transition charge collections are remitted to the applicable collection account, the servicer will not segregate them from its general funds. Please read “Risk Factors—Risks Associated With Potential Bankruptcy Proceedings of the Seller or the Servicer” in this prospectus.
     Commencing 22 days after the issuance of a series of transition bonds, the servicer will remit to the trustee all estimated transition charges collections estimated to be collected on such remittance date, taking into account its estimated gross write-offs by revenue class. Transition charges are estimated to have been collected by the servicer on a date following the billing date which reflects the average number of days customers’ bills remain outstanding. No less often than annually, but more often at the discretion of the servicer if it believes such reconciliations are appropriate, the servicer and the trustee will reconcile remittances of estimated payments arising from transition charges with actual transition charge payments received by the servicer to more accurately reflect the amount of billed transition charges that should have been remitted, based on the amounts actually received. To the extent the remittances of billed payments arising from the transition charge exceed the amounts that should have been remitted based on actual system-wide write-offs, the servicer will be entitled to receive a payment from the trustee in an amount equal to the excess remittance, or to withhold the excess amount from any subsequent remittance to the trustee. To the extent the remittances of estimated payments arising from the transition charge are less than the amount that should have been remitted, the servicer will remit the amount of the shortfall to the trustee within two business days. Although the servicer will remit estimated payments arising from the transition charge to the trustee, the servicer is not obligated to make any payments on the transition bonds. In the event that the servicer does not collect in full the amounts owing on bills from customers, such partial payments will be first applied to any amounts due with respect to customer deposits. Next, the servicer will allocate the partial payment to all electric service charges of the servicer and transition charges pro rata based on the total amount billed, with amounts owed for transition charges allocated before amounts owed for late charges. Finally, any remaining moneys will be allocated to taxes and charges billed to customers. The portion owed in respect of transition charges may be further allocated as between different series of transition bonds and other affiliates of EGSI who have issued transition bonds under the Financing Act, including EGSI Funding I.
     In the event that the servicer makes changes to its current computerized customer information system which would allow the servicer to monitor payment and collection activity more efficiently or accurately than is being done today, the servicing agreement will allow the servicer to substitute such remittance procedures for the remittance procedures described above and otherwise modify the remittance procedures described above as may be appropriate in the interests of efficiency, accuracy, cost and/or system capabilities. However, the servicer will not be allowed to make any modification or substitution that will materially adversely affect the bondholders. The servicer must also give notice to the rating agencies of any such computer system changes no later than 60 business days after the date on which all retail customer accounts are billed on the new system.
Servicing Compensation
     The servicer will be entitled to receive an annual servicing fee in an amount equal to:
•	$400,000; or

•	if EGSI or any of its affiliates is not the servicer, an amount agreed upon by the successor servicer and us; however, the Texas commission must approve the appointment of, and the annual servicing fee for, any successor servicer. In addition, the servicing fee for any replacement servicer may not exceed 1.25% of the aggregate initial principal amount of all outstanding series of transition bonds unless the rating agency condition is satisfied.
     The servicing fee shall be paid semi-annually with half of the servicing fee being paid on each payment date. The servicer will also be entitled to retain any interest earnings on transition charge collections prior to remittance to the collection accounts. However, if the servicer has failed to remit transition charge collections to any collection account on the same business day that the servicer received such transition charge collections on more than three occasions during the period that the transition bonds are outstanding, then thereafter the servicer will be required to pay to the trustee any interest earnings on related transition charge collections received by the servicer and invested by the servicer during each collection period prior to remittance to the collection account for so long as the related transition bonds remain outstanding. The trustee will pay the servicing fee on each payment date (together with any portion of the servicing fee that remains unpaid from prior payment dates) to the extent of available funds prior to the distribution of any interest on and principal of the transition bonds. So long as EGSI or an affiliate is the servicer, EGSI’s servicing compensation will be included as an identified revenue credit and reduce revenue requirements for setting its transmission and distribution rates. The expenses of servicing shall likewise be included as a cost of service in setting such rates.
Servicer Representations and Warranties; Indemnification
     In each servicing agreement, the servicer will represent and warrant to us, as of the date of each issuance of a series of transition bonds, among other things, that:

•	the servicer is duly organized, validly existing and is in good standing under the laws of the state of its organization, with requisite corporate or other power and authority to own its properties, to conduct its business as such properties are currently owned and such business is presently conducted by it, and to service the transition property and hold the records related to the transition property, and to execute, deliver and carry out the terms of the servicing agreement;

•	the servicer is duly qualified to do business, is in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the transition property) requires such qualifications, licenses or approvals (except where a failure to qualify would not be reasonably likely to have a material adverse effect on the servicer’s business, operations, assets, revenues or properties or to its servicing of the transition property);

•	the execution, delivery and performance of the terms of the servicing agreement have been duly authorized by all necessary action on the part of the servicer under its organizational or governing documents and laws;

•	the servicing agreement constitutes a legal, valid and binding obligation of the servicer, enforceable against it in accordance with its terms, subject to applicable insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

•	the consummation of the transactions contemplated by the servicing agreement does not conflict with, result in any breach of, nor constitute a default under the servicer’s organizational documents or any indenture or other agreement or instrument to which the servicer is a party or by which it or any of its property is bound, result in the creation or imposition of any lien upon the servicer’s properties pursuant to the terms of any such indenture or agreement or other instrument (other than any lien that may be granted under the basic documents or any lien created pursuant to Section 39.309 of the Financing Act) or violate any existing law or any existing order, rule or regulation applicable to the servicer;

•	each report or certificate delivered in connection with an issuance advice letter or delivered in connection with any filing made to the Texas commission by us with respect to the transition charges or true-up adjustments will be true and correct in all material respects, or, if based in part on or containing assumptions, forecasts or other predictions of future events, such assumptions, forecasts or predictions will be reasonably based on historical performance (and facts known to the servicer on the date such report or certificate is delivered);

•	no governmental approvals, authorizations, consents, orders or other actions or filings with any governmental authority, are required for the servicer to execute, deliver and perform its obligations under the servicing agreement except those which have previously been obtained or made or are required to be made by the servicer in the future; and

•	no proceeding or investigation is pending and, to the servicer’s knowledge, no proceeding or investigation is threatened before any governmental authority having jurisdiction over the servicer or its properties, asserting the invalidity of the servicing agreement or the other basic documents, seeking to prevent issuance of transition bonds or the consummation of the transactions contemplated by the servicing agreement or other basic documents, seeking a determination that could reasonably be expected to materially and adversely affect the performance by the servicer of its obligations under or the validity or enforceability of the servicing agreement or the other basic documents or which could reasonably be expected to adversely affect the federal income tax or state income or franchise tax classification of the related series of transition bonds as debt.
     The servicer will not be responsible for any ruling, action or delay of the Texas commission, except those caused by the servicer’s failure to file required applications in a timely and correct manner or other breach of its duties under the servicing agreement. The servicer also will not be liable for the calculation of the transition charges and adjustments, including any inaccuracy in the assumptions made in the calculation, so long as the servicer has acted in good faith and has not acted in an imprudent manner.
The Servicer Will Indemnify Us, Other Entities and the Texas Commission in Limited Circumstances
     The servicer will indemnify, defend and hold harmless us and the trustee (for itself and for your benefit) and the independent manager(s) and each of their respective officers, directors, employees and agents from any and all liabilities, obligations, losses, damages, payments and claims, and reasonable costs or expenses, arising as a result of:
•	the servicer’s willful misconduct, bad faith or negligence in the performance of, or reckless disregard of, its duties or observance of its covenants under the servicing agreement,

•	the servicer’s breach of any of its representations or warranties,

•	litigation and related expenses relating to its status and obligations as servicer (other than any proceeding the servicer is required to institute under the servicing agreement), and

•	any finding that interest payable to a REP (if any) with respect to disputed funds must be paid by us or from the transition property.
     The servicer will not be liable, however, for any liabilities, obligations, losses, damages, payments or claims, or reasonable costs or expenses, resulting from the willful misconduct or gross negligence of the party seeking indemnification.
     In addition, the servicer will agree to indemnify the Texas commission (for the benefit of retail electric customers) in connection with any liabilities, obligations, losses, damages, payments and claims, including any increase in servicing fees as described under “—Servicing Compensation,” resulting from the servicer’s willful misconduct, bad faith or negligence in performance of its duties or observance of its covenants under the servicing agreement. Any such indemnity payments made to the Texas commission for the benefit of the retail electric customers will be remitted to the trustee promptly for deposit in the applicable collection account.
     Each servicing agreement will also provide that the servicer will release us and our independent manager(s), the trustee and each of our respective officers, directors and agents from any actions, claims and demands which the servicer, in the capacity of servicer or otherwise, may have against those parties relating to the transition property or the servicer’s activities, other than actions, claims and demands arising from the willful misconduct, bad faith or gross negligence of the parties.
Evidence as to Compliance
     The servicing agreement will provide that the servicer will furnish annually to us, the trustee and the rating agencies, on or before March 31 of each year, beginning March 31, 2008 or, if earlier, on the date on which the annual report on Form 10-K relating to the bonds is required to be filed, a report on its assessment of compliance with specified servicing criteria as required by Item 1122(a) of Regulation AB, during the preceding 12 months ended December 31(or preceding period since the closing date of the issuance of the transition bonds in the case of the first statement), together with a certificate by an officer of the servicer certifying the statements set forth therein.
     The servicing agreement also provides that a firm of independent public accountants, at the servicer’s expense, will furnish annually to us, the trustee and the rating agencies on or before March 31 of each year, beginning March, 31 2008 or, if earlier, on the date on which the annual report on Form 10-K relating to the bonds is required to be filed, an annual accountant’s report, which will include an attestation report that attests to and reports on the servicer’s assessment report described in the immediately preceding paragraph, to the effect that the accounting firm has performed agreed upon procedures in connection with the servicer’s compliance with its obligations under the servicing agreement during the preceding 12 months, identifying the results of the procedures and including any exceptions noted. The report will also indicate that the accounting firm providing the report is independent of the servicer within the meaning of the rules of The Public Company Accounting Oversight Board.
     Copies of the above reports will be filed with the Texas commission. You may also obtain copies of the above statements and certificates by sending a written request addressed to the trustee.
     The servicer will also be required to deliver monthly reports and copies of any filings made with the Texas commission to us and to the trustee and the rating agencies. In addition, the servicer is required to make certain disclosures to its retail customers and REPs (if any), and must provide information about the REPs (if any) as is reasonably requested by the rating agencies.
     The servicer will also be required to deliver to us, the trustee and the rating agencies monthly reports setting forth certain information relating to collections of transition charges received during the preceding calendar month and, shortly before each payment date for each series, a report setting forth the amount of principal and interest payable to bondholders on such date, the difference between the principal outstanding on the transition bonds of such series and the amounts specified in the related expected amortization schedule after giving effect to any such payments, and the amounts on deposit in the applicable capital subaccount and excess funds subaccount after giving effect to all transfers and payments to be made on such payment date. The servicer is required to file copies of these reports with the Texas commission.
     In addition, the servicer is required to send copies of each filing or notice evidencing a true-up adjustment to us, the trustee and the rating agencies. The servicer is also required to prepare and deliver certain disclosures to its retail customers and to REPs (if any), and to provide to the rating agencies any non-confidential and non-proprietary information about the REPs (if any) as is reasonably requested by the rating agencies.

Matters Regarding the Servicer
     Each servicing agreement will provide that EGSI may not resign from its obligations and duties as servicer thereunder, except when EGSI delivers to the trustee and the Texas commission an opinion of independent legal counsel to the effect that EGSI’s performance of its duties under the servicing agreement is no longer permissible under applicable law. No resignation by EGSI as servicer will become effective until a successor servicer has assumed EGSI’s servicing obligations and duties under the servicing agreement.
     Each servicing agreement will further provide that neither the servicer nor any of its directors, officers, employees, and agents will be liable to us or to the trustee, our managers, you or any other person or entity, except as provided under the servicing agreement, for taking any action or for refraining from taking any action under the servicing agreement or for good faith errors in judgment. However, neither the servicer nor any person or entity will be protected against any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of its duties. The servicer and any of its directors, officers, employees or agents may rely in good faith on the advice of counsel reasonably acceptable to the trustee or on any document submitted by any person respecting any matters under the servicing agreement. In addition, the servicing agreement will provide that the servicer is under no obligation to appear in, prosecute, or defend any legal action, except as provided in the servicing agreement at our expense.
     Under the circumstances specified in the servicing agreement, any entity, including the Texas successor utility, which becomes the successor by merger, sale, transfer, lease, management contract or otherwise to all or substantially all of the servicer’s electric transmission and distribution business (or, subject to the satisfaction of the rating agency condition, part of the distribution system business assets) may assume all of the rights and obligations of the servicer under the servicing agreement. If transmission and distribution are not provided by a single entity after any such transaction, the entity which provides distribution service directly to retail customers taking service at facilities, premises located in the servicer’s Texas service territory may assume all of the servicer’s rights and obligations under the servicing agreement. The following are conditions to the transfer of the duties and obligations to a successor servicer:
•	immediately after the transfer, no representation or warranty made by the servicer in the servicing agreement will have been breached and no servicer default or event which after notice of, lapse of time or both, would become a servicer default, has occurred and is continuing;

•	the successor to the servicer must execute an agreement of assumption to perform every obligation of the servicer under the servicing agreement;

•	the servicer has delivered to us and to the trustee an officer’s certificate and an opinion of counsel stating that the transfer complies with the servicing agreement and all conditions to the transfer under the servicing agreement have been complied with;

•	the servicer has delivered to us and to the trustee and the rating agencies an opinion of counsel stating either that all necessary filings, including those with the Texas commission, to preserve, perfect and maintain the priority of our interests in and the trustee’s lien on the transition property, have been made or that no filings are required;

•	the servicer has given prior written notice to the rating agencies; and

•	the servicer has delivered to the issuing entity, the Texas commission, the trustee and the rating agencies a no material adverse tax change opinion of independent tax counsel regarding such transfer.
     So long as the conditions of any such assumptions are met, then the prior servicer will automatically be released from its obligations under the servicing agreement.
     Each servicing agreement will permit the servicer to appoint any person to perform any or all of its obligations. However, unless the appointed person is an affiliate of EGSI, the servicer must receive notice from the rating agencies that the appointment will not result in a reduction or withdrawal of the then current ratings on any tranche of transition bonds. In all cases, the servicer must remain obligated and liable under the servicing agreement.
Servicer Defaults
     Servicer defaults under each servicing agreement will include, among other things:
•	any failure by the servicer to remit payments arising from the transition charges into the related collection account as required under the servicing agreement, which failure continues unremedied for five business days after written notice from us or the trustee is received by the servicer or after discovery of the failure by an officer of the servicer;

•	any failure by the servicer to duly perform its obligations to make transition charge adjustment filings in the time and manner set forth in the servicing agreement, which failure continues unremedied for a period of five days;

•	any failure by the servicer or, if the servicer is an affiliate of EGSI, by EGSI to observe or perform in any material respect any covenants or agreements in the servicing agreement or the other basic documents to which it is a party in its capacity as servicer, which failure materially and adversely affects the rights of related bondholders and which continues unremedied for 60 days after written notice of this failure has been given to the servicer or, if the servicer is an affiliate of EGSI, by EGSI by us or by the trustee or after such failure is discovered by an officer of the servicer;

•	any representation or warranty made by the servicer in the servicing agreement or any basic document will prove to have been incorrect in a material respect when made, which has a material adverse effect on us or the bondholders and which material adverse effect continues unremedied for a period of 60 days after the giving of written notice to the servicer by us or the trustee after such failure is discovered by an officer of the servicer; and

•	certain events of bankruptcy, insolvency, receivership or liquidation of the servicer.
Rights Upon a Servicer Default
     In the event of a servicer default that remains unremedied, the trustee will upon the instruction of the Texas commission or the holders of transition bonds evidencing not less than a majority in principal amount of then outstanding transition bonds of all series, terminate all the rights and obligations of the servicer under the servicing agreement, other than the servicer’s indemnity obligation and obligation to continue performing its functions as servicer until a successor servicer is appointed. After the termination, the trustee will appoint a successor servicer who will succeed to all the responsibilities, duties and liabilities of the servicer under the servicing agreement and will be entitled to similar compensation arrangements.
     In addition, when a servicer defaults through failure to remit storm recovery charges as described in the first bullet above under “Servicer Defaults,” the bondholders (subject to the provisions of the indenture) and the trustee as beneficiary of any statutory lien permitted by the Financing Act will be entitled to (i) apply to a Travis County, Texas district court for sequestration and payment of revenues arising from the transition property, (ii) foreclose on or otherwise enforce the lien and security interests in any transition property and (iii) apply to the Texas commission for an order that amounts arising from the transition charges be transferred to a separate account for the benefit of the bondholders. If, however, a bankruptcy trustee or similar official has been appointed for the servicer, and no servicer default other than an appointment of a bankruptcy trustee or similar official has occurred, that trustee or official may have the power to prevent the trustee or the bondholders from effecting a transfer of servicing. Please read “Risk Factors—Risks Associated With Potential Bankruptcy Proceedings of the Seller or Servicer” and “How a Bankruptcy May Affect Your Investment” in this prospectus.
     Under certain circumstances, the trustee may petition the Texas commission or a court of competent jurisdiction for the appointment of a successor servicer which, among other conditions, satisfies the rating agency condition. In no event will the trustee be liable for its appointment of a successor servicer. If EGSI or any of its affiliates is not the servicer, the servicing fee will be negotiated by the successor servicer and us; however, the Texas commission must approve the appointment of, and the annual servicing fee for, any successor servicer. In addition, the servicing fee for any replacement servicer may not exceed 1.25% of the aggregate initial principal amount of all outstanding series of transition bonds unless the rating agency condition is satisfied.
Waiver of Past Defaults
     Holders of transition bonds evidencing not less than a majority in principal amount of the then outstanding transition bonds, on behalf of all bondholders, together with the Texas commission, may waive any default by the servicer in the performance of its obligations under the related servicing agreement and its consequences, except a default in making any required remittances to the collection account for any series under the servicing agreement. Each servicing agreement will provide that no waiver will impair the bondholders’ rights relating to subsequent defaults.
Successor Servicer
     If for any reason a third-party assumes the role of the servicer under the servicing agreement, the servicing agreement will require the servicer to cooperate with us and with the trustee and the successor servicer in terminating the servicer’s rights and responsibilities under the servicing agreement, including the transfer to the successor servicer of all cash amounts then held by the servicer for remittance or subsequently acquired. The Texas commission must approve the appointment of, and annual servicing fee for, any successor servicer. The servicing agreement will provide that the servicer will be liable for the reasonable costs and expenses incurred in transferring the transition property records to the successor servicer and amending the servicing agreement to reflect such succession if such transfer is the result of a servicer default. In all other cases such costs and expenses will be paid by the party incurring them.
Amendment
     The servicing agreement may be amended in writing by the servicer and us, if the rating agency condition has been satisfied, with the prior written consent of the trustee and, with respect to amendments that would increase ongoing qualified costs as defined in the applicable financing order, the consent or deemed consent of the Texas commission. If the Texas commission adopts rules or regulations the effect of which is to modify or supplement any provision of the servicing agreement related to the credit and deposit requirements for retail electric providers and which the rating agencies have confirmed will not result in a suspension, withdrawal or downgrade of the ratings on the related series of transition bonds, the servicing agreement will be so modified or supplemented on the effective date of such rule or regulation without the necessity of any further action by any party to the servicing agreement.
HOW A BANKRUPTCY MAY AFFECT YOUR INVESTMENT
 Challenge to True Sale Treatment
     EGSI will represent and warrant that the transfer of the transition property in accordance with the sale agreement constitutes a true and valid sale and assignment of that transition property by EGSI to us. It will be a condition of closing for the sale of transition property pursuant to the sale agreement that EGSI will take the appropriate actions under the Financing Act, including filing a notice of transfer of an interest in the transition property, to perfect this sale. The Financing Act provides that a transfer of transition property by an electric utility to an assignee which the parties have in the governing documentation expressly stated to be a sale or other absolute transfer, in a transaction approved in a financing order, shall be treated as an absolute transfer of all the transferor’s right, title and interest, as in a “true sale” under applicable creditors’ rights principles, and not as a pledge or other financing, of the relevant transition property. We and EGSI will treat such a transaction as a sale under applicable law. However, we expect that transition bonds will be reflected as debt on EGSI’s consolidated financial statements. In addition, we anticipate that the transition bonds will be treated as debt of EGSI for federal income tax purposes. Please read “Material U.S. Federal Income Tax Consequences.” In the event of a bankruptcy of a party to a sale agreement, if a party in interest in the bankruptcy were to take the position that the transfer of the transition property to us pursuant to that sale agreement was a financing transaction and not a true sale under applicable creditors’ rights principles, there can be no assurance that a court would not adopt this position. Even if a court did not ultimately recharacterize the transaction as a financing transaction, the mere commencement of a bankruptcy of EGSI and the attendant possible uncertainty surrounding the treatment of the transaction could result in delays in payments on the transition bonds.
     In that regard, we note that the bankruptcy court in In re: LTV Steel Company, Inc., et al., 274 B.R. 278 (Bankr. N. D. Oh. 2001) issued an interim order that observed that a debtor, LTV Steel Company, which had previously entered into securitization arrangements with respect both to its inventory and its accounts receivable may have “at least some equitable interest in the inventory and receivables, and that this interest is property of the Debtor’s estate.... sufficient to support the entry of” an interim order permitting the debtor to use proceeds of the property sold in the securitization. 274 B.R. at 285. The court based its decision in large part on its view of the equities of the case.
     LTV and the securitization investors subsequently settled their dispute over the terms of the interim order and the bankruptcy court entered a final order in which the parties admitted and the court found that the pre-petition transactions constituted “true sales.” The court did not otherwise overrule its earlier ruling. The LTV memorandum opinion serves as an example of the pervasive equity powers of bankruptcy courts and the importance that such courts may ascribe to the goal of reorganization, particularly where the assets sold are integral to the ongoing operation of the debtor’s business.
     We and EGSI have attempted to mitigate the impact of a possible recharacterization of a sale of transition property as a financing transaction under applicable creditors’ rights principles. Each sale agreement will provide that if the transfer of the applicable transition property is thereafter recharacterized by a court as a financing transaction and not a true sale, the transfer by EGSI will be deemed to have granted to us on behalf of ourselves and the trustee a first priority security interest in all EGSI’s right, title and interest in and to the transition property and all proceeds thereof. In addition, the sale agreement will require the filing of a notice of security interest in the related transition property and the proceeds thereof in accordance with the Financing Act. As a result of this filing, we would be a secured creditor of EGSI and entitled to recover against the collateral or its value. This does not, however, eliminate the risk of payment delays or reductions and other adverse effects caused by a bankruptcy of EGSI. Further, if, for any reason, a transition property notice is not filed under the Financing Act or we fail to otherwise perfect our interest in the transition property, and the transfer is thereafter deemed not to constitute a true sale, we would be an unsecured creditor of EGSI.

     The Financing Act provides that the creation, granting, perfection and enforcement of liens and security interests in transition property are governed by the Financing Act and not by the Texas Business & Commerce Code. Under the Financing Act, a valid and enforceable lien and security interest in transition property may be created only by a financing order issued under the Financing Act and the execution and delivery of a security agreement with a holder of transition bonds or a trustee or agent for the holder. The lien and security interest attaches automatically from the time value is received for the transition bonds. Upon perfection through the filing of notice with the Secretary of State of Texas pursuant to rules established by the Secretary of State of Texas, the security interest shall be a continuously perfected lien and security interest in the transition property, with priority in the order of filing and shall take precedence over any subsequent judicial or other lien creditor. If this notice is filed within ten days after value is received for a series of transition bonds, the security interest will be perfected retroactive to the date value was received, otherwise, the security interest will be perfected as of the date of filing. None of this, however, mitigates the risk of payment delays and other adverse effects caused by a bankruptcy of EGSI. Further, if, for any reason, a transition property notice is not filed under the Financing Act or we fail to otherwise perfect our interest in the transition property sold pursuant to a sale agreement, and the transfer is thereafter deemed not to constitute a true sale, we would be an unsecured creditor of EGSI.
    Consolidation of the Issuing Entity and EGSI
     If EGSI were to become a debtor in a bankruptcy case, a party in interest might attempt to substantively consolidate the assets and liabilities of EGSI and us. We and EGSI have taken steps to attempt to minimize this risk. Please read “Entergy Gulf States Reconstruction Funding I, LLC, The Issuing Entity” in this prospectus. However, no assurance can be given that if EGSI were to become a debtor in a bankruptcy case, a court would not order that our assets and liabilities be substantively consolidated with those of EGSI. Substantive consolidation would result in payment of the claims of the beneficial owners of the transition bonds to be subject to substantial delay and to adjustment in timing and amount under a plan of reorganization in the bankruptcy case.
    Status of Transition Property as Current Property
     EGSI will represent in each sale agreement, and the Financing Act provides, that the transition property sold pursuant to such sale agreement constitutes a current property right on the date that it is first transferred or pledged in connection with the issuance of the related series of transition bonds. Nevertheless, no assurance can be given that, in the event of a bankruptcy of EGSI, a court would not rule that the applicable transition property comes into existence only as retail electric customers use electricity.
     If a court were to accept the argument that the applicable transition property comes into existence only as retail electric customers use electricity, no assurance can be given that a security interest in favor of the bondholders of the related series of transition bonds would attach to the related transition charges in respect of electricity consumed after the commencement of the bankruptcy case or that the applicable transition property has been sold to us. If it were determined that the applicable transition property had not been sold to us, and the security interest in favor of the transition bondholders of the related series did not attach to the applicable transition charges in respect of electricity consumed after the commencement of the bankruptcy case, then we would have an unsecured claim against EGSI. If so, there would be delays and/or reductions in payments on the transition bonds of such series. Whether or not a court determined that transition property had been sold to us pursuant to a sale agreement, no assurances can be given that a court would not rule that any transition charges relating to electricity consumed after the commencement of the bankruptcy could not be transferred to us or the trustee.
     In addition, in the event of a bankruptcy of EGSI, a party in interest in the bankruptcy could assert that we should pay, or that we should be charged for, a portion of EGSI’s costs associated with the transmission or distribution of the electricity, consumption of which gave rise to the transition charge receipts used to make payments on the transition bonds.
     Regardless of whether EGSI is the debtor in a bankruptcy case, if a court were to accept the argument that transition property sold pursuant to a sale agreement comes into existence only as customers use electricity, a tax or government lien or other nonconsensual lien on property of EGSI arising before that transition property came into existence could have priority over our interest in that transition property. Adjustments to the transition charges may be available to mitigate this exposure, although there may be delays in implementing these adjustments.
    Estimation of Claims; Challenges to Indemnity Claims
     If EGSI were to become a debtor in a bankruptcy case, claims, including indemnity claims, by us or the trustee against EGSI as seller under the sale agreement and the other documents executed in connection therewith would be unsecured claims and would be subject to being discharged in the bankruptcy case. In addition, a party in interest in the bankruptcy may request that the bankruptcy court estimate any contingent claims that we or the trustee have against EGSI. That party may then take the position that these claims should be estimated at zero or at a low amount because the contingency giving rise to these claims is unlikely to occur. If a court were to hold that the indemnity provisions were unenforceable, we would be left with a claim for actual damages against EGSI based on breach of contract principles. The actual amount of these damages would be subject to estimation and/or calculation by the court.
     No assurances can be given as to the result of any of the above-described actions or claims. Furthermore, no assurance can be given as to what percentage of their claims, if any, unsecured creditors would receive in any bankruptcy proceeding involving EGSI.
    Enforcement of Rights by the Trustee
     Upon an event of default under the indenture, the Financing Act permits the trustee to enforce the security interest in the transition property sold pursuant to the related sale agreement in accordance with the terms of the indenture. In this capacity, the trustee is permitted to request the Texas commission or a Travis County, Texas district court to order the sequestration and payment to holders of transition bonds of all revenues arising from the applicable transition charges. There can be no assurance, however, that the Texas commission or a district court judge would issue this order after a seller bankruptcy in light of the automatic stay provisions of Section 362 of the United States Bankruptcy Code. In that event, the trustee may under the indenture seek an order from the bankruptcy court lifting the automatic stay with respect to this action by the Texas commission or a district court judge and an order requiring an accounting and segregation of the revenues arising from the transition property sold pursuant to the sale agreement. There can be no assurance that a court would grant either order.
    Bankruptcy of the Servicer
     The servicer is entitled to commingle the transition charges that it receives with its own funds until each date on which the servicer is required to remit funds to the trustee as specified in the related servicing agreement. The Financing Act provides that the relative priority of a lien created under the Financing Act is not defeated or adversely affected by the commingling of transition charges arising with respect to the related transition property with funds of the electric utility. In the event of a bankruptcy of the servicer, a party in interest in the bankruptcy might assert, and a court might rule, that the transition charges commingled by the servicer with its own funds and held by the servicer, prior to and as of the date of bankruptcy were property of the servicer as of that date, and are therefore property of the servicer’s bankruptcy estate, rather than our property. If the court so rules, then the court would likely rule that the trustee has only a general unsecured claim against the servicer for the amount of commingled transition charges held as of that date and could not recover the commingled transition charges held as of the date of the bankruptcy.
     However, if the court were to rule on the ownership of the commingled transition charges, the automatic stay arising upon the bankruptcy of the servicer could delay the trustee from receiving the commingled transition charges held by the servicer as of the date of the bankruptcy until the court grants relief from the stay. A court ruling on any request for relief from the stay could be delayed pending the court’s resolution of whether the commingled transition charges are our property or are property of the servicer, including resolution of any tracing of proceeds issues.
     Each servicing agreement will provide that the trustee, as our assignee, together with the other persons specified therein, may vote to appoint a successor servicer that satisfies the rating agency condition. Each servicing agreement will also provide that the trustee, together with the other persons specified therein, may petition the Texas commission or a court of competent jurisdiction to appoint a successor servicer that meets this criterion. However, the automatic stay in effect during a servicer bankruptcy might delay or prevent a successor servicer’s replacement of the servicer. Even if a successor servicer may be appointed and may replace the servicer, a successor may be difficult to obtain and may not be capable of performing all of the duties that EGSI as servicer was capable of performing. Furthermore, should the servicer enter into bankruptcy, it may be permitted to stop acting as servicer.
    Bankruptcy of a Retail Electric Provider
     A retail electric provider is not required to segregate the transition charges it collects from its general funds. The Financing Act provides that our rights to transition property are not affected by the commingling of these funds with other funds. In a bankruptcy of a retail electric provider, however, a bankruptcy court might rule that federal bankruptcy law takes precedence over the Financing Act and does not recognize our right to receive the collected transition charges that are commingled with other funds of a retail electric provider prior to or as of the date of bankruptcy, including transition charges associated with other series of transition bonds. If so, the collected transition charges held by a retail electric provider as of the date of bankruptcy would not be available to us to pay amounts owing on the transition bonds. In this case, we would have only a general unsecured claim against that retail electric provider for those amounts.

     In addition, the bankruptcy of a retail electric provider may cause a delay in or prohibition of enforcement of various rights against the retail electric provider, including rights to require payments by the retail electric provider, rights to retain preferential payments made by the retail electric provider prior to bankruptcy, rights to require the retail electric provider to comply with financial provisions of the Financing Act or other state laws, rights to terminate contracts with the retail electric provider and rights that are conditioned on the bankruptcy, insolvency or financial condition of the retail electric provider.
    Affiliated Retail Electric Providers
     If, in the future, retail electric providers are permitted to collect the transition charges, then retail electric providers will be required to remit to the servicer a fixed portion of billed transition charges except for a reasonable allowance for expected losses. As incentive collection agent compensation, a retail electric provider may retain collections from end-use customers in excess of the specified percentage remitted but is not reimbursed for collections below the specified percentage. The specified percentage will be adjusted on an annual basis to take into account the collection experience of the previous year, as demonstrated by audited reports from all retail electric providers.
     In the event of a bankruptcy of EGSI, a party in interest in bankruptcy could attempt to take the position that an affiliated retail electric provider had taken all or some of the risk of transition charge collections. If a court were to adopt this position, there would be an increased possibility that the court would recharacterize the transaction as a financing transaction and not a “true sale” or substantively consolidate the assets and liabilities of EGSI and us.
     Other risks relating to bankruptcy may be found in “Risk Factors—Risks Associated With Potential Bankruptcy Proceedings of Future Retail Electric Providers if and when Retail Competition is Introduced.”
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
General
     The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the transition bonds. Except as specifically provided below with respect to Non-U.S. Holders (as defined below), this discussion does not address the tax consequences to persons other than initial purchasers who are U.S. Holders (as defined below) that hold their transition bonds as capital assets within the meaning of Section 1221 of the Internal Revenue Code and it does not address all of the tax consequences relevant to investors that are subject to special treatment under the United States federal income tax laws (such as life insurance companies, retirement plans, regulated investment companies, persons who hold transition bonds as part of a “straddle,” a “hedge” or a “conversion transaction,” persons that have a “functional currency” other than the U.S. dollar, investors in pass-through entities and tax-exempt organizations). This summary also does not address the consequences to holders of the transition bonds under state, local or foreign tax laws.
     This summary is based on current provisions of the Internal Revenue Code, the Treasury Regulations promulgated and proposed thereunder, judicial decisions and published administrative rulings and pronouncements of the IRS and interpretations thereof. All of these authorities and interpretations are subject to change, and any change may apply retroactively and affect the accuracy of the opinions, statements and conclusions set forth in this discussion.
     U.S. Holder and Non-U.S. Holder Defined
     A “U.S. Holder” means a beneficial owner of a bond that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust if (A) a court in the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has a valid election in place to be treated as a United States person. A “Non-U.S. Holder” means a beneficial owner of a bond that is not a U.S. Holder but does not include (i) an entity or arrangement treated as a partnership for U.S. federal income tax purposes, (ii) a former citizen of the United States or (iii) a former resident of the United States.
     If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of a bond, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners are encouraged to consult their tax advisors about the particular U.S. federal income tax consequences applicable to them. Similarly, former citizens and former residents of the United States are encouraged to consult their tax advisors about the particular U.S. federal income tax consequences that may be applicable to them.
     ALL PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISERS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF TRANSITION

BONDS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER LAWS.
Taxation of the Issuing Entity and Characterization of the Transition Bonds
     Based on Revenue Procedure 2005-62, 2005-37 IRB 507, it is the opinion of Sidley Austin LLP, as tax counsel, that for U.S. federal income tax purposes, (1) we will not be treated as a taxable entity separate and apart from EGSI and (2) the transition bonds will be treated as debt of EGSI. By acquiring a transition bond, a transition bondholder agrees to treat the transition bond as debt for United States federal income tax purposes. This opinion is based on certain representations made by us and EGSI, on the application of current law to the facts as established by the indenture and other relevant documents and assumes compliance with the indenture and such other documents as in effect on the date of issuance of the transition bonds.
Tax Consequences To U.S. Holders
    Interest
     Interest income on the transition bonds, payable at a fixed rate, will be includible in income by a U.S. Holder when it is received, in the case of a U.S. Holder using the cash receipts and disbursements method of tax accounting, or as it accrues, in the case of a U.S. Holder using the accrual method of tax accounting. We expect that the transition bonds will not be issued with original issue discount. If any series of transition bonds is issued with original issue discount, the prospectus supplement for that series of transition bonds will address the tax consequences of purchasing transition bonds with original issue discount.
    Sale or Retirement of Transition Bonds
     On a sale, exchange or retirement of a transition bond, a U.S. Holder will have taxable gain or loss equal to the difference between the amount received by the U.S. Holder and the U.S. Holder’s tax basis in the transition bond. A U.S. Holder’s tax basis in its transition bonds is the U.S. Holder’s cost, subject to adjustments. Gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the transition bond was held for more than one year at the time of disposition. If a U.S. Holder sells the transition bond between interest payment dates, a portion of the amount received will reflect interest that has accrued on the transition bond but that has not yet been paid by the sale date. To the extent that amount has not already been included in the U.S. Holder’s income, it will be treated as ordinary interest income and not as capital gain.
Tax Consequences to Non-U.S. Holders
    Withholding Taxation on Interest
     Payments of interest income on the transition bonds received by a Non-U.S. Holder that does not hold its transition bonds in connection with the conduct of a trade or business in the United States, will generally not be subject to United States federal withholding tax, provided that the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Entergy entitled to vote, is not a controlled foreign corporation that is related to Entergy through stock ownership, is not an individual who ceased being a U.S. citizen or long-term resident for tax avoidance purposes, and Entergy or its paying agent receives:
•	from a Non-U.S. Holder appropriate documentation to treat the payment as made to a foreign beneficial owner under Treasury Regulations issued under Section 1441 of the Internal Revenue Code;

•	a withholding certificate from a person claiming to be a foreign partnership and the foreign partnership has received appropriate documentation to treat the payment as made to a foreign beneficial owner in accordance with these Treasury Regulations;

•	a withholding certificate from a person representing to be a “qualified intermediary” that has assumed primary withholding responsibility under these Treasury Regulations and the qualified intermediary has received appropriate documentation from a foreign beneficial owner in accordance with its agreement with the IRS; or

•	a statement, under penalties of perjury from an authorized representative of a financial institution, stating that the financial institution has received from the beneficial owner a withholding certificate described in these Treasury Regulations or that it has received a similar statement from another financial institution acting on behalf of the foreign beneficial owner.
     In general, it will not be necessary for a Non-U.S. Holder to obtain or furnish a United States taxpayer identification number to EGSI or its paying agent in order to claim any of the foregoing exemptions from United States withholding tax on payments of interest. Interest paid to a Non-U.S. Holder will be subject to a United States withholding tax of 30% upon the actual payment of interest income, except as described above and except where an applicable income tax treaty provides for the reduction or elimination of the withholding tax. A Non-U.S. Holder generally will be taxable in the same manner as a United States corporation or resident with respect to interest income if the income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. Effectively connected income received by a Non-U.S. Holder that is a corporation may in some circumstances be subject to an additional “branch profits tax” at a 30% rate, or if applicable, a lower rate provided by an income tax treaty.
    Capital Gains Tax Issues
     A Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on gain realized on the sale or exchange of transition bonds, unless:
•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year and this gain is from United States sources; or

•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States and other requirements are satisfied.
Backup Withholding
     Backup withholding of United States federal income tax may apply to payments made in respect of the transition bonds to registered owners who are not “exempt recipients” and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the transition bonds to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. A U.S. Holder can obtain a complete exemption from the backup withholding tax by filing Form W-9 (Payer’s Request for Taxpayer Identification Number and Certification). Compliance with the identification procedures described above under “—Withholding Taxation on Interest” would establish an exemption from backup withholding for those Non-U.S. Holders who are not exempt recipients.
     In addition, backup withholding of United States federal income tax may apply upon the sale of a transition bond to (or through) a broker, unless either (1) the broker determines that the seller is a corporation or other exempt recipient or (2) the seller provides, in the required manner, certain identifying information and, in the case of a Non-U.S. Holder, certifies that the seller is a Non-U.S. Holder (and certain other conditions are met). The sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner’s non-U.S. status would be made normally on an IRS Form W-8BEN under penalty of perjury, although in certain cases it may be possible to submit other documentary evidence.
     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s United States federal income tax provided the required information is furnished to the IRS.
ERISA CONSIDERATIONS
General
     The Employee Retirement Income Security Act of 1974, known as ERISA, and Section 4975 of the Internal Revenue Code impose certain requirements on plans subject to ERISA or Section 4975 of the Internal Revenue Code. ERISA and the Internal Revenue Code also impose certain requirements on fiduciaries of a plan in connection with the investment of the assets of the plan. For purposes of this discussion, “plans” include employee benefit plans and other plans and arrangements that provide retirement income, including individual retirement accounts and annuities and Keogh plans, as well as some collective investment funds and insurance company general or separate accounts in which the assets of those plans, accounts or arrangements are invested. A fiduciary of an investing plan is any person who in connection with the assets of the plan:
•	has discretionary authority or control over the management or disposition of assets, or

•	provides investment advice for a fee.
     Some plans, such as governmental plans, and certain church plans, and the fiduciaries of those plans, are not subject to ERISA requirements. Accordingly, assets of these plans may be invested in the transition bonds without regard to the ERISA considerations described below, subject to the provisions of other applicable federal and state law. Any such plan which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Internal Revenue Code, however, is subject to the prohibited transaction rules in Section 503 of the Internal Revenue Code.
     ERISA imposes certain general fiduciary requirements on fiduciaries, including:
•	investment prudence and diversification, and

•	the investment of the assets of the plan in accordance with the documents governing the plan.
     Section 406 of ERISA and Section 4975 of the Internal Revenue Code also prohibit a broad range of transactions involving the assets of a plan and persons who have certain specified relationships to the plan, referred to as “parties in interest,” unless a statutory or administrative exemption is available. Parties in interest include parties in interest under ERISA and disqualified persons under the Internal Revenue Code. The types of transactions that are prohibited include:
•	sales, exchanges or leases of property;

•	loans or other extensions of credit; and

•	the furnishing of goods or services.
     Certain persons that participate in a prohibited transaction may be subject to an excise tax under Section 4975 of the Internal Revenue Code or a penalty imposed under Section 501(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the plan for any losses realized by the plan or profits realized by these persons. In addition, individual retirement accounts involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.
Regulation of Assets Included in a Plan
     A fiduciary’s investment of the assets of a plan in the transition bonds may cause our assets to be deemed assets of the plan. Section 2510.3-101 of the regulations of the U.S. Department of Labor, as modified by Section 3(42)of ERISA, provides that the assets of an entity will be deemed to be assets of a plan that purchases an interest in the entity only if the interest that is purchased by the plan is an equity interest, equity participation by benefit plan investors is significant and none of the other exceptions contained in Section 2510.3-101 of the regulations applies. An equity interest is defined in Section 2510.3-101 of the regulations as an interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Although there is no authority directly on point and unless otherwise stated in the prospectus supplement, it is anticipated that the transition bonds will be treated as indebtedness under local law without any substantial equity features.
     If the transition bonds were deemed to be equity interests in us and none of the exceptions contained in Section 2510.3-101 of the regulations were applicable, then our assets would be considered to be assets of any plans that purchase the transition bonds. The extent to which the transition bonds are owned by benefit plan investors will not be monitored. If our assets were deemed to constitute “plan assets” pursuant to Section 2510.3-101 of the regulations, as modified by Section 3(42)of ERISA, transactions we might enter into, or may have entered into in the ordinary course of business, might constitute non-exempt prohibited transactions under ERISA and or Section 4975 of the Internal Revenue Code.
     In addition, the acquisition or holding of the transition bonds by or on behalf of a plan could give rise to a prohibited transaction if we or the trustee, EGSI, any other servicer, Entergy, any underwriter or certain of their affiliates has, or acquires, a relationship to an investing plan. Each purchaser of the transition bonds will be deemed to have represented and warranted that its purchase and holding of the transition bonds will not result in a prohibited transaction.
     Before purchasing any transition bonds by or on behalf of a plan, you should consider whether the purchase and holding of transition bonds might result in a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code and, if so, whether any prohibited transaction exemption might apply to the purchase and holding of the transition bonds.
Prohibited Transaction Exemptions
     If you are a fiduciary of a plan, before purchasing any transition bonds, you should consider the availability of one of the Department of Labor’s prohibited transaction class exemptions, referred to as PTCEs, or one of the statutory exemptions provided by ERISA or Section 4975 of the Internal Revenue Code, which include:
•	PTCE 75-1, which exempts certain transactions between a plan and certain broker-dealers, reporting dealers and banks;

•	PTCE 84-14, which exempts certain transactions effected on behalf of a plan by a “qualified professional asset manager”;

•	PTCE 90-1, which exempts certain transactions between insurance company separate accounts and parties in interest;

•	PTCE 91-38, which exempts certain transactions between bank collective investment funds and parties in interest;

•	PTCE 95-60, which exempts certain transactions between insurance company general accounts and parties in interest;

•	PTCE 96-23, which exempts certain transactions effected on behalf of a plan by an “in-house asset manager”; and

•	the statutory service provider exemption provided by Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code, which exempts certain transactions between plans and parties in interest that are not fiduciaries with respect to the transaction.
     We cannot provide any assurance that any of these class exemptions or statutory exemptions will apply with respect to any particular investment in the transition bonds by, or on behalf of, a plan or, even if it were deemed to apply, that any exemption would apply to all transactions that may occur in connection with the investment. Even if one of these class exemptions or statutory exemptions were deemed to apply, transition bonds may not be purchased with assets of any plan if we or the trustee, EGSI, any other servicer, Entergy, any underwriter or any of their affiliates:
•	has investment discretion over the assets of the plan used to purchase the transition bonds; or

•	has authority or responsibility to give, or regularly gives, investment advice regarding the assets of the plan used to purchase the transition bonds, for a fee and under an agreement or understanding that the advice will serve as a primary basis for investment decisions for the assets of the plan, and will be based on the particular investment needs of the plan.
Consultation with Counsel
     If you are a fiduciary which proposes to purchase the transition bonds on behalf of or with assets of a plan, you should consider your general fiduciary obligations under ERISA and you should consult with your legal counsel as to the potential applicability of ERISA and the Internal Revenue Code to any investment and the availability of any prohibited transaction exemption in connection with any investment.
PLAN OF DISTRIBUTION
     We may sell the transition bonds to or through the underwriters named in the prospectus supplement by a negotiated firm commitment underwriting and public reoffering by the underwriters or another underwriting arrangement that may be specified in the prospectus supplement. We may also offer or place the transition bonds either directly or through agents. We intend that transition bonds will be offered through these various methods from time to time and that offerings may be made concurrently through more than one of these methods or that an offering of the transition bonds may be made through a combination of these methods.
     The distribution of transition bonds may be effected in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or in negotiated transactions or otherwise at varying prices to be determined at the time of sale.
     In connection with the sale of the transition bonds, underwriters or agents may receive compensation in the form of discounts, concessions or commissions. Underwriters may sell transition bonds to dealers at prices less a concession. Underwriters may allow, and the dealers may reallow, a concession to other dealers. Underwriters, dealers and agents that participate in the distribution of the transition bonds may be deemed to be underwriters and any discounts or commissions received by them from the issuing entity and any profit on the resale of the transition bonds by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We will identify any of these underwriters or agents, and describe any compensation we give them, in the prospectus supplement.
RISK WEIGHTING UNDER CERTAIN INTERNATIONAL CAPITAL GUIDELINES
     If held by financial institutions subject to regulation in countries (other than the United States) that have adopted the 1988 International Convergence of Capital Measurement and Capital Standards of the Basel Committee on Banking Supervision (as amended, the 1988 Basel Accord), the transition bonds may attract the same risk weighting as “claims on” or

“claims guaranteed by” non-central government bodies within the United States, which are accorded a 20% risk weighting. Please read “EGSI’s Financing Order—PUCT Guaranteed True-Ups” and “—PUCT Guaranteed True-Ups: Entire Private Sector Default.”
     We understand the United Kingdom’s Financial Services Authority has issued “individual guidance” letters in respect of the 1988 Basel Accord to one or more investors in transactions not involving us or our affiliates that an investment in similar transition bonds issued under the Restructuring Act can be accorded a 20% risk weighting, which is similar to the risk weighting assigned to U. S. Agency corporate securities (FNMA, FHLMC, etc.) and that this determination is based in part on the following factors, which are also present in our transaction:
•	the issuance of the transition bonds has been set up by the State of Texas under the Financing Act;

•	under the Financing Act and the financing order, EGSI is authorized to establish us as a special purpose entity, responsible to the State of Texas and the Texas commission, to issue the transition bonds;

•	we are not owned by the Texas commission or the State of Texas;

•	transition bonds are payable through transition charges, which are a financial charge on ratepayers (i.e., retail electric customers who consume electricity that is delivered through EGSI’s distribution system and certain new on-site generation);

•	the amount of transition charges in respect of each series of the transition bonds will be set by the Texas commission at a level designed to ensure repayment of that series of transition bonds;

•	should ratepayers fail to pay the transition charges, then there is a true-up mechanism which allows us to recalculate the transition charges such that those ratepayers who do pay will make up the difference; this increase has to be approved by the Texas commission; and the State of Texas, as long as it consumes electricity, is one of these ratepayers and therefore would be a payer of last resort;

•	the Texas commission guarantees that it will take action to ensure that the true-up mechanism is used;

•	pursuant to the Financing Act, the State of Texas pledges not to take any action that would impair the value of the transition property, which includes our right to impose, collect and receive transition charges and the operation of the true-up mechanism;

•	the trustee has a first priority lien on transition property and associated transition charge payments;

•	transition charges are directly and expressly linked to payments of principal and interest on the transition bonds;

•	the obligation of ratepayers (including the State of Texas and local governments) to pay transition charges is unaffected by:
•	the entity from which they purchase electricity,

•	the quality of electricity service provided, so that ratepayers cannot refuse to pay transition charges because of poor service, or

•	other ratepayers finding some entitlement not to pay or initiating court actions, including actions against the State of Texas, over the transition charges.
     We note that the United Kingdom has, since January 1, 2007 and the issuance of the guidance discussed above, implemented the “International Convergence of Capital Measurement and Capital Standards: A Revised Framework” (as amended, Basel II). There is a transitional period for full implementation of the Basel II framework in the UK but in any case the individual guidance discussed above will lapse on December 31, 2007 at the latest and may no longer be relied upon by its original addressee beyond that point.
     Under the new framework established by Basel II, the transition bonds may also attract a risk weighting of 20% on the basis that the bonds are rated in the highest category by a major rating agency. It is a condition of issuance of the transition bonds that the bonds be rated “Aaa” by Moody’s, “AAA” by S&P, and “AAA” by Fitch. In the alternative, under the new framework established by Basel II, the bonds may attract the same risk weighting if the bonds are considered to be “guaranteed” by a non governmental public sector entity. We note, however, that the analysis may be different than that under the 1988 Basel Accord.
     We note that the timetable for the implementation of Basel II differs from country to country and it may not always be clear which regime – 1988 Basel Accord or Basel II, or any transitional regime – may be applicable at any particular time.

     We cannot assure you that any or all or any of the foregoing factors will result in the transition bonds attracting a 20% risk weighting under any national law, regulation or policy implementing the 1988 Basel Accord, Basel II or any transitional regime.
     Before acquiring any transition bonds, prospective investors that are banks or bank holding companies, particularly those that are organized under the laws of any country other than the United States or of any state, territory or other political subdivision of the United States, and prospective investors that are U.S. branches and agencies of foreign banks, should consult all applicable laws, regulations and policies, as well as appropriate regulatory bodies and legal counsel, to confirm that an investment in the bonds is permissible and in compliance with any applicable investment or other limits.
     Please read “The Financing Act—EGSI and Other Utilities May Securitize Qualified Costs,” “EGSI’s Financing Order—EGSI’s Securitization Proceeding and Financing Order,” “—PUCT Guaranteed True-Ups” and “—PUCT Guaranteed True-Ups; Entire Private Sector Default” for more information on certain of the points noted above.
RATINGS FOR THE TRANSITION BONDS
     It is a condition to issuance of the transition bonds that each series or tranche be rated “Aaa” by Moody’s, “AAA” by S&P, and “AAA” by Fitch Ratings. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating. No person is obligated to maintain the rating on any transition bonds and, accordingly, we can give no assurance that the ratings assigned to any series or tranche of the transition bonds upon initial issuance will not be lowered or withdrawn by a rating agency at any time thereafter. If a rating of any series or tranche of transition bonds is revised or withdrawn, the liquidity of this series or tranche of the transition bonds may be adversely affected. In general, ratings address credit risk and do not represent any assessment of any particular rate of principal payments on the transition bonds other than the payment in full of each series or tranche of the transition bonds by the applicable series final maturity date or tranche final maturity date, as well as the timely payment of interest.
WHERE YOU CAN FIND MORE INFORMATION
     This prospectus is part of a registration statement we and EGSI have filed with the SEC relating to the transition bonds. This prospectus and each prospectus supplement describe the material terms of some of the documents we have filed as exhibits to the registration statement. However, this prospectus and each prospectus supplement do not contain all of the information contained in the registration statement and the exhibits. Any statements contained in this prospectus or any prospectus supplement concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete. Each statement concerning those provisions is qualified in its entirety by reference to the respective exhibit. Information filed with the SEC can be inspected at the SEC’s Internet site located at http://www.sec.gov. You may also read and copy the registration statement, the exhibits and any other documents we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E, Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of our filings with the SEC at no cost, by writing to or telephoning us at the following address:
Entergy Gulf States Reconstruction Funding I, LLC
Capital Center
919 Congress Avenue, Suite 840
Austin, Texas 78701
Telephone No. (409) 981-3000
     We or EGSI as sponsor will also file with the SEC all of the periodic reports we or the sponsor are required to file under the Securities Exchange Act of 1934 and the rules, regulations or orders of the SEC thereunder.
     The SEC allows us to “incorporate by reference” into this prospectus information we or the sponsor file with the SEC. This means we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in a prospectus supplement or information that we or the sponsor file subsequently that is incorporated by reference into this prospectus. We are incorporating into this prospectus any future filing, which we or EGSI, but solely in its capacity as our sponsor, make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any annual reports on Form 10-K). These reports will be filed under our own name as issuing entity. Any statement contained in this prospectus, in any prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus or any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus and any prospectus supplement to the extent that a statement contained in this prospectus, any prospectus supplement or in any separately filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus or the prospectus supplement.
LEGAL MATTERS
     Certain legal matters relating to the transition bonds, including certain federal income tax matters, will be passed on by Sidley Austin LLP, counsel to EGSI and the issuing entity. Certain other legal matters relating to the transition bonds will be passed on by Richards, Layton & Finger, P.A., special Delaware counsel to the issuing entity, by Clark, Thomas & Winters, a Professional Corporation, Austin, Texas, Texas regulatory counsel to EGSI and the issuing entity, and by Thelen Reid Brown Raysman & Steiner LLP, counsel to the underwriters. Thelen Reid Brown Raysman & Steiner LLP regularly represents EGSI and its affiliates in connection with various legal matters not relating to the offering of transition bonds covered by this prospectus.

GLOSSARY OF DEFINED TERMS
     Set forth below is a list of some of the defined terms used in this prospectus which, except as otherwise noted in a prospectus supplement, are also used in the prospectus supplement:
     Bankruptcy Code means Title 11 of the United States Code, as amended.
     Basel Accord means the 1988 International Convergence of Capital Measurement and Capital Standards of the Basel Committee on Banking Supervision, as amended.
     Basic documents means, with respect to any series of transition bonds, the administration agreement, sale agreement, servicing agreement, indenture and any supplements thereto or bills of sale given by the seller and the notes evidencing the transition bonds.
     Business day means any day other than a Saturday, a Sunday or a day on which banking institutions in Dallas, Texas or New York, New York are, or DTC is, authorized or obligated by law, regulation or executive order to remain closed.
     Capital subaccount means that subaccount of the collection account into which the seller will contribute capital in an amount equal to the required capital level.
     Clearstream means Clearstream Banking, Luxembourg, S.A.
     Collateral means all of the assets of the issuing entity pledged to the trustee for the benefit of the holders of the transition bonds, which includes the transition property, all rights of the issuing entity under the sale agreement, the servicing agreement and the other documents entered into in connection with the transition bonds, all rights to the collection account and the subaccounts of the collection account, and all other property of the issuing entity relating to the transition bonds, including all proceeds.
     Collection account means the segregated trust account relating to a series of transition bonds designated the collection account for that series and held by the trustee under the indenture.
     DTC means The Depository Trust Company, New York, New York, and its nominee holder, Cede & Co.
     Eligible institution means (1) the corporate trust department of the trustee or a subsidiary thereof so long as any of the securities of the trustee or a subsidiary thereof have a credit rating from each rating agency in one of its generic rating categories which signifies investment grade or (2) a depository institution organized under the laws of the United States of America or any State (or any domestic branch of a foreign bank) (A) which has either (i) a long-term unsecured debt rating of “AAA” by S&P and “A2” by Moody’s and if rated by Fitch, Inc., “AAA” by Fitch, Inc. or (ii) a certificate of deposit rating of “A-1 +” by S&P and “P-1” by Moody’s, or any other long-term, short-term or certificate of deposit rating acceptable to the rating agencies and (B) whose deposits are insured by the Federal Deposit Insurance Corporation.
     EGSI means Entergy Gulf States, Inc.
     EGSI Funding I means Entergy Gulf States Reconstruction Funding I, LLC.
     Entergy means Entergy Corporation.
     ERISA means the Employee Retirement Income Security Act of 1974, as amended.
     Euroclear means the Euroclear System.
     Excess funds subaccount means that subaccount of the collection account into which funds collected by the servicer in excess of amounts necessary to make the payments specified on a given payment date.
     Exchange Act means the Securities Exchange Act of 1934, as amended.
     FERC means the Federal Energy Regulatory Commission.
     Financing Act means HB 163, adopted and effective in May 2006, that allows for the securitization of hurricane reconstruction costs, together with Subchapter G of Chapter 39 of the Texas Utilities Code.
     Financing order, as used in this prospectus, means an irrevocable order issued by the Texas commission to EGSI which, among other things, governs the amount of transition bonds that may be issued and terms for collections of related transition charges. As used in a prospectus supplement, the term may be used to refer to a financing order relating to a specific series of transition bonds, including the order issued on April 2, 2007, as corrected by an order issued by the Texas commission on April 23, 2007.

     Fitch means Fitch, Inc.
     General subaccount means that subaccount that will hold funds held in the collection account that are not held in the other subaccounts of the collection account.
     Indenture means the indenture to be entered into between the issuing entity and the trustee, providing for the issuance of transition bonds, as the same may be amended and supplemented from time to time.
     Internal Revenue Code means the Internal Revenue Code of 1986, as amended.
     IRS means the Internal Revenue Service of the United States.
     Issuing Entity means Entergy Gulf States Reconstruction Funding I, LLC.
     kWh means kilowatt-hour.
     Moody’s means Moody’s Investors Service, Inc.
     MWh means megawatt-hour.
     No material adverse tax change opinion means, with respect to any action, an opinion of independent tax counsel that, as a result of such action (i) we will not be subject to United States federal income tax as an entity separate from our sole owner and that the transition bonds will be treated as debt of our sole owner for United States federal tax purposes, (ii) for United States federal income tax purposes, the issuance of the transition bonds will not result in gross income to the seller and (iii) in the case of a subsequent issuance of transition bonds only, that such issuance will not adversely affect the characterization of any then outstanding transition bonds as obligations of our sole owner.
     Nonbypassable refers to the right of the servicer to collect the transition charges from all existing and future retail customers located within EGSI’s Texas service territory, even if those customers elect to purchase electricity from another supplier or if the utility goes out of business and its Texas service territory is acquired by another utility or is municipalized or, with certain exceptions, if the customer chooses to operate new on-site generation. The financing order allows retail customers with on-site power generation facilities with rated capacities of 10 megawatts or less to avoid paying hurricane reconstruction costs.
     Non-U.S. Holder means a beneficial owner of a transition bond that is not a U.S. Holder but does not include (i) an entity or arrangement treated as a partnership for U.S. federal income tax purposes, (ii) a former citizen of the United States or (iii) a former resident of the United States.
     NRC means the Nuclear Regulatory Commission.
     Payment date means the date or dates on which interest and principal are to be payable on a series of transition bonds.
     POLR means a provider of last resort, which is a retail electric provider required to offer a standard retail services package for each class of retail customers it serves at a fixed rate agreed to by the Texas commission.
     PTCE means a prohibited transaction class exemption of the United States Department of Labor.
     Qualified costs means the costs of an electric utility recoverable through the issuance of transition bonds, including 100% of its hurricane reconstruction costs, the costs of issuing, supporting, and servicing the transition bonds, any costs of retiring and refunding the electric utility’s existing debt and equity securities in connection with the issuance of the transition bonds, and the costs of the Texas commission of acquiring professional services for the purpose of evaluating the financing order and related matters in connection with the issuance of transition bonds.
     Rating agencies means Moody’s, S&P and Fitch.
     Rating agency condition means, with respect to any action, the notification in writing to each rating agency of such action and the confirmation by S&P to the servicer, the trustee and the issuing entity that such action will not result in a reduction or withdrawal of the then rating by such rating agency of any outstanding series or tranche of transition bonds.
     Record date means the date or dates with respect to each payment date on which it is determined the person in whose name each transition bond is registered will be paid on the respective payment date.
     Required capital level means the amount required to be funded in the capital subaccount for any series of transition bonds, which will equal 0.50% of the principal amount of such series issued by us unless otherwise specified in the applicable prospectus supplement.

     Restructuring Act means the Texas legislation adopted in June 1999 that substantially amended the regulatory scheme governing electric utilities in order to allow for retail competition in some areas beginning on January 1, 2002.
     Retail customer means a retail end user of electricity and related services provided by a retail electric provider via the transmission and distribution system of a utility such as EGSI (or by a retail electric provider if and when retail competition in EGSI’s Texas service territory commences).
     Retail electric customer means a retail customer within EGSI’s Texas service territory.
     Retail electric providers or REPs means any entities certified under state law that provide electricity and related services to retail electric customers within areas of Texas subject to retail competition.
     S&P means Standard and Poor’s Ratings Services, a Division of The McGraw-Hill Companies.
     Sale agreement means a sale agreement to be entered into between the issuing entity and EGSI, pursuant to which EGSI sells and Entergy Gulf States Reconstruction Funding I, LLC buys transition property.
     SEC means the U.S. Securities and Exchange Commission.
     Series supplement means a supplement to the indenture which establishes the terms of a particular series.
     Servicer means EGSI, acting as the servicer, and any successor or assignee servicer, which will service the applicable transition property under a servicing agreement with the issuing entity.
     Servicing agreement means a servicing agreement to be entered into between the issuing entity and EGSI, as the same may be amended and supplemented from time to time, pursuant to which EGSI undertakes to service transition property.
     Texas commission means the Public Utility Commission of Texas.
     Texas service territory means, with regard to EGSI, the certificated Texas service area of EGSI as it existed on April 2, 2007, within which EGSI may recover qualified costs through nonbypassable transition charges assessed on retail electric customers within that area.
     Transition charges means statutorily-created, nonbypassable, consumption-based per kilowatt hour, per kilowatt or per kilovolt-Amperes charges. Transition charges are irrevocable and payable, through EGSI or retail electric providers, by retail electric customers, including the State of Texas and other governmental entities, who consume electricity that is delivered through the distribution system or produced in certain new on-site generation. There is no “cap” on the level of transition charges that may be imposed on future retail electric customers, including the State of Texas and other governmental entities, as a result of the true-up mechanism. Through the true-up mechanism, all retail electric customers cross share in the liabilities of all other retail electric customers for the payment of transition charges.
     Transition property means, with regard to EGSI or the issuing entity, all of EGSI’s right, title, and interest in and to certain property established pursuant to a financing order which is then transferred to the issuing entity, including the irrevocable right to impose, collect and receive transition charges payable by existing and future retail customers in EGSI’s certificated Texas service area as it existed on April 2, 2007 in an amount sufficient to recover the qualified costs established in the related financing order.
     Treasury Regulations means proposed or issued regulations promulgated from time to time under the Internal Revenue Code.
     True-up means the PUCT guaranteed mechanism required by the financing order whereby the servicer will apply to the Texas commission for adjustments to the applicable transition charges based on actual collected transition charges and updated assumptions by the servicer as to future collections of transition charges. The Texas commission will approve properly filed adjustments. Adjustments will immediately be reflected in the customers’ next billing cycle. Any corrections for mathematical errors will be reflected in the next true-up.
     Trust Indenture Act means the Trust Indenture Act of 1939, as amended.
     UCC means, unless the context otherwise requires, the Uniform Commercial Code, as in effect in the relevant jurisdiction, as amended from time to time.
     U.S. Holder means a holder of a transition bond that is (i) a citizen or resident of the United States. (ii) a partnership or corporation (or other entity treated like a corporation for federal income tax purposes) organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, (iv) a trust with respect to which both (A) a court in the United States is able to exercise primary authority over its administration and (B) one or more United States persons have the authority to control all of its substantial decisions or (v) a trust that has elected to be treated as a United States person under applicable Treasury Regulations.

Entergy Gulf States Reconstruction Funding I, LLC
     Until 90 days after the date of the prospectus supplement, all dealers that effect transactions in these securities, whether or not participating in the offering described in this prospectus supplement, may be required to deliver a prospectus supplement and prospectus. This is in addition to the dealers’ obligation to deliver a prospectus supplement and prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.